Exhibit 10.1

* CERTAIN INFORMATION, MARKED BY BRACKETS AND AN ASTERISK, IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CREDIT AGREEMENT

dated as of

February 29, 2012

among

HAWAIIAN TELCOM COMMUNICATIONS, INC.,

as Borrower,

HAWAIIAN TELCOM HOLDCO, INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner and Sole Lead Arranger

SCHEDULES

Schedule 1.01(a)	-	Refinanced Indebtedness
Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 1.01(c)	-	Mortgaged Property
Schedule 1.01(d)	-	Anticipated Tower Lease-Back
Schedule 1.01(e)	-	Designated Entities
Schedule 1.01(f)	-	Specified Facilities
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 4.02(a)	-	Local Counsel
Schedule 5.13	-	Post-Closing Covenants
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04(j)	-	Investments

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F	-	Form of Compliance Certificate
Exhibit G-1	-	Form of Opinion of Kirkland & Ellis LLP
Exhibit G-2	-	Form of Local and Regulatory Counsel Opinion
Exhibit G-3	-	Form of Local and Regulatory Counsel Opinion
Exhibit G-4	-	Form of Local and Regulatory Counsel Opinion
Exhibit H	-	Form of Affiliate Subordination Agreement

CREDIT AGREEMENT dated as of February 29, 2012 among HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $300,000,000.  The proceeds of the Term Loans will be used solely to refinance the Refinanced Indebtedness and to pay fees and expenses incurred connection herewith and therewith and, to the extent of any excess, for working capital and general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(g).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.25% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit H pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“All-in Yield” shall mean, as to any Indebtedness, the yield thereon as reasonably determined by the Administrative Agent, which equals the sum of (x) the margin then in effect for such Indebtedness (which shall be the sum of the applicable margin then in effect for such Indebtedness, increased by the amount that any “LIBOR floor” applicable to such Indebtedness on the date such Indebtedness is incurred would exceed the Adjusted LIBO Rate (without giving effect to clause (a) of the definition thereof) that would be in effect for a three-month Interest Period commencing on such date) plus (y) the higher of (i) one-fourth or (ii) the number obtained by dividing one by the average life to maturity of such Indebtedness, in each case multiplied by the amount of the OID paid in respect of such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate based on an Interest Period of one month plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates).  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Anticipated Tower Lease-Back” shall mean the sale and lease-back by any Loan Party of the cell towers described on Schedule 1.01(d).

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 5.75% per annum and (b) with respect to any ABR Term Loan, 4.75% per annum.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of

any of the Subsidiaries (other than (x) directors’ qualifying shares and Equity Interests sold, transferred or disposed of, in each case, under Section 6.06(a)(v) and (y) the issuance of Equity Interests by Holdings to its shareholders, by the Borrower to Holdings or by any other Subsidiary to a Loan Party) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete, surplus, excess, non-useful or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) (x) dispositions between or among Subsidiaries that are not Subsidiary Guarantors and (y) dispositions between or among Subsidiaries that are Subsidiary Guarantors (or between or among the Borrower and Subsidiaries that are Subsidiary Guarantors), (iii) defaulted receivables sold in the ordinary course of business and not as part of an accounts receivables financing transaction, (iv) licensing and cross-licensing arrangements involving any technology or other Intellectual Property Collateral of the Borrower or any Subsidiary in the ordinary course of business, (v) to the extent constituting dispositions, transactions entered into by any Subsidiaries that are not Guarantors and which are expressly permitted by Section 6.04 and (vi) any other sales, transfers or other dispositions or series of related sales, transfers or other dispositions having an aggregate value per transfer or series of related transfers not in excess of $750,000); provided that, in the case of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, property of Holdings, the Borrower or any Subsidiary, such event shall only constitute an “Asset Sale” to the extent that (x) the Net Cash Proceeds therefrom, on an aggregate basis, exceed $5,000,000 in any fiscal year and (y) the application of the Net Cash Proceeds of such event to the prepayment of Term Loans hereunder would not violate any applicable laws or applicable regulations.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Holdings, Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Holdings, the Borrower and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) expenditures for leasehold improvements from which reimbursement or credit is received and (iii) expenditures of funds received as grants (and not as loans) pursuant to any federal stimulus funding on projects approved by the board of directors of the Borrower.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Central Office Consolidation” shall mean the Borrower’s consolidation of its central office operations.

A “Change in Control” shall be deemed to have occurred if after the Closing Date (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (b) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Holdings on the Closing Date nor (ii) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under and as defined in the Revolving Facility Agreement, or (d) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) for the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” shall mean the voluntary petitions for relief under chapter 11 of the United States Code (as amended) filed by Holdings, the Borrower and certain of their Subsidiaries on December 1, 2008 with the United States Bankruptcy Court for the District of Delaware, which were transferred on December 22, 2008 to the United States Bankruptcy Court for the District of Hawaii.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or an Incremental Term Loan Commitment.

“Closing Date” shall mean February 29, 2012.

“CoBank” shall mean CoBank, ACB.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

 “Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Incremental Term Loan Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Communications Act” shall mean the Communications Act of 1934 and any successor federal statute, and the rules, regulations and published policies of the FCC thereunder, all as amended and in effect from time to time.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated February 2012.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense and costs incurred in connection with any Hedging Agreement permitted hereunder for such period (net of interest income received in connection with a Hedging Agreement for such period), (ii) consolidated income tax expense for such period, including state franchise and similar taxes, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or non-cash charges for such period (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment or expenditure is made), including, without limitation, any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and non-cash pension and post-employment benefit expenses, (v) non-recurring or unusual charges, expenses or losses, if applicable, related to (A) severance, including associated retirement benefits, (B) facility and office closure costs, (C) contract cancellation costs, (D) network reconfiguration costs or (E) costs with respect to acts of god or force majeure (in each case, to the extent that any such charges, expenses or losses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period), (vi) other non-recurring or unusual charges, expenses or losses in an amount not to exceed $5,000,000 in the aggregate for any four consecutive fiscal quarters, (vii) costs and expenses incurred in connection with the Chapter 11 Cases and related regulatory approvals, including fees and expenses of professionals, (viii) compensation expense arising from deemed dividends, the payment of dividends or the equivalent issued under any incentive stock plans related to restricted and/or unvested stock and (ix) customary non-recurring fees and expenses of the Borrower and the Subsidiaries payable in connection with the Revolving Facility Agreement and any amendments, modifications or waivers thereto, any Permitted Acquisition or attempted acquisitions, any permitted dispositions, the incurrence of Long-Term Indebtedness permitted hereunder or the Refinancing of the Refinanced Indebtedness and (x) fees, costs and expenses payable or reimbursable to any Lender or the Administrative Agent pursuant to any Loan Document and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of any non-cash gains or other non-cash items of income for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain shall be included in Consolidated EBITDA for the period in which received), all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Leverage Ratio (for any period) and the Interest Coverage Ratio (for the first three quarters ended after the Closing Date), (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA attributable to any Asset Sale by the Borrower or any Subsidiary during such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).  For purposes of determining the Interest Coverage Ratio and the Leverage Ratio as of or for the periods ended on June 30, 2012 and September 30, 2012, Consolidated EBITDA will be deemed to be equal to, for the fiscal quarter ended September 30, 2011, $31,472,000.  It is agreed that the calculations of pension impact on Consolidated EBITDA shall be made on a GAAP (not cash) basis.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Holdings, the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings, the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.  For purposes of determining the Interest Coverage Ratio (i) for the period of four consecutive quarters ended June 30, 2012, Consolidated Interest Expense shall be deemed to be equal to the Consolidated Interest Expense for the fiscal quarter ended June 30, 2012, multiplied by 4, (ii) for the period of four consecutive quarters ended September 30, 2012, Consolidated Interest Expense shall be deemed to be equal to the Consolidated Interest Expense for the two consecutive fiscal quarters ended September 30, 2012, multiplied by 2, (iii) for the period of four consecutive quarters ended December 31, 2012, Consolidated Interest Expense shall be deemed to be equal to the Consolidated Interest Expense for the three consecutive fiscal quarters ended December 31, 2012, multiplied by 4/3.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(a)   (A)  net income for such period of any Person that is not a subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof in respect of such period and (B) the net income for such period shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (A); and

(b)   there shall be excluded: (i) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP; provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

(ii) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary;

(iii) the cumulative effect of any change in accounting principles during such period;

(iv) any gain or loss realized upon the sale or other disposition of any assets of the Borrower or its Subsidiaries that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person;

(v) any non-cash SFAS 133 income (or loss) related to hedging activities;

(vi) all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(vii) any non-cash impairment charges resulting from the application of SFAS Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141;

(viii) any non-cash expense or gain related to recording of the fair market value of Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; and

(ix) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Facilities” shall mean the term loan facilities provided for by this Agreement.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of Holdings, the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings, the Borrower and the Subsidiaries at such time, but excluding, without duplication, the current portion of any long-term Indebtedness.

“DCCA” shall mean the Department of Commerce and Consumer Affairs of the State of Hawaii and any successor agency thereto.

“DCCA Decision and Order” shall mean that certain Decision and Order No. 352 issued by the Department of Commerce and Consumer Affairs of the State of Hawaii, dated June 24, 2011, relating to the granting of a non-exclusive cable franchise to Hawaiian Telecom Services Company, Inc.

“Default” shall mean any event or condition which upon notice, lapse of time or both, would constitute an Event of Default.

“Designated Entity” shall mean any Person set forth on Schedule 1.01(e).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean any Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates; provided, that no Designated Entity shall be an Eligible Assignee.

“Engagement Letter” shall mean the Engagement Letter dated February 7, 2012, between the Borrower, the Administrative Agent and Credit Suisse Securities (USA) LLC.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority, in each case, relating to protection of the environment, natural resources or human health and safety from exposure to Hazardous Materials or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Holdings, the Borrower or any of their respective subsidiaries of any Equity Interests of Holdings, the Borrower or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to Holdings, the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of Holdings to management or employees of Holdings, the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA), (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year beginning with the fiscal year ended December 31, 2012, an amount determined as of the last day of such fiscal year, equal to the sum (without duplication) of: (a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to events requiring the prepayment of Loans pursuant to Section 2.13(a) or (d); plus (b) to the extent deducted in determining such Consolidated Net Income for such fiscal year, (i) depreciation, amortization and other non-cash charges, losses or other items that reduce Consolidated Net Income for such fiscal year and (ii) non-cash and/or stock-based compensation expense for such fiscal year; plus (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year, (ii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries increased during such fiscal year and (iii) cash received upon the redemption, sale or other disposition during such fiscal year of (A) any equity interests or patronage certificates of the

Rural Utilities Service, CoBank, or RTFC, or (B) any subordinated capital certificates of RTFC or any Equity Interests in CoBank; minus (d) the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year and (iii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries decreased during such fiscal year; minus (e) Capital Expenditures; minus (f) Taxes for which reserves have been established and funded, to the extent not reflected in the computation of Consolidated Net Income for such fiscal year, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent fiscal year in which such Taxes reduced Consolidated Net Income; minus (g) cash expenditures made in respect of Hedging Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Net Income; plus (h) cash payments received in respect of Hedging Agreements during such fiscal year to the extent not included in the computation of Consolidated Net Income for such fiscal year; minus (i) the aggregate principal amount of Long-Term Indebtedness and Indebtedness under the Revolving Facility Agreement (but only to the extent there is a corresponding reduction in the commitment thereunder) repaid or prepaid (but excluding any prepayment of Loans pursuant to Section 2.13) by the Borrower and its Subsidiaries during such fiscal year (except to the extent deducted in a prior fiscal year) or in the first fiscal quarter of the immediately succeeding fiscal year, and the aggregate amount of fees, costs and expenses paid in cash during such period with respect to any such Indebtedness; minus (j) amounts paid in cash during such fiscal year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in a prior fiscal year and were added back in determining Excess Cash Flow in respect of such prior fiscal year; minus (k) cash paid for pension and other post-employment benefit liabilities to the extent not already included in Consolidated Net Income for such fiscal year; minus (l) all other non-cash income (including the accrual of the non-cash portion of any Rural Utilities Service, CoBank or RTFC patronage capital allocation); minus (m) fees and expenses to the extent added to the determination of Consolidated EBITDA pursuant to clauses (a)(ix) or (a)(x) of the definition thereof; minus (n) Net Cash Proceeds of Asset Sales with respect to which the Borrower is exercising its reinvestment rights to the extent such amounts where included in the computation of Consolidated Net Income for such fiscal year; minus (o) cash paid by Holdings, the Borrower or any of its consolidated Subsidiaries in connection with partial exercises of warrants issued by Holdings; and minus (p) fees, costs and expenses paid to any Lender or the Administrative Agent pursuant to any Loan Document to the extent such amounts were not included in the computation of Consolidated Net Income for such fiscal year.

“Excluded Domestic Subsidiary” shall mean any Domestic Subsidiary which is classified as a “disregarded entity” for United States Federal Income tax purposes and substantially all the assets of which are the capital stock of one or more Foreign Subsidiaries.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under

Section 2.21(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender by the jurisdiction in which the Borrower is organized (in the case of a Borrower organized in the United States shall include United States Federal withholding taxes) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) or (f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), (d) any U.S. withholding tax that is imposed on amounts payable resulting from the failure of the Administrative Agent to comply with the provisions of Section 2.20(f), and (e) any U.S. withholding taxes imposed on a recipient as a result of such recipient’s failure to comply with the applicable requirements of FATCA.

“FATCA” shall mean sections 1471, 1472, 1473 and 1474 of the Code and any amended or successor provisions that are substantially similar, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“FCC” shall mean the Federal Communications Commission and any successor agency of the Federal government administering the Communications Act.

“FCC Licenses” shall mean all licenses, certificates, permits or other authorizations granted by the FCC pursuant to the Communications Act which are required for the conduct of any business or activity thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles as in effect as of any date of determination hereunder and applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(l) provided, however, that the Borrower may, pursuant to Section 5.04(a) or (b), elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as the context otherwise requires); provided, further, that, notwithstanding the Borrower’s election to apply IFRS in lieu of GAAP, (i) any financial statements delivered under Section 5.04(a) or (b) prior to such election shall not be required to be restated in IFRS and

(ii) the calculation of the covenants set forth in Section 6.10, 6.11 and 6.12 and all terms of a financial or accounting nature relating to compliance with any other covenant shall continue to be computed and construed, respectively, in accordance with GAAP, subject to Section 1.02.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or provided in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, made by the Guarantors party thereto for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“HPUC” shall mean the Hawaii Public Utilities Commission and any successor agency thereto.

“HPUC Decision and Order” shall mean that certain Decision and Order issued by the Public Utilities Commission of the State of Hawaii, filed in Docket No. 2010-0001, on September 22, 2010, relating to the Application by Hawaiian Telcom, Inc., and Hawaiian Telcom Services Company, Inc., for an Order Approving the Joint Chapter 11 Plan of Reorganization of Hawaiian Telcom Communications, Inc., and its Debtor Affiliates, Including Certain Security Arrangements, as modified or clarified by that certain Decision and Order filed in Docket No. 2011-0124 on June 17, 2011 and Order Approving Parties’ Joint Motion, filed August 31, 2011, on September 2, 2011.

“IFRS” shall mean the International Financial Reporting Standards adopted by the International Accounting Standards Board and in effect from time to time.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $50,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.22.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b).  Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that to the extent such Indebtedness has been assumed, only the lesser of the amount of such Indebtedness and the value of the property over which such Lien is granted shall constitute Indebtedness, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Synthetic Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person on or prior to 180 days following the Term Loan Maturity Date or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of the date hereof, among the Loan Parties, the Administrative Agent, the Collateral Agent and the administrative agent for the lenders under the Revolving Facility Agreement.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Venture” shall mean any Subsidiary that is not a wholly-owned Subsidiary and any Subsidiary of such Subsidiary that is not a wholly-owned Subsidiary.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.  For the avoidance of doubt, it is understood and agreed that Holdings and any Subsidiary may, as part of its business, grant in the ordinary course licenses to third parties to use Intellectual Property Collateral owned or developed by, or licensed to, such entity.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such intellectual property.  Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license or transfer the related intellectual property or otherwise realize value from such Intellectual Property Collateral pursuant hereto.

“Loan Documents” shall mean this Agreement, the Security Documents, each Incremental Term Loan Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), the Intercreditor Agreement and any other document executed in connection with, including any amendment of, the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Term Loans.

“Long-term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.  For purposes of determining the Long-Term Indebtedness of Holdings, the Borrower and the Subsidiaries, Indebtedness of Holdings, the Borrower or any Subsidiary owed to Holdings, the Borrower or a Subsidiary shall be excluded.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of Holdings and its Subsidiaries Parties (taken as a whole) to perform their respective obligations under any Loan Document to which they are parties or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $7,500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.01(h) or pursuant to Section 5.12 or Section 5.13, each substantially in the form of Exhibit E.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP (to the extent applicable), against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, unless such Asset Sale is a sale and lease-back transaction described in Section 6.03, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 365 days of receipt of such proceeds or commit to reinvest such proceeds within 365 days of receipt of such proceeds and such actual investment occurs no later than eighteen months after such receipt and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate and no Event of Default shall have occurred and be continuing at the proposed time of the application of such proceeds, then such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period (or, in the case of a commitment in writing to reinvest such proceeds entered into within such 365-day period, not so used within eighteen months of receipt of such proceeds), at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness (other than Incremental Term Loans, Other Term Loans and loans under the Revolving Facility Agreement) or any Equity Issuance, the cash proceeds thereof, net of all taxes and fees, commissions, costs and other expenses incurred in connection therewith (including legal fees and expenses).

“Net Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date, minus Unrestricted Cash, to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Net Working Capital” shall mean, at any date, (a) the consolidated current assets of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding cash, Permitted Investments and current deferred income taxes) minus (b) the consolidated current liabilities of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current deferred income taxes).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Operating Licenses” shall have the meaning assigned to such term in Section 3.26.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement.

“OFAC” shall have the meaning assigned to such term in Section 3.25.

“OID” shall mean original issue discount.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Patronage Certificates” shall mean patronage certificates and/or capital allocation of any of (a) the Rural Utilities Service, (b) CoBank or (c) RTFC.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(g) shares of restricted mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above; and

(h) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.  The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Refinanced Indebtedness” shall mean the Indebtedness represented by the documents, instruments and other agreements listed on Schedule 1.01(a).

“Refinancing” shall mean, in respect of any Indebtedness, a refinancing, renewal or extension of such Indebtedness that (a) has an aggregate outstanding principal amount plus OID (together with all accrued interest, fees, prepayment premiums and other amounts payable in respect of such Indebtedness) not greater than the aggregate principal amount of such Indebtedness (together with all accrued and capitalized interest, fees, prepayment premiums and other amounts payable in respect of such Indebtedness) outstanding at the time of such refinancing, renewal or extension, (b) has a weighted average life to maturity (measured as of the date of such refinancing, renewal or extension) and maturity no shorter than that of such Indebtedness, (c) is not secured by any property or any Lien other than that (if any) securing such Indebtedness, (d) is not guaranteed by or secured by any property of any guarantor or other obligor which is not also a guarantor or obligor of such Indebtedness, (e) if such Indebtedness is subordinated in right of payment to the Obligations, is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing such Indebtedness, (f) does not have covenants or events of default that, taken as a whole, are less favorable to Holdings and its Subsidiaries than those of such Indebtedness (as determined in good faith by the board of directors of the Borrower) and (g) at the time of the incurrence thereof, except with respect to a refinancing of Indebtedness permitted under Section 6.01(d), no Event of Default has occurred and is continuing.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and Term Loan Commitments at such time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance or vesting of additional shares of Equity Interests of the Person paying such dividends or distributions and other than non-cash dividends or distributions in connection with the grant of equity based awards and the issuance of Equity Interests, in each case, under employee benefit plans) in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary.

“Retained Excess Cash Flow Amount” shall mean, at any time, the aggregate amount of Excess Cash Flow of Holdings and its Subsidiaries for all fiscal years ended prior to such time (commencing with the fiscal year ended December 31, 2012) that is not or not required to be applied to prepay the Loans in accordance with Section 2.13(c), less any amount thereof that has been used or otherwise applied under Section 6.06(a)(i)(B) or 6.10(i) at such time.

“Revolving Facility Agreement” shall mean that certain Amended and Restated Revolving Line of Credit Agreement dated as of October 3, 2011 among Hawaiian Telcom Communications, Inc., First Hawaiian Bank, as agent, and the lenders from time to time party thereto, as the same may be amended, restated, modified, waived or Refinanced from time to time subject to the provisions of this Agreement.

“RTFC” shall mean Rural Telephone Finance Cooperative, a District of Columbia cooperative association.

“Rural Utilities Service” shall mean the Rural Utilities Service Agency of the U.S. Department of Agriculture.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Secured Hedge Agreement” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Specified Facilities” shall mean the facilities set forth in Schedule 1.01(f).

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Commitments.

“Term Loan Maturity Date” shall mean the date that is five years after the Closing Date; provided that is any such date is not a Business Day, the Term Loan Maturity Date shall be the Business Day immediately preceding such date.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.  Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings to be made hereunder on the Closing Date, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Refinanced Indebtedness and (c) the payment of fees and expenses related to the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unrestricted Cash” shall mean domestic cash and Permitted Investments of Holdings, the Borrower and its Domestic Subsidiaries that are free and clear of all Liens (other than Liens created under the Security Documents and the Security Agreements (as defined in the Revolving Facility Agreement) and other than Liens permitted under Section 6.02(n) or (o)) and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of any of the Loan Parties or any of their respective Subsidiaries.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning assigned to such term in Section 2.22(b).

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean, unless otherwise specified herein or therein, such agreement as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, (b) any reference in this Agreement to any statute or applicable law, decision, ruling or order shall mean and be a reference to such statute or applicable law, decision, ruling or order as modified from time to time and any successor legislation or applicable law, decision, ruling or order, in each case as in effect at the time any such reference is operative, (c) any reference to an anniversary of the Closing Date falling in any year shall mean and be a reference to February 28 of such year and (d) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03.  Pro Forma Calculations.  All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) required by the definition Consolidated EBITDA.

SECTION 1.04.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Loan Borrowing”).

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  (a)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to its Term Loan Commitment.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)   Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount equal to its Incremental Term Loan Commitment.  Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02.  Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)   Subject to Sections 2.08 and 2.15 each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)   Each Lender shall make each Loan to be made by it hereunder on the date of this Agreement, in the case of the Term Loans contemplated by Section 2.01(a) hereof, and on the proposed date thereof, in the case of any Incremental Term Loan or any Other Term Loan, by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03.  Borrowing Procedure.  In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before a proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, electronic mail or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or an Incremental Term Borrowing and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing) with an Interest Period in excess of one month; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.  Evidence of Debt; Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.  Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Engagement Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).  All Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent.

SECTION 2.06.  Interest on Loans.  (a)   Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)   Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.  Default Interest.  If (i) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, or (ii) if any Event of Default under Article VII (other than paragraphs (b), (c), (g) or (h) thereunder) has occurred and is continuing and the Required Lenders so vote, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such vote has been exercised by the Required Lenders and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders.  In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.  Termination of Commitments.  The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related

Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date.

SECTION 2.10.  Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 2:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 2:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 2:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)  until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii)  each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii)  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the minimum principal amount of $2,000,000 and multiple of $1,000,000 and the limitations specified in Sections 2.02(a) and 2.02(b) regarding maximum number of Borrowings of the relevant Type;

(iv)  each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v)  if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi)  any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii)  any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii)  no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(ix)  upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as an ABR Borrowing.

SECTION 2.11.  Repayment of Term Borrowings.  (a)  (i)  The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last day of each calendar quarter commencing with respect to the last calendar quarter in 2012, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans (other than Other Term Loans) (as adjusted from time to time pursuant to Sections 2.12, 2.13(e) and 2.22(d)) equal to 0.25% of the principal amount of the Term Loans as of the Closing Date (or, in the case of an Incremental Term Loan, as of the date such Incremental Term Loan was extended), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)   The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement (which amount may be zero), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)   To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)   All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12.  Voluntary Prepayment.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 2:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000.

(b)   Voluntary prepayments of Term Loans shall be applied as directed by the Borrower against the remaining scheduled installments of principal due in respect of (x) the Term Loans under Section 2.11 or (y) any Other Term Loans under the applicable amortization schedule set forth in the applicable Incremental Term Loan Assumption Agreement.

(c)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension.  All prepayments under this Section 2.12 shall be subject to Sections 2.12(d) and 2.16 but otherwise without premium or penalty.  All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d)   In the event that, prior to the second anniversary of the Closing Date, all or any portion of the Term Loans are prepaid as required pursuant to Section 2.13(d) or voluntarily prepaid pursuant to Section 2.12(a), in each case, such prepayment shall be accompanied by a premium such that the aggregate amount of such prepayment shall be equal to (x) 102% of the principal amount of Term Loans so prepaid, in the case of any such prepayment that is made on or prior to the first anniversary of the Closing Date and (y) 101% of the principal amount of Term Loans so prepaid, in the case of any such prepayment that is made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date.

SECTION 2.13.  Mandatory Prepayments.  (a)    Not later than the third Business Day following the receipt of Net Cash Proceeds (including, without limitation, insurance proceeds and condemnation awards) in respect of any Asset Sale (other than proceeds from any disposition, pursuant to one or more transactions, of any Specified Facility), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(e).

(b)   [Intentionally Omitted].

(c)   No later than the earlier of (i) 10 days after the Borrower is or would be required to file a report Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 95 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2012, the Borrower shall prepay outstanding Term Loans in an aggregate principal amount equal to (1) if the Borrower’s Leverage Ratio as at the end of such fiscal year is greater than 1.75:1.00, 50% of Excess Cash Flow for such fiscal year, or (2) if the Borrower’s Leverage Ratio as at the end of such fiscal year is 1.75:1.00 or less, 25% of Excess Cash Flow for such fiscal year.

(d)   In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e).

(e)   Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans and applied, first to reduce the amortization obligations for the current year and then in order of maturity against the remaining scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and (ii), respectively.

(f)   The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment to the extent then known.  Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14.  Reserve Requirements; Change in Circumstances.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)   If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)   Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.  Change in Legality.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar

Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)   For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16.  Breakage.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17.  Pro Rata Treatment.  Except as required under Section 2.12(b) or 2.15 and except as otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply).  The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19.  Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business

Day, and such extension of time shall in such case be included in the computation of interest or Administrative Agent Fees, if applicable.

SECTION 2.20.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.20(c) for any amounts incurred more than 365 days prior to the date the Administrative Agent, such Lender, as applicable, notifies the Borrower of its intention to claim compensation therefor; provided, further, that if the circumstance giving rise to such request for indemnification is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   The Administrative Agent and any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement if requested by the Borrower or the Administrative Agent (with 30 days prior written notice) shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate but only to the extent such Lender or the Administrative Agent is lawfully able to do so.  In addition, any Lender, if requested by the Borrower or the Administrative Agent (with 30 days prior written notice), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)   Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender and the Administrative Agent shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender and the Administrative Agent becomes a party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender or the Administrative Agent claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender or Administrative Agent is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, if a payment made to a recipient hereunder or any Note would be subject to United States Federal withholding tax imposed by FATCA if such recipient fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall use commercially reasonable efforts to deliver to the Administrative Agent and Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such other documentation as is reasonably required for Administrative Agent and Borrower to comply with their obligations under FATCA and to determine whether such recipient has complied with such applicable reporting requirements of FATCA so that payments made to such recipient hereunder would not be subject to United States Federal withholding taxes under FATCA, or, if necessary, to determine the amount to deduct and withhold from such payment.

(g)   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.21.  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender has failed timely to provide its consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of at least the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, if applicable, the prepayment fee pursuant to Section 2.12(d) (with such assignment being deemed to be an voluntary prepayment for purposes of determining the applicability of

Section 2.12(d), such amount to be payable by the Borrower)); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)   If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22.  Incremental Term Loans.  (a)  The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, all of which must be either existing Lenders or Eligible Assignees.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b)   The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion)

and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith.  The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender.  The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement.  Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the average life to maturity of the Other Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans and (iii) if the All-in Yield applicable to such Other Term Loans (as determined by the Administrative Agent, which determination shall be conclusive absent manifest error) exceeds the sum of (x) the margin then in effect for Eurodollar Term Loans (which shall be the sum of the Applicable Margin then in effect for Eurodollar Term Loans increased by the amount that any “LIBOR floor” applicable to such Eurodollar Term Loans on the date such Other Term Loans are made would exceed the Adjusted LIBO Rate (without giving effect to the clause (a) of the definition thereof) that would be in effect for a three-month Interest Period commencing on such date) plus (y) one-fourth of the amount of the OID paid in respect of the Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans.  Any Incremental Term Loans and Other Term Loans shall have the benefit of the same guarantees of the Guarantors under the Guarantee and Collateral Agreement as the Term Loans, and the Collateral shall secure any such Incremental Term Loans and Other Term Loans on a pari passu basis with the Credit Facilities.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c)   Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.22 unless (i) the definitive documentation in respect of such Incremental Term Loan Commitment, to the extent not consistent with the Loan Documents, is reasonably satisfactory to the Administrative Agent, (ii) on the date of such effectiveness, (x) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects, both before and after giving effect to such Incremental Term Loan Commitment, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and except for representations and warranties qualified by materiality, in which case such representations and warranties shall be accurate in all respects, (y) at the time of and immediately following the effectiveness of such Incremental Term Loan Commitment, no Event of Default shall have occurred and be continuing and (z) the Borrower shall have received all approvals, consents, exemptions and authorizations from any Governmental Authority (including, without limitation, HPUC and DCCA) necessary or required in connection with the incurrence of such Incremental Term Loan Commitment and the contemplated borrowings in respect thereof and, in each case, the Administrative Agent shall have received a certificate to such effect dated such date and executed by a Financial Officer of the Borrower, (iii) all fees, costs and expenses required to be paid by any Loan Party under any Loan Document or under the definitive documentation relating to such Incremental Term Loan Commitment on or prior to the effectiveness of such Incremental Term Loan Commitment shall have been paid prior to or substantially concurrently with the incurrence of such Incremental Term Loan Commitments, (iv) the covenants set forth in Sections 6.11 and 6.12 would be satisfied on a pro forma basis (calculated assuming, without duplication, that such Incremental Term Loan Commitments have been fully utilized and giving effect to any other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions which occurred after the beginning of the relevant period and prior to or simultaneously with the incurrence of such Incremental Term Loan Commitments), (v) the Leverage Ratio, on a pro forma basis (calculated assuming, without duplication, that such Incremental Term Loan Commitments have been fully utilized and giving effect to any other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions which occurred after the beginning of the relevant period and prior to or simultaneously with the incurrence of such Incremental Term Loan Commitments), shall not be greater than (1) until financial statements for the first fiscal quarter ending after the Closing Date are delivered pursuant to Section 5.04(b), 3.00:1.00 and thereafter (2) 0.25:1.00 less than the then applicable covenant level set forth in Section 6.12, and (vi) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01.

(d)   Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis.  This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis.  Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement.  In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02.  Authorization.  The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority, (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except, in each case, the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (D) the HPUC Decision and Order, or (E) the DCCA Decision and Order, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument except, in each case, the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents) other than such Liens as may be permitted hereunder.

SECTION 3.03.  Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by the each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority (including, without limitation, the FCC, the HPUC and the DCCA) is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright

Office, (b) recordation of the Mortgages, (c) regulatory filings relating to a transfer of control or transfer of ownership of any of the assets of Holdings, Borrower or any Subsidiary or a discontinuance of any of their operations as a result of any enforcement action taken or proposed to be taken under any Security Documents and (d) such as have been made or obtained and are in full force and effect.

SECTION 3.05.  Financial Statements.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2010, certified by its chief financial officer.  Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)   The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related statements of income, stockholder’s equity and cash flows as of September 30, 2011, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 9-month period ending on such date.  Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06.  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, financial condition or operating results of Holdings, the Borrower and the Subsidiaries, taken as a whole, since September 30, 2011.

SECTION 3.07.  Title to Properties; Possession Under Leases.  (a)  Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)   Each of Holdings, the Borrower and the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c)   As of the Closing Date, neither Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)   As of the Closing Date, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(e)   Holdings, the Borrower and each of the Subsidiaries owns, or is licensed to use, all Intellectual Property Collateral that is material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No material claim is now pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, has been asserted by any Person challenging the use of any Intellectual Property Collateral of Holdings, the Borrower or any Subsidiary or the validity or effectiveness of any such Intellectual Property Collateral nor does Holdings, the Borrower or any Subsidiary know of any valid basis for any such claim.

SECTION 3.08.  Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein.  The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

SECTION 3.09.  Litigation; Compliance with Laws.  (a)  Except as set forth on Schedule 3.09, there are no actions, investigations, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)   None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including, without limitation, the Communications Act, the regulations or orders of FCC or HPUC or DCCA or any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(d)   Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

SECTION 3.10.  Agreements.  (a)  None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)   None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Federal Reserve Regulations.  (a)  None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)   No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.  Investment Company Act.  None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13.  Use of Proceeds.  The Borrower will (a) use the proceeds of the Loans solely for the Transactions and (b) use the proceeds of Incremental Term Loans solely for the purposes specified in the applicable Incremental Term Loan Assumption Agreement.

SECTION 3.14.  Tax Returns.  Each of the Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all United States Federal and other material tax returns required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15.  No Material Misstatements.  None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained (as of the date thereof and as modified or supplemented by other information so furnished), contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16.  Employee Benefit Plans.  Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates in an aggregate amount in excess of $7,500,000.

SECTION 3.17.  Environmental Matters.  (a)  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18.  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all material insurance policies maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date.  As of each such date, such insurance is in full force and effect and all premiums have been duly paid.  The Borrower and its Subsidiaries believe they have adequate insurance.

SECTION 3.19.  Security Documents.  (a)  The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Securities (as defined in the Guarantee and Collateral Agreement) are delivered to the Collateral Agent, the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Securities, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and

Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b)   Upon the recordation of a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c)   The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.20.  Location of Real Property and Leased Premises.  (a)  Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof.  The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)   Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof.  The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

SECTION 3.21.  Labor Matters.  As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened.  Except as could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  Except as could not reasonably be expected to result in a Material Adverse Effect, all payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.22.  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties (on a consolidated basis) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23.  Senior Indebtedness.  The Obligations and the obligations under the Revolving Facility Agreement constitute the sole “Senior Debt”  (or any similar term) permitted under the terms of any Indebtedness which is expressly subordinated in right of payment to the Obligations and the obligations under the Revolving Facility Agreement.

SECTION 3.24.  Sanctioned Persons.  None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S.  Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.25.  USA PATRIOT Act; FCPA.  Each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other regulations, enabling legislation or executive orders relating thereto and (b) USA PATRIOT Act.  No part of the proceeds of any Loan shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.26.  Licenses; Tariffs.

(a)   The Borrower and its Subsidiaries hold all FCC Licenses that are necessary for the operation of their businesses as currently conducted.  Each such FCC License is in full force and effect and such FCC Licenses are not subject to any material restriction or material conditions that limit the operation of the businesses of the Borrower and its Subsidiaries, other than restrictions or conditions generally applicable to licenses of that type.

(b)   Holdings, the Borrower and the Subsidiaries hold all permits, licenses, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by any Governmental Authority (other than the FCC), including HPUC and the DCCA, under all applicable laws, that are material to and necessary for Holdings, the Borrower and each of the Subsidiaries to own its assets and conduct the businesses currently conducted by it (“Operating Licenses”), except to the extent that failure to hold any such Operating Licenses, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)   HPUC or DCCA or such other Governmental Authority having jurisdiction thereof has approved all material regulatory tariffs required to permit each of the Borrower and the Subsidiaries to operate its businesses as currently operated, all such regulatory tariffs are in full force and effect and neither the Borrower nor any Subsidiary has failed to materially comply with the terms of any such tariff, except in each case any lack of approvals or failures which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)   Neither Holdings nor the Borrower has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or HPUC or DCCA, or of any other proceedings (other than proceedings relating to the telecommunications industries generally) of or before the FCC or HPUC or DCCA, which would reasonably be expected to have a Material Adverse Effect.

(e)   To the best knowledge of Holdings and the Borrower, no event has occurred which (i) has resulted in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any FCC License or Operating License in any respect which could reasonably be expected to have a Material Adverse Effect or (ii) affects or could reasonably be expected in the future to affect any of the rights of Holdings, the Borrower or any Subsidiary under any FCC License or Operating License held by it in any respect which would reasonably be expected to have a Material Adverse Effect.

(f)   Each of Holdings, the Borrower and the Subsidiaries has duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.  Holdings and the Borrower have no reason to believe that any material FCC License or Operating License held by the Borrower or any Subsidiary will not be renewed in the ordinary course.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01.  Credit Event.  On the Closing Date:

(a)   The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Kirkland & Ellis LLP, counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit G-1, and (ii) each local counsel and regulatory counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibits G-2, G-3 and G-4, respectively, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(b)   All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent.

(c)   The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(d)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, certifying that (i) the representations and warranties set forth in Article III and in each other Loan Document are be true and correct in all material respects, both before and after giving effect to this Agreement and the Borrowing to be made hereunder on the Closing Date, except for representations and warranties qualified by materiality, in which case such representations and warranties shall be accurate in all respects, and (ii) at the time of and immediately following the effectiveness of this Agreement and the Borrowing to be made hereunder on the Closing Date, no Default or Event of Default has occurred or is continuing.

(e)   The Administrative Agent shall have received all Administrative Agent Fees and other amounts due and payable on or prior to the Closing Date, including, the upfront fees payable to each Lender equal to 1.50% of the principal amount of Loans held by such Lender as of the Closing Date and to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)   The Guarantee and Collateral Agreement and the other Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.  The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)   The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h)   Except for actions required to be taken under Section 5.13, (i)  each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) (or a lender’s title insurance policy, in form and substance acceptable to the Collateral Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation, (iv) the Collateral Agent shall have received such other documents, including evidence of a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders and (v) the Collateral Agent shall have received, for each Mortgaged Property, a “life of the loan” Standard Flood Hazard Determination and, if such Standard Flood Hazard Determination indicates that such Mortgaged Property is located in a “flood hazard area” (in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency)), the Collateral Agent shall have received documentation satisfactory to it evidencing the mortgagor of such Mortgaged Property’s receipt of notice from the Collateral Agent notifying the mortgagor that such Mortgaged Property is located in a “flood hazard area”  and indicating whether flood insurance coverage under the National Flood Insurance Program (as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time) is available and, if such flood insurance is available, the Collateral Agent also shall have been provided access to (and to the extent requested by the Collateral Agent and not prohibited by law or contractual or regulatory restriction, received) a copy of the applicable flood insurance policy (which shall (x) provide for a minimum coverage of no less than the lesser of (1) the aggregate principal amount of the Loans and (2) the maximum amount available under the National Flood Insurance Program and (y) to the extent agreed to by the applicable insurer, obligate the provider of such insurance policy to notify the Collateral Agent in the event of any non-payment or non-renewal of such policy) naming the Collateral Agent as loss payee and a certificate as to coverage under such policy.

(i)   The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, all in form and substance satisfactory to the Administrative Agent.

(j)   Each of Holdings, the Borrower and their respective Subsidiaries have provided to the Administrative Agent true and correct copies of the reports, assessments and investigations dated on or after June 1, 2007 which came within their possession, custody or control regarding environmental matters and have given the Administrative Agent access to all other such reports within their possession.

(k)   All principal, premium, if any, interest, fees and other amounts due or outstanding under the Refinanced Indebtedness shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than Indebtedness outstanding under this Agreement and Indebtedness set forth on Schedule 6.01.

(l)   The Lenders shall have received the financial statements and opinion referred to in Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of the Borrower from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

(m)   The Administrative Agent shall have received a certificate from the chief financial officer of Holdings certifying that each of the Loan Parties after giving effect to the Transactions to occur on the Closing Date, is solvent.

(n)   The Lenders shall be reasonably satisfied in all respects with any tax sharing arrangements among Holdings and its subsidiaries after giving effect to the Transactions.

(o)   All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(p)   The Lenders shall have received, at least 5 Business Days prior to the Closing Date, all requested documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q)   The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(r)   The Administrative Agent shall have received a copy of the Revolving Facility Agreement and all amendments thereto, which shall have been certified by a Financial Officer as being complete and correct.

(s)   The Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the administrative agent for the lenders under the Revolving Facility Agreement shall have entered into the Intercreditor Agreement on terms and subject to conditions reasonably satisfactory to the Administrative Agent.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Administrative Agent Fees and all other expenses or amounts (other than unasserted, contingent indemnities) payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01.  Existence; Compliance with Laws; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except to the extent that the failure to do so (other than in the case of maintaining the Borrower’s existence) could not reasonably be expected to result in a Material Adverse Effect and except as otherwise expressly permitted under Section 6.05.

(b)   Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including, without limitation, the FCC, the HPUC and the DCCA), whether now in effect or hereafter enacted except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and comply in all material respects with the HPUC Decision and Order and the DCCA Decision and Order; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.02.  Insurance.  (a)  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)   Cause all insurance policies (i) in the case of property and liability insurance, to be endorsed or otherwise amended to name the Collateral Agent as insured party or loss payee, and (ii) in the case of other insurance policies (excluding directors and officers liability insurance), to the extent applicable and permitted pursuant to their terms, to be endorsed or otherwise amended to name the Collateral Agent as insured party or loss payee, which endorsements or amendments shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, and shall provide that, in the case of any property or liability policy and to the extent permitted pursuant by the terms of the policy and agreed to by the applicable insurer from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such property and liability policies to provide that none of the Borrower, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder; cause all such property and liability policies to contain a valuation on a replacement cost basis and, to the extent agreed to by the applicable insurer, such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; provide evidence of coverage under such policies and provide access to (and to the extent requested by the Collateral Agent and not prohibited by law or contractual or regulatory restriction, provide) original or certified copies of all such policies to the Collateral Agent; to the extent agreed to by the applicable insurer, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; provide evidence of coverage under, and provide access to (and to the extent requested by the Collateral Agent and not prohibited by law or contractual or regulatory restriction, provide to) the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)   If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance (the policy in respect of which, to the extent agreed to by the applicable insurer, shall require the insurer to notify the Collateral Agent in the event of any non-payment or non-renewal of such policy) in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

(d)   With respect to any Mortgaged Property, carry and maintain commercial general liability insurance and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

(e)   Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Collateral Agent a certificate as to coverage under such policy or policies and provide access to (and to the extent requested by the Collateral Agent and not prohibited by law or contractual or regulatory restriction, provide) duplicate original copy of such policy or policies to the Collateral Agent.

SECTION 5.03.  Obligations and Taxes.  Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04.  Financial Statements, Reports, etc.  Furnish to the Administrative Agent, which shall furnish to each Lender:

(a)   no later than the earlier of (i) 10 days after the Borrower is or would be required to file a report Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as

amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 95 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of Holdings and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision; provided, that if Holdings elects to furnish such consolidated balance sheet and related statements of income, stockholders’ equity and cash flows prepared in accordance with IFRS consistently applied then Holdings shall also furnish a reconciliation of the same to the corresponding financial statements prepared in accordance with GAAP consistently applied; provided, further, that if Holdings elects, pursuant to the immediately preceding proviso or the first proviso in Section 5.04(b), to furnish financial statements prepared in accordance with IFRS, then Holdings may not thereafter elect to furnish the financial statements required by this Section 5.04(a) prepared in accordance with GAAP;

(b)   no later than the earlier of (i) 10 days after the date that the Borrower is or would be required to file a report on Form 10-Q with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 50 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet of Holdings and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision; provided, that if Holdings elects to furnish such consolidated balance sheet and related statements of income, stockholders’ equity and cash flows prepared in accordance with IFRS consistently applied then Holdings shall also furnish a reconciliation of the same to the corresponding financial statements prepared in accordance with GAAP consistently applied; provided, further, that if Holdings elects, pursuant to the immediately preceding proviso or the first proviso in Section 5.04(a), to furnish financial statements prepared in accordance with IFRS, then Holdings may not thereafter elect to furnish the financial statements required by this Section 5.04(b) prepared in accordance with GAAP;

(c)   concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit F (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;

(d)   concurrently with any delivery of financial statements under clause (a) above, to the extent made available to the Borrower by its auditors, a certificate of the accounting firm that reported on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that as of the last day of the immediately preceding fiscal year no Event of Default or Default has occurred with respect to Sections 6.10 or 6.11 or, if such an Event of Default or Default has occurred, specifying the extent thereof in reasonable detail.

(e)   within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g)   promptly after the receipt thereof by Holdings or the Borrower or any of their respective subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h)   promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05.  Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)   any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)   the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $7,500,000;

(d)   any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)   any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.

SECTION 5.06.  Information Regarding Collateral.  (a)  Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)   In the case of the Borrower, at the request of the Administrative Agent, together with the annual financial statements delivered pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Schedules I, II and IV of the Guarantee and Collateral Agreement or confirming that there has been no change in such information since the date of the Guarantee and Collateral Agreement or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07.  Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.  (a)  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP (or IFRS, if the Borrower elects to furnish financial statements prepared in accordance with IFRS pursuant to Section 5.04(a) or (b)) and all requirements of law are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any

Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

(b)   In the case of Holdings and the Borrower, use commercially reasonable efforts to cause the Credit Facilities to maintain a public rating by S&P and Moody’s, and in the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08.  Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09.  Employee Benefits.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan and the laws applicable to any foreign pension plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, the Borrower or any ERISA Affiliate in an aggregate amount exceeding $7,500,000, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.

SECTION 5.10.  Compliance with Environmental Laws.  Comply, and cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11.  Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12.  Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 6.02 having priority by operation of law over the Liens created by the Security Documents) of the security interests created or intended to be created by the Security Documents.  The Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than an Excluded Domestic Subsidiary and a Domestic Subsidiary owned by a Foreign Subsidiary) to become a Loan Party by executing the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent.  In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as may be required by the Guarantee and Collateral Agreement, it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all of the Equity Interests of the Borrower and substantially all the tangible and intangible assets of the Borrower and the Subsidiary Guarantors, including but not limited to Equity Interests, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, intercompany notes and the proceeds of the foregoing, in each case, whether existing on the date hereof of thereafter acquired, but excluding (i) the Equity Interests of any Joint Venture which are prohibited by the terms of the constitutive documents of such Joint Venture from being pledged as security for the Obligations without the consent of a third party, provided that such prohibition was not created in contemplation of this Section 5.12, (ii) assets as to which the Administrative Agent reasonably determines that the cost of obtaining a security interest therein outweighs the collateral value thereof and (iii) assets with an aggregate fair market value of less than $2,000,000; provided that, solely to the extent the pledge of any greater percentage of Equity Interests would result in adverse tax consequences to the Borrower, the Collateral shall, in the case of Equity Interests of Foreign Subsidiaries and Excluded Domestic Subsidiaries, be limited to 100% of the non-voting Equity Interests (if any) of such Foreign Subsidiaries and Excluded Domestic Subsidiaries and 66% of the voting Equity Interests of such Foreign Subsidiaries and Excluded Domestic Subsidiaries.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section.  The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $2,000,000.

SECTION 5.13.  Post-Closing Covenants.  The Borrower hereby agrees to deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 5.13 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by Administrative Agent in its sole discretion.  All representations and warranties (and conditions and covenants) contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to permit the taking of the actions described above within the time periods required above and in Schedule 5.13, rather than as otherwise provided in the Loan Documents; provided that to the extent any representation and warranty would not be true (or any covenant would not be complied with) because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects (and such covenant shall be required to be complied with) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.13 (and Schedule 5.13).

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document (other than unasserted, contingent indemnity claims) have been paid in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01.  Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Refinancing thereof;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and any Subsidiary or Joint Venture to the extent permitted by Section 6.04(c) so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d) Indebtedness of the Borrower or any Subsidiary initially incurred to finance the acquisition, construction or improvement of any fixed or capital assets, telecom equipment in the nature of inventory, and extensions, renewals, replacements and Refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness initially is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) shall not exceed $37,500,000 at any time outstanding (plus OID and other amounts permitted to be added to principal pursuant to the definition of Refinancing);

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $37,500,000 at any time outstanding (plus OID and other amounts permitted to be added to principal pursuant to the definition of Refinancing);

(f) Indebtedness, directly or indirectly, under performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case incurred in the ordinary course of business, including those incurred to secure health, safety and workers’ compensation and environmental obligations and property, casualty and liability insurance in the ordinary course of business; and

(g) Indebtedness (and any Refinancing thereof) of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Persons becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(g) shall not exceed $37,500,000 at any time outstanding (plus OID and other amounts permitted to be added to principal pursuant to the definition of Refinancing);

(h) Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business and consistent with Borrower’s business practice;

(i) other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $15,000,000 at any time outstanding;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 45 days from its incurrence;

(k) Indebtedness (and any Refinancing thereof) arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary permitted hereunder, other than Guarantees of Indebtedness incurred by any Person acquiring all or any of such business assets or a Subsidiary for the purpose of financing such acquisition;

(l) Cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit account arrangements entered into in the ordinary course of business;

(m) Indebtedness in respect of letters of credit incurred in the ordinary course of business in an aggregate principal amount not to exceed $16,000,000 at any time outstanding;

(n) Indebtedness owed to the Rural Utilities Service in an aggregate principal amount not to exceed $5,000,000 at any time outstanding and any Refinancing thereof; and

(o) the financing of insurance premiums in customary amounts.

SECTION 6.02.  Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and any Refinancing of the underlying obligations;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be and any Refinancing of the underlying obligations; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any Refinancing of such obligations;

(d) Liens for taxes, assessments or other governmental charges or levies that are not yet due or which are being contested in compliance with Section 5.03;

(e) Statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA), in each case arising in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of amounts overdue for a period in excess of 45 days) are being contested in compliance with Section 5.03;

(f) Liens incurred in connection with worker’s compensation, unemployment insurance and other types of social security;

(g) Liens securing the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases (other than Capital Lease Obligations), government contracts, trade contracts, performance and return-of-money bonds and any other similar obligations, in each case entered into in the ordinary course of business and exclusive of obligations in respect of Indebtedness for borrowed money, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(h) Liens solely on cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with any acquisition not prohibited hereunder;

(i) zoning restrictions, easements, rights-of-way, encroachments, restrictions on use of real property and other similar encumbrances imposed by law or arising in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(j) purchase money security interests in real property, improvements thereto or equipment (including telecom equipment in the nature of inventory) or capital assets hereafter acquired (or, in the case of improvements, constructed), in each case, by the Borrower or any Subsidiary and any Refinancing of the underlying obligations; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 120 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(k) judgment Liens securing judgments not constituting an Event of Default under Article VII;

(l) other Liens securing liabilities and Indebtedness hereunder in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(m) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights, and Liens in favor of CoBank on the Borrower’s Equity Interests in CoBank or Patronage Certificates;

(p) Liens arising or purporting to arise from precautionary UCC financing statements in connection with operating leases, sale lease-back transactions or any permitted factoring or accounts receivable sales;

(q) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (d) of the definition thereof and Liens securing obligations permitted under Section 6.01(h);

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens on cash and Permitted Investments securing letters of credit permitted under Section 6.01(m) in an amount not exceeding 105% of the aggregate stated amount of such letters of credit;

(t) Liens securing Indebtedness owed to the Rural Utilities Service permitted under Section 6.01(n);

(u) licenses of intellectual property granted in the ordinary course of business in the ordinary course of business in a manner consistent with past practices;

(v) Liens securing obligations permitted under Section 6.01(e); and

(w) Liens on insurance policies and the proceeds thereof and unearned premiums securing the financing of premiums with respect thereto as provided in Section 6.01(o).

SECTION 6.03.  Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) such transaction constitutes the Anticipated Tower Lease-Back, (b) the sale or transfer of such property is permitted by Section 6.05, or (b) the resulting any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04.  Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) (i) investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries and (ii) additional investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower, the Subsidiaries and Joint Ventures; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to the Equity Interests of Joint Ventures and the voting stock of Foreign Subsidiaries referred to therein), and (B) the aggregate amount of investments by Loan Parties in, and loans and advances made after the Closing Date by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $20,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary or Joint Venture and made by any Subsidiary or Joint Venture to Holdings, the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to the employees of Holdings and its Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000;

(f) the Borrower and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature;

(g) the Borrower or any Subsidiary may acquire (x) all or substantially all the assets of any Person or line of business, division or product line of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person or (y) any interest in a Joint Venture (any Person referred to in clause (x) or (y) being referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar, related, incidental or ancillary line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.12, that the maximum Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time); (C) the Borrower shall have delivered a certificate of a Financial

Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent, and (D) the Borrower shall comply, and shall cause the Acquired Entity (other than any Joint Venture) to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);

(h) [RESERVED]

(i) additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (i) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed at any time outstanding $20,000,000 in the aggregate;

(j) investments existing on or contractually committed to be made as of the Closing Date and set forth on Schedule 6.04(j) and any Refinancings, renewals, extensions or continuations thereof;

(k) accounts receivable, security deposits and prepayments arising and extensions of trade credit in the ordinary course of business and any assets and securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary to prevent or limit loss and any prepayments and other credits to suppliers in the ordinary course of business;

(l) investments consisting of non-cash consideration received in respect of sales, transfers or other dispositions of assets to the extent permitted by Section 6.05;

(m) investments from pledges and deposits referred to in Section 6.02(f) and (g);

(n) the Borrower’s investments in Equity Interests of CoBank and Patronage Certificates; and

(o) Guarantees constituting Indebtedness permitted by Section 6.01.

SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions.  (a)  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business, (ii) Holdings and its Subsidiaries may permit to occur any casualty or condemnation event and (iii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (A) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly

Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (C) and Subsidiary that is not a Wholly Owned Subsidiary may merge into any Wholly Owned Subsidiary or into any other Subsidiary that is not a Wholly Owned Subsidiary, (D) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders, and (E) the Borrower and the Subsidiaries may make Permitted Acquisitions.

(b)   Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the aggregate book value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (x) in the case of sale and leaseback transactions, $5,000,000 and (y) in the case of any other Asset Sale, $40,000,000 in the aggregate; provided that the foregoing limitations on the aggregate book value of assets sold, transferred, leased or disposed shall not apply to (I) the Anticipated Tower Lease-Back, (II) sales, transfers and other dispositions of the Specified Facilities and (III) sales, transfers and other dispositions of assets related to the implementation of the Central Office Consolidation.

SECTION 6.06.  Restricted Payments; Restrictive Agreements.  (a)  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) Holdings may, provided that no Default or Event of Default has occurred and is continuing, declare and pay dividends or other distributions to holders of its Equity Interests and/or repurchase shares of its Equity Interests (and the Borrower may make any Restricted Payments to Holdings which constitute dividends paid by Holdings or consideration for the repurchase of the Equity Interests of Holdings, in each case, pursuant to this clause (i)) (A) in an aggregate amount not to exceed $5,000,000 if after giving effect to such payment or repurchase, the covenants set forth in Sections 6.11 and 6.12 would be satisfied on a pro forma basis and (B) in an aggregate amount at any time not to exceed the Retained Excess Cash Flow Amount at such time if after giving effect to such payment or repurchase on a pro forma basis, the Net Leverage Ratio would not be in excess of 1.75:1.00, (ii) any Subsidiary may declare and pay dividends or make other distributions ratably (or in a manner more favorable to the Borrower or the Loan Parties) to its equity holders, (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $5,000,000 in any fiscal year less the aggregate amount of Restricted Payments made pursuant to clause (v) of this Section 6.06(a) during such fiscal year, (iv) the Borrower may make Restricted Payments to Holdings at any time (x) in an amount as may be necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) for so long as Holdings files tax returns on a consolidated or combined basis with the Borrower and its

Subsidiaries, in an amount necessary to pay such consolidated or combined Tax liabilities of Holdings (or its direct or indirect parent entity) which are allocable or attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of United States Federal, State and local taxes were the Borrower and the Subsidiaries to file their own consolidated or combined group and (B) all Restricted Payments made to Holdings (or its direct or indirect parent entity) pursuant to this clause (iv) are used by Holdings (or its direct or indirect parent entity) for the purposes specified herein within 20 days of the receipt thereof and (v) Holdings, the Borrower and the Subsidiaries may make up to $5,000,000 of Restricted Payments in any fiscal year to their directors, officers or employees in connection with directors’ qualifying shares, incentive shares, management or employee compensation, stock option or other benefit plans permitted hereunder, including non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the purchase price of such options.

(b)   Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary or Joint Venture to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, by the HPUC Decision and Order or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07.  Transactions with Affiliates.  Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in (a) any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, or (ii) that have been either (x) approved by a majority of the independent members of the board of directors of the Borrower having no, direct or indirect, personal stake or economic interest in such transactions and certified by a Financial Officer or executive officer of the Borrower as being on terms and conditions not less favorable to the Borrower or its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate or (y) have been determined by a nationally recognized independent appraisal or investment banking firm to be fair, from a financial standpoint, to the Borrower and its Subsidiaries and are on terms and conditions not less favorable to the Borrower and its

Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate; and (b), without duplication, (i) any Restricted Payment permitted by Section 6.06; (ii) any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved in good faith by the board of directors of the Borrower or of a Subsidiary, as appropriate; provided, that any such issuance, payment, award or grant constituting a Restricted Payment is otherwise permitted by Section 6.06; (iii) the grant of stock options or similar rights to employees and directors of the Borrower pursuant to plans approved by the board of directors of the Borrower; (iv) loans or advances to employees in the ordinary course of business which are approved by a majority of the board of directors of the Borrower in good faith, to the extent permitted by Section 6.04(e); (v) the payment of customary compensation and reasonable fees to, and indemnity provided on behalf of, directors, officers, consultants and employees of Holdings, of the Borrower and of the Subsidiaries; provided, that any such payment constituting a Restricted Payment is otherwise permitted by Section 6.06; (vi) any purchase by Holdings of Equity Interests of the Borrower or contributions by Holdings to the equity capital of the Borrower; provided that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent pursuant to the Collateral Agreement; (vii) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice and (viii) the entry into and performance of any tax sharing agreement permitted by Section 6.06.

SECTION 6.08.  Business of Holdings, Borrower and Subsidiaries.  (a)  With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Borrower or any Acquired Entity and the liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement.

(b)   With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09.  Other Indebtedness and Agreements.  (a)  Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Lenders or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b)   Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (A) the payment of the Indebtedness created hereunder, (B) refinancings of Indebtedness to the extent permitted by Section 6.01, (C) the payment of fees and expenses in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of Indebtedness prohibited by the subordination provisions hereof, and (D) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

SECTION 6.10.  Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year of the Borrower to exceed $105,000,000.  The amount of permitted Capital Expenditures set forth in the immediately preceding sentence in respect of any fiscal year commencing with the fiscal year ending on December 31, 2012 (such amount for any such Fiscal Year, the “Capital Expenditure Base Amount”), shall be increased (but not decreased) by (i) any Retained Excess Cash Flow Amount at such time, (ii) 25% of the revenues attributable to any Permitted Acquisitions occurring during such fiscal year and (iii) up to 100% of the Capital Expenditure Base Amount in respect of the immediately preceding fiscal year (and solely the immediately preceding fiscal year) which was not expended during such fiscal year (the “Capital Expenditure Carryover Amount”); provided that any Capital Expenditures made in a particular fiscal year shall first be deemed to have been made with any available Capital Expenditure Base Amount before any Capital Expenditure Carryover Amount for such fiscal year is applied.

SECTION 6.11.  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio

June 30, 2012	4.00:1.00
September 30, 2012	4.00:1.00
December 31, 2012	4.25:1.00
March 31, 2013	4.25:1.00
June 30, 2013	4.25:1.00
September 30, 2013	4.25:1.00
December 31, 2013	4.50:1.00
March 31, 2014	4.50:1.00
June 30, 2014	4.50:1.00
September 30, 2014	4.50:1.00
December 31, 2014	4.50:1.00
March 31, 2015	4.50:1.00
June 30, 2015	4.50:1.00
September 30, 2015	4.50:1.00
December 31, 2015	4.50:1.00
March 31, 2016	4.50:1.00
June 30, 2016	4.50:1.00
September 30, 2016	4.50:1.00

Date or Period	Ratio

December 31, 2016	4.50:1.00
March 31, 2017	4.50:1.00

SECTION 6.12.  Maximum Leverage Ratio.  Permit the Leverage Ratio as of the date specified below to be greater than the ratio set forth opposite such date below for the period of four consecutive fiscal quarters ending on such date:

Date	Ratio

June 30, 2012	3.25:1.00
September 30, 2012	3.25:1.00
December 31, 2012	3.00:1.00
March 31, 2013	3.00:1.00
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013	2.75:1.00
March 31, 2014	2.75:1.00
June 30, 2014	2.75:1.00
September 30, 2014	2.75:1.00
December 31, 2014	2.75:1.00
March 31, 2015	2.50:1.00
June 30, 2015	2.50:1.00
September 30, 2015	2.50:1.00
December 31, 2015	2.50:1.00
March 31, 2016	2.50:1.00
June 30, 2016	2.50:1.00
September 30, 2016	2.50:1.00
December 31, 2016	2.25:1.00
March 31, 2017	2.25:1.00

SECTION 6.13.  Fiscal Year.  With respect to Holdings and the Borrower, change their fiscal year-end to a date other than December 31.

SECTION 6.14.  Certain Equity Securities.  Issue any Equity Interest that is not Qualified Capital Stock.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty,

statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the Administrative Agent Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.02, 5.05 or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender);

(f) (i)  Holdings, the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness), (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice but after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (iii) an “Event of Default” (as defined in the Revolving Facility Agreement) shall have occurred;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any

Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or approve, acquiesce to or take any action in furtherance of, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding that would entitle the other party or parties to an order for relief, (v) make a general assignment for the benefit of creditors, or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment (i) is for the payment of money in an aggregate amount in excess of $7,500,000 or (ii) could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $7,500,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in a material portion of the securities, assets or properties covered thereby, except as a result of the sale or other disposition of the applicable Collateral in a transactions permitted under the Loan Documents; or

(m) there shall have occurred a Change in Control;

(n) the HPUC shall have removed its approval of the Borrower’s consummation of the Transactions or placed conditions upon its approval that are materially different from those set forth in the HPUC Decision and Order and could reasonably be expected to have a Material Adverse Effect; or

(o) the DCCA shall have removed its approval of the Borrower’s consummation of the Transactions or placed conditions upon its approval that are materially different from those set forth in the DCCA Decision and Order and could reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above) the Commitments shall automatically terminate and, at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor subject, except after the occurrence and during the continuance of a Default or an Event of Default, to the consent of the Borrower (such consent not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents.  Without limitation of the foregoing, the Lead Arranger in its capacity as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices; Electronic Communications.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)   if to the Borrower, Holdings, any other Guarantor or any Grantor (as defined in he Guarantee and Collateral Agreement), to it at 1177 Bishop Street, Honolulu, Hawaii 96813, Attention of Robert Reich, Chief Financial Officer (Fax No. 808-546-8957) with a copy to Leonard Klingbaum, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 (Fax No. 212-446-6460, Email: leonard.klingbaum@kirkland.com);

(b)   if to the Administrative Agent, to Credit Suisse, Agency Manager, One Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email:  agency.loanops@credit-suisse.com; and

(c)   if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN

CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

SECTION 9.02.  Survival of Agreement.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Administrative Agent Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.  Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)   Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) and, unless the assignment is to a Lender, an Affiliate of a Lender or a Related Fund, with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05).

(c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding balances of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that it is not a Designated Entity; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)   Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral).  To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(g)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)   Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)   Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05.  Expenses; Indemnity.  (a)   The Borrower and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Administrative Agent and the Collateral Agent in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), and all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Shearman & Sterling LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of one primary counsel, one local counsel and one special counsel for the Administrative Agent, the Collateral Agent and the Lenders, collectively (except that, in the case of an actual or perceived conflict among any of the Lenders, the Lead Arranger, the Administrative Agent or the Collateral Agent, the fees and expenses of one separate counsel for all persons similarly situated as required to address such conflict shall also be reimbursed).

(b)   The Borrower and Holdings agree, jointly and severally, to indemnify the Lead Arranger, the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any actions, judgments, suits, litigations or investigations of any kind or nature whatsoever, arising out of or in connection with (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c)   To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Lead Arranger, the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Lead Arranger, the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Lead Arranger, the Administrative Agent or the Collateral Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans and unused Commitments at the time.

(d)   To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any other term or provision of this Agreement or any other Loan

Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section 9.05 shall be payable not later than 10 days after written demand therefor accompanied by reasonable documentation with respect to any amount so requested.

SECTION 9.06.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)   Neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release all or substantially all of the value of the guarantees of the Guarantors under the Guarantee and Collateral Agreement or all or substantially all of the Collateral, without the prior written consent of each Lender (unless such transaction is permitted pursuant to the terms hereof), (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV, (vi) amend or modify Section 9.04 to impose any additional restrictions on any Lender’s ability to assign its rights and obligations hereunder without the prior written consent of each Lender or (vii) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c)   The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided that the Lenders shall have been given at least five Business Day’s prior written notice and the Required Lenders shall not have raised an objection thereto.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.  Entire Agreement.  This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.  (a)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b)   Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, other advisors and numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and obligated to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings; provided that, in the case of Information received from the Borrower or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC., as Borrower

By:	/s/ Robert Reich
Name: Robert Reich
Title: SVP – CFO

HAWAIIAN TELCOM HOLDCO, INC., as Guarantor

By:	/s/ Robert Reich
Name: Robert Reich
Title: SVP – CFO

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Managing Director

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Associate

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Managing Director

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Associate

[Signature Page to Credit Agreement]

Schedules to Senior Secured Loan Agreement

Schedule 1.01(a)
Refinanced Indebtedness

Senior Secured Loan Agreement dated as of October 28, 2010 among the Borrower, Holdings, the lenders party thereto and Wilmington Trust FSB, as administrative agent and collateral agent

1

Schedule 1.01(b)
Subsidiary Guarantors

Hawaiian Telcom Communications, Inc.

Hawaiian Telcom, Inc.

Hawaiian Telcom Services Company, Inc.

2

Schedule 1.01(c)
Mortgaged Property

The following real property is owned by the Borrower and its Subsidiaries:

See Annex A.

The following real property is leased by the Borrower and its Subsidiaries:

See Annex B.

3

Schedule 1.01(d)
Anticipated Tower Lease-Back

Disposition of certain transmission towers utilized for attaching radio, microwave and cellular transmission equipment having an estimated realizable value of approximately $4 million.

4

Schedule 1.01(e)
Designated Entities

Sandwich Isles Communications, Inc.

Wavecom Solutions Corporation

TW Telecom, Inc.

Time Warner Cable, Inc.

5

Schedule 1.01(f)
Specified Facilities

Consolidation, rationalization and disposition of certain baseyard and warehouse facilities having an estimated realizable value of approximately $20 million.

6

Schedule 2.01
Lenders and Commitments

On file with Administrative Agent.

7

Schedule 3.08
Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Ownership Interest	Subsidiary Loan Party
Hawaiian Telcom Communications, Inc.	Delaware	100% of common stock owned by Hawaiian Telcom Holdco, Inc.	N/A
Hawaiian Telcom, Inc.	Hawaii	100% of common stock owned by Hawaiian Telcom Communications, Inc.	Yes
Hawaiian Telcom Services Company, Inc.	Delaware	100% of common stock owned by Hawaiian Telcom Communications, Inc.	Yes
Hawaiian Telcom Insurance Company, Incorporated	Hawaii	100% of common stock owned by Hawaiian Telcom, Inc.	No

8

Schedule 3.09
Litigation

None

9

Schedule 3.17
Environmental Matters

None

10

Schedule 3.18
Insurance

[*]

* Confidential Treatment Requested for This Page and Following Six Pages

11

Schedule 3.19(a)
UCC Filing Offices

Loan Party:	Filing Office:

Hawaiian Telcom Holdco, Inc.	Delaware Secretary of State

Hawaiian Telcom Communications, Inc.	Delaware Secretary of State

Hawaiian Telcom, Inc.	Hawaii Bureau of Conveyances

Hawaiian Telcom Services Company, Inc.	Delaware Secretary of State

18

Schedule 3.19(c)
Mortgage Filing Offices

The place of filing for each Mortgaged Property is the Bureau of Conveyances of the State of Hawaii.

See Annex A.  Each parcel of real property set forth therein is a Mortgaged Property except where otherwise noted.  Hawaiian Telcom, Inc., a Hawaii corporation, is the Person that owns each Mortgaged Property set forth on Annex A.  Annex A sets forth the current record owner of each Mortgaged Property listed therein as set forth in the records of the filing office for such property.

19

Schedule 3.20(a)
Owned Real Property

The following real property is owned by the Borrower and its Subsidiaries:

See Annex A.

20

Schedule 3.20(b)
Leased Real Property

The following real property is leased by the Borrower and its Subsidiaries:

See Annex B.

21

Schedule 4.02(a)
Local and Regulatory Counsel

Local Counsel:	Law Offices of Wesley Y. S. Chang

Local Regulatory Counsel:	Morihara Lau & Fong LLP

FCC Regulatory Counsel:	Law Offices of Gregory J. Vogt, PLLC

22

Schedule 5.13
Post-Closing Covenants

(a)           The Borrower shall use commercially reasonable efforts to obtain, on or prior to the date that is 270 days after the Closing Date (or such later date as may be determined by the Collateral Agent in its sole discretion), (i) landlord consents, in form and substance reasonably satisfactory to the Collateral Agent, required for the granting of a leasehold mortgage in favor of the Collateral Agent with respect to the Mortgaged Property which constitutes a lease and which is not encumbered by a Mortgage on the date hereof, and (ii) all consents, in form and substance reasonably satisfactory to the Collateral Agent, required for the granting of a mortgage in favor of the Collateral Agent with respect to any easement which constitutes Mortgaged Property and which is not encumbered by a Mortgage on the date hereof.

(b)           The Borrower shall, on or prior to the date that is 60 days following the Closing Date (or such later date as may be determined by the Collateral Agent in its sole discretion), deliver to the Collateral Agent (A) a Mortgage with respect to each “Regular System” and each “Land Court System” Mortgaged Property (other than the Mortgaged Property referred to in clauses (c) and (d) of this Schedule 5.13) which is not encumbered by a Mortgage on the date hereof and (B) a customary legal opinion with respect to the same from the Borrower’s counsel, in form and substance satisfactory to the Collateral Agent.

(c)           The Borrower shall, on or prior to the date that is 90 days following the Closing Date (or, in relation to the consents obtained pursuant to clause (a) of this Schedule 5.13, following the date such consent is obtained, or, in either case, such later date as the Collateral Agent may agree in its sole discretion), deliver to the Collateral Agent (A) a leasehold Mortgage with respect to each “Regular System” and each “Land Court System” Mortgaged Property which constitutes a lease which is not encumbered by a Mortgage on the date hereof and (B) a customary legal opinion with respect to the same from the Borrower’s counsel, in form and substance satisfactory to the Collateral Agent.

(d)           The Borrower shall, (i) on or prior to the date that is 90 days following the Closing Date (or, in relation to the consents obtained pursuant to clause (a) of this Schedule 5.13, following the date such consent is obtained, or, in either case, such later date as the Collateral Agent may agree in its sole discretion), deliver to the Collateral Agent (A) a Mortgage with respect to each easement which constitutes a “Regular System” Mortgaged Property which is not encumbered by a Mortgage on the date hereof and (B) a customary legal opinion with respect to the same from the Borrower’s counsel, in form and substance satisfactory to the Collateral Agent and (ii) on or prior to the date that is 180 days following the Closing Date (or, in relation to the consents obtained pursuant to clause (a) of this Schedule 5.13, following the date such consent is obtained, or, in either case, such later date as the Collateral Agent may agree in its sole discretion), deliver to the Collateral Agent (A) a Mortgage with respect to each easement which constitutes a “Land Court System” Mortgaged Property which is not encumbered by a Mortgage on the date hereof and (B) a customary legal opinion with respect to the same from the Borrower’s counsel, in form and substance satisfactory to the Collateral Agent.

Notwithstanding the foregoing, with respect to any easement which constitutes a “Land Court System” Mortgaged Property intended to be mortgaged pursuant to clause (a) or (d) above that

23

the Administrative Agent determines in its sole discretion (after receiving written information in reasonable detail from the Borrower with respect to the feasibility of obtaining and/or historical or anticipated costs required to obtain a mortgage thereon in connection with the Revolving Facility Agreement and the Senior Secured Loan Agreement dated as of October 28, 2010) that the costs of obtaining a mortgage thereon are excessive in relation to the value thereof to the Secured Parties, so long as such easement is not mortgaged to secure obligations under the Revolving Facility Agreement (or any Refinancing thereof), the requirements to deliver any mortgage, consent or opinion with respect to such easement pursuant to clause (a) or (d) above shall not apply; provided that such easement shall not be mortgaged to secure the obligations under the Revolving Facility Agreement (or any Refinancing thereof) unless such easement shall also be mortgaged (with the delivery of each mortgage, consent or opinion described above) to secure the Obligations.

Notwithstanding the foregoing, with respect to any of the easements which constitute “Land Court System” Mortgaged Property intended to be mortgaged pursuant to clause (a) or (d) above, so long as such easements are owned by a Guarantor all of the Equity Interests of which are pledged under the Guarantee and Collateral Agreement, which Guarantor is a special purpose entity that has no Indebtedness and engages in no business or activity other than (i) maintaining its corporate existence, participating in tax, accounting and other administrative activities as the holder, transferor and transferee of such easements, (ii) the performance of obligations under the Loan Documents to which it is a party and (iii) activities incidental to the businesses or activities described in clauses (i) and (ii) above, the requirements to deliver any mortgage, consent or opinion with respect to such easement pursuant to clause (a) or (d) above shall not apply.

(e)           The Borrower shall, on or prior to the date that is 60 days following the Closing Date (or such later date as may be determined by the Collateral Agent in its sole discretion), deliver to the Collateral Agent a copy of, or a certificate as to coverage under, the property insurance policies required by Section 4.01(i) or 5.02 of the Credit Agreement and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, all in form and substance satisfactory to the Administrative Agent.

(f)            The Borrower shall, on or prior to the date that is 5 Business Days following the Closing Date (or such later date as may be determined by the Collateral Agent in its sole discretion), deliver to the Collateral Agent a copy of, or a certificate as to coverage under, the liability insurance policies required by Section 4.01(i) or 5.02 of the Credit Agreement and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to name the Collateral Agent as additional insured, all in form and substance satisfactory to the Administrative Agent.

(g)           The Borrower shall, on or prior to the date that is 45 days following the Closing Date (or such later date as may be determined by the Collateral Agent in its sole discretion), deliver to the Collateral Agent a copy of, or a certificate as to coverage under, the insurance policies (other than liability insurance policies, property insurance policies, and insurance policies as referenced below in clause (h)) required by Section 4.01(i) or 5.02 of the Credit Agreement and the applicable provisions of the Security Documents, each of which shall be

24

endorsed or otherwise amended to name the Collateral Agent as additional insured or loss payee, as applicable, all in form and substance satisfactory to the Administrative Agent.

(h)           The Borrower shall, on or prior to the date that is 90 days following the Closing Date (or such later date as may be determined by the Collateral Agent in its sole discretion), deliver to the Collateral Agent a copy of the policies of title insurance, the Standard Flood Hazard Determinations and the flood insurance and other documentation referred to in clauses (iv) and (v) of Section 4.01(h) and in Section 5.02(c) of the Credit Agreement.

(i)            The Borrower shall, on or prior to the date that is 5 Business Days following the Closing Date (or such later date as may be determined by the Collateral Agent in its sole discretion), deliver to the Collateral Agent deposit account control agreements and securities account control agreements with respect to the Investment Property and Deposit Accounts constituting (or intended to constitute) Collateral necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

25

Schedule 6.01
Existing Indebtedness

Indebtedness under the Revolving Facility Agreement.

Also, see Annex C.

26

Schedule 6.02
Existing Liens*

Liens securing Indebtedness under the Revolving Facility Agreement.

Also, see Annex C.

*  The recordation of the termination of certain mortgages securing the Refinanced Indebtedness will not be completed on the Closing Date.

27

Schedule 6.04(j)
Investments

a.               Hawaiian Telcom, Inc. owns 100% of the outstanding common stock of Hawaiian Telcom Insurance Company, Incorporated

26

Annex A

Owned Real Property

On file with Administrative Agent.

27

Annex B

Leased Real Property

On file with Administrative Agent.

Annex C

Surety Bond Schedule

[*]

* Confidential Treatment Requested for This Page and Following Page

29

Annex D

Additional Property Insurance Information

[*]

* Confidential Treatment Requested for This Page and Following Page

31

EXHIBIT A

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

ARTICLE I.Administrative Details Reply Form

I.                                        GENERAL INFORMATION

Deal Name:

Lender Institution’s Legal Name for Documentation Purposes:

Name, Phone and Fax Number of	Phone:
Individual(s) to Receive Draft(s):	Fax:

Number of Signature Lines Required:

II.                                   LENDER CONTACT INFORMATION

	CREDIT CONTACT	CLOSING CONTACT
Primary Contact Name:
Back-up Name:
Street Address (for courier purposes):
Primary Contact Phone Number:
Back-up Contact Phone Number:
Primary Contact Fax Number:
Back-up Contact Fax Number:
Primary Contact E-mail Address:
Back-up Contact E-mail Address:

* Please list any special function contacts on a separate sheet (i.e. L/C’s, Foreign Currency, Bid Loans, etc.)

A-1

DEAL ADMINISTRATOR
Primary Contact Name:
Back-up Name:
Street Address (for courier purposes):
Primary Contact Phone Number:
Primary Contact Fax Number:
Primary Contact E-mail Address:

* Please list any special function contacts on a separate sheet (i.e. L/C’s, Foreign Currency, Bid Loans, etc.)

III.                              FINANCIAL INFORMATION, COMPLIANCE, INTRALINKS, EXECUTED CLOSING DOCUMENTS, ETC.

Bank Name:
Address:
Department:
Contact Name:
Contact Phone:
Contact Fax:
Contact Email:

* Please list any additional or non-Fed payment instructions on a separate sheet.

IV.                               LENDER FED PAYMENT INSTRUCTIONS*

Bank Name:
City and State:
ABA Routing Number:
Account Name:
Account Number:
Re:
Attention:
Ref:

* Please list any additional or non-Fed payment instructions on a separate sheet.

V.                                    TAX REPORTING INFORMATION

A-2

EXHIBIT B

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Credit Agreement dated as of [                    ], 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, to date, the “Credit Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (“Holdings”), the Lenders, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1.             Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined herein) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement.  After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Loans owing to such Assignee will be as set forth on Schedule 1 hereto.

2.             Such Assignor (i) warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding balances of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth on Schedule 1 hereto; (ii) acknowledges that the Administrative Agent has no duty to confirm whether the Assignee is an Eligible Assignee; and (iii) except as set forth in (i) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto.

3.             The Assignee (i) represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that it is not a Designated Entity or any of its Affiliates; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) of the Credit Agreement or delivered pursuant to Section 5.04 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it deems appropriate, continues to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee and acknowledges that the Administrative Agent has no duty to confirm whether the Assignee is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms therein, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (viii) attaches any U.S. Internal Revenue Service forms required under Section 2.20 of the Credit Agreement (and undertakes to deliver to the Administrative Agent originals of any such U.S. Internal Revenue Service form) and a completed Administrative Questionnaire required to be provided pursuant to Section 9.04(b).

4.             Following the execution of this Assignment and Acceptance Agreement, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent.

5.             Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

6.             Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the

Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee for amounts which have accrued from and after the Effective Date and to the Assignor for amounts which have accrued to but excluding the Effective Date.

7.             This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.             This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

[The Remainder of This Page Has Been Intentionally Left Blank]

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Effective Date:

, 20

Assignors

, as Assignor

[Type or print legal name of Assignor]

By
Title:

Dated: , 20

, as Assignor

[Type or print legal name of Assignor]

By
Title:

Dated: , 20

, as Assignor

[Type or print legal name of Assignor]

By
Title:

Dated: , 20

Assignees

, as Assignee

[Type or print legal name of Assignee]

By
Title:

Dated: , 20

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee

[Type or print legal name of Assignee]

By
Title:

Dated: , 20

Domestic Lending Office:

Eurodollar Lending Office:

Accepted and Approved this          day of                     , 20

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH(1)
as Administrative Agent

By
Title:

(1)  The consent of the Administrative Agent is required unless the assignment is to a Lender, an Affiliate of a Lender or a Related Fund.

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Term Loan and Term Loan Commitment
Percentage interest assigned		%		%		%		%		%
Commitment assigned	$		$		$		$		$
Outstanding principal amount of Loan assigned	$		$		$		$		$

EXHIBIT C

FORM OF

BORROWING REQUEST

To:	Credit Suisse AG, Cayman Islands Branch
as Administrative Agent for the Lenders
One Madison Avenue
New York, NY 10010

Attention:  Manager — Agency

[Insert Date]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of [                    ], 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, to date, the “Credit Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (“Holdings”), the Lenders, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby gives you notice that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which is a Business Day)

(B)	Principal amount of Borrowing $

(C)	Funds are requested to be disbursed to the following account(s) of Borrower: (2)

(D)	The requested Borrowing is a [Term Borrowing] [Incremental Term Borrowing]
(E)	The requested Borrowing is [a Eurodollar Borrowing] [an ABR Borrowing].

(2)           Specify the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of the Credit Agreement.

C-1

[(F)	The Interest Period with respect to such Eurodollar Borrowing is:	](3)

HAWAIIAN TELCOM COMMUNICATIONS, INC., as Borrower

By:
Name:
Title:

(3)           For Eurodollar Borrowings only.

C-2

EXHIBIT D

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

See attached.

D-1

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

February 29, 2012

among

HAWAIIAN TELCOM HOLDCO, INC.,

HAWAIIAN TELCOM COMMUNICATIONS, INC.,

THE SUBSIDIARIES OF HAWAIIAN TELCOM COMMUNICATIONS, INC.
IDENTIFIED HEREIN

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Agent

i

ii

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property
Schedule IV	Jurisdiction of Organization, Identification Number and Location of Chief Executive Office

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Perfection Certificate

iii

GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of February 29, 2012, among HAWAIIAN TELCOM HOLDCO, INC. (“Holdings”, HAWAIIAN TELCOM COMMUNICATIONS, INC. (“Borrower”), the Subsidiaries of HAWAIIAN TELCOM COMMUNICATIONS, INC. identified herein and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such capacity, and together with its successors and assigns, the “Collateral Agent”).

WHEREAS, Holdings, Borrower, the Lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent (in such capacity, the “Administrative Agent”) for such Lenders and the Collateral Agent have entered into that certain Credit Agreement, dated as of February 29, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders will extend to the Borrower new senior secured term loans in an outstanding aggregate principal amount of $300,000,000 as set forth therein, and it is a condition precedent to the obligations of the Lenders under the Credit Agreement and the entry into Secured Hedge Agreements (as defined herein) (if any) by the Hedge Banks (as defined herein) from time to time, among other things, that the Grantors shall execute and deliver this Agreement on behalf of and for the ratable benefit of the Secured Parties;

WHEREAS, pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined);

WHEREAS, Holdings and the Subsidiary Guarantors are affiliates of the Borrower and will derive substantial benefits from the transactions contemplated by the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Administrative Agent and the Collateral Agent to enter into the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements, and for other good, fair and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by each Grantor, each Grantor hereby agrees with the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01                    Credit Agreement.  (a)  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)         The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02                    Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Communications Act” means the Communications Act of 1934 and any successor Federal statute, and the rules, regulations and published policies of the FCC thereunder, all as amended and in effect from time to time.

“Copyright License” means any written agreement (including, without limitation, those listed in Schedule III), now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor:  (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Deposit Account” has the meaning assigned to such term in the New York UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“FCC” means the Federal Communications Commission and any successor agency of the Federal government administering the Communications Act.

“FCC Licenses” means all licenses, certificates, permits or other authorizations granted by the FCC pursuant to the Communications Act which are required for the conduct of any business or activity subject thereto.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.05.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), FCC Licenses, Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

2

“Grantors” means Holdings, the Borrower and the Subsidiary Guarantors.

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Hedge Bank” shall mean any Person that is an Administrative Agent, the Collateral Agent, or a Lender or an Affiliate of any of the foregoing (or was an Administrative Agent, the Collateral Agent or a Lender or an Affiliate of any of the foregoing at the time it entered into a Secured Hedge Agreement), in its capacity as a party to a Secured Hedge Agreement.

“Intellectual Property” means all intellectual and similar intangible property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, rights in Technology, trade secrets, internet domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases, and all additions, improvements and accessions to any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting any right to any third party under any Intellectual Property now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Intellectual Property now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, receivership or other similar proceeding, regardless of whether a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations and liabilities of the Borrower to any of the Secured Parties under the Credit Agreement, each of the other Loan Documents and each other document made, delivered or given in connection therewith, including obligations to pay fees, disbursements, costs, expenses, reimbursement obligations and indemnification obligations or otherwise, whether primary, secondary, direct, contingent, fixed, due or to become due, or now existing or hereinafter incurred or otherwise (including monetary obligations incurred during the pendency of any petition in bankruptcy, or the commencement of any insolvency, reorganization, receivership or other similar proceeding, regardless of whether a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), (b) all other obligations and liabilities of each Grantor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Secured Parties that are required to be paid by any Grantor pursuant to the terms of the Loan Documents) and (c) the due and punctual performance of all other obligations of each Loan Party under or pursuant to the Credit Agreement and each of the other Loan Documents.

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“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party under each Secured Hedge Agreement; provided, that for purposes of this Agreement, the amount of any obligations under any Secured Hedge Agreement shall be reduced by the amount of cash deposits, if any, securing such Secured Hedge Agreement and which are held by the counterparty to such Secured Hedge Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention, design, idea, concept, method, technique, technology or process on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention, design, idea, concept, method, technique, technology or process on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and (b) all reissues, re-examinations, continuations, divisions, continuations-in-part, renewals or extensions thereof, supplemental perfection certificates relating thereto and the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer and the chief legal officer of the Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

“Secured Hedge Agreement” shall mean any Hedging Agreement permitted under Article VI of the Credit Agreement which is entered into between any Hedge Bank and any Loan Party.

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“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each Hedge Bank, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the permitted successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Guarantors” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Closing Date.

“Technology” means all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, models, routines, data, databases, information, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, compilations, manuals, memoranda, documentation, marketing materials, customer lists, recordings, graphs, drawings, schematics, blueprints, prototypes, flow charts, charts, graphics, reports, manuscripts, pictorial materials, analyses and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that is used in, incorporated in, embodied in, displayed by or related to the foregoing.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers,  now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith (excluding intent-to-use applications), including registrations and registration applications in the United States Patent and Trademark Office (excluding intent-to-use applications) or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II
GUARANTEE

SECTION 2.01                    Guarantee.  (a)  Each Guarantor guarantees, jointly and severally, unconditionally and irrevocably, as primary obligor and not merely as surety, with the other Guarantors, to the Collateral Agent for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the due and punctual payment and

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performance of the Obligations (whether at stated maturity, by acceleration or otherwise).  Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.  Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b)         Anything herein or in any other Loan Document to the contrary notwithstanding, (i) the maximum liability of each Guarantor hereunder and under the other Loan Documents and any Secured Hedge Agreements shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors and (ii) the maximum liability of the Borrower under this Section 2 shall in no event exceed the amount which can be guaranteed by the Borrower under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors.

(c)          Each Guarantor agrees that the Borrower’s Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee of such Guarantor contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d)         The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations shall have been satisfied by full and final payment in cash.

(e)          No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower or any Guarantor under this Section 2 which shall, notwithstanding any such payment (other than any payment made by the Borrower or such Guarantor in respect of the Obligations or any payment received or collected from the Borrower or such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of the Borrower or such Guarantor hereunder until the Obligations are fully and finally paid in cash.

SECTION 2.02                    Guarantee of Payment.  Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03                    No Limitations.  (a)  Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any

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reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance).  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Obligations).  Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)         To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash or immediately available funds of all the Obligations (other than indemnification obligations for which no claim giving rise thereto has been asserted).  The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash or immediately available funds.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04                    Reinstatement.  Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

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SECTION 2.05       Agreement to Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation.  Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06       Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07       Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto or the lack of perfection or failure of priority of any security for the Obligations or any part thereof at any time or from time to time held by the Collateral Agent or any Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any Secured Party, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against

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the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability under this Section 2, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 2.08       Payments.  The Borrower and each Guarantor hereby guarantees that payments by it hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars and otherwise in accordance with Section 2.19 of the Credit Agreement.

ARTICLE III
PLEDGE OF SECURITIES

SECTION 3.01       Pledge.  As collateral security for the payment or performance, as the case may be, in full of the Obligations (whether at stated maturity, by acceleration or otherwise), each Grantor hereby delivers, mortgages, hypothecates, pledges, assigns and transfers, as appropriate, to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a lien on and first priority security interest in, all of such Grantor’s right, title and interest in, to and under (a) the shares of capital stock and other Equity Interests of the Borrower and each Subsidiary owned by it and listed on Schedule II and any other Equity Interests or the Borrower and each Subsidiary obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (x) to the extent applicable law requires that a subsidiary of such Grantor issue directors’ qualifying shares, such qualifying shares and (y) to the extent (but only to the extent) reasonably expected to cause adverse tax consequences to the Borrower, any Equity Interests in any Foreign Subsidiary to the extent resulting in more than 66% of the total combined voting power of all classes of stock in such Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (on a fully diluted basis) being pledged to the Collateral Agent, on behalf of the Grantors, under this Agreement (it being understood that all of the Equity Interests in any Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) shall be Collateral pledged hereunder); (b)(i) the debt securities listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to such Grantor by Holdings, the Borrower or any Subsidiary and (iii) the certificates, promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect

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of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02       Delivery of the Pledged Collateral.  (a)  Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities.

(b)   Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by Holdings, the Borrower or any Subsidiary to be evidenced by a duly executed promissory note and, if in an amount in excess if $250,000, pledged and delivered to the Collateral Agent pursuant to the terms hereof.

(c)   Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied, to the extent necessary or reasonably required to perfect the security interest in or allow realization on the Pledged Collateral, by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03       Representations, Warranties and Covenants.  The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)   Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes or other instruments evidencing Indebtedness required to be pledged hereunder or under the Credit Agreement;

(b)   the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof;

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(c)   except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the Pledged Securities free and clear of all Liens, other than Liens created by this Agreement, Liens expressly permitted under Section 6.02(c), (d), (f), (k) or (q) or (to the extent relating to the Liens securing obligations under the Revolving Facility Agreement or any Refinancing thereof) Section 6.02(a) of the Credit Agreement and transfers made in compliance with the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement, Liens expressly permitted under Section 6.02(c), (d), (f), (k) or (q) or (to the extent relating to the Liens securing obligations under the Revolving Facility Agreement or any Refinancing thereof) Section 6.02(a) of the Credit Agreement and any assignment or transfer expressly permitted under the Credit Agreement, and (iv) subject to any right of such Grantor under the Loan Documents to dispose of Pledged Collateral, as to any material portion of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and Liens expressly permitted under Section 6.02(c), (d), (f), (k) or (q) or (to the extent relating to the Liens securing obligations under the Revolving Facility Agreement or any Refinancing thereof) Section 6.02(a) of the Credit Agreement), however arising, of all Persons whomsoever;

(d)   except for restrictions and limitations imposed by the Loan Documents and the Revolving Facility Agreement or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral (other than limited liability company or partnership interests) is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)   each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)    no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)   by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in the State of New York, the Collateral Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

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(h)   the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein and in the Intercreditor Agreement.

SECTION 3.04       [RESERVED]

SECTION 3.05       Registration in Nominee Name; Denominations.  The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent) if an Event of Default shall have occurred and be continuing or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent.  Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  If an Event of Default shall have occurred and be continuing the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06       Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given not less than five Business Days’ prior written notice to the Grantors that their rights under this Section 3.06 are being suspended:

(i)    Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii)   The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)  Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger,

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consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b)   Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have given not less than five Business Days’ prior written notice to the Grantors of the suspension of their rights under this Section 3.06, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.03.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c)   Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have given not less than five Business Days’ prior written notice to the Grantors of the suspension of their rights under this Section 3.06, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived, each Grantor will have the right to exercise the voting and consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE IV
SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 4.01       Security Interest.  (a)  As collateral security for the payment or performance, as the case may be, in full of the Obligations (whether at stated maturity, by acceleration or otherwise), each Grantor hereby mortgages, pledges, hypothecates, grants,

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assigns and transfers to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a lien on and a first priority security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)        all Accounts;

(ii)       all Chattel Paper;

(iii)      all Deposit Accounts;

(iv)     all Documents;

(v)      all Equipment;

(vi)     all General Intangibles;

(vii)    all Instruments;

(viii)   all Inventory;

(ix)      all Investment Property;

(x)       Letter-of-Credit Rights;

(xi)      Commercial Tort Claims;

(xii)     all books and records pertaining to the Article 9 Collateral;

(xiii)    all Goods (including, without limitation, Fixtures) and other personal property not otherwise described above;

(xiv)    the non-exclusive cable franchise referred to in that certain Decision and Order No. 352 issued by the Department of Commerce and Consumer Affairs of the State of Hawaii, dated June 24, 2011; and

(xv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b)   Notwithstanding the foregoing, no security interest shall be granted in (i) any FCC License or Intellectual Property to the extent that the Communications Act or other applicable law prohibits the granting of a security interest therein or the grant of a security interest therein could result in the cancellation, voidance or invalidity of such Intellectual Property, (ii) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such

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Intangible Asset (A) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Intangible Asset, (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided, that in any event any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be excluded from the Collateral to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) subject to Section 9-406 of the New York UCC and (iii) (A) any property excluded from the definition of Pledged Stock by virtue of the proviso to Section 3.01 hereof and (B) to the extent prohibited by law or regulatory restriction or so long as Hawaiian Telcom Insurance Company, Incorporated does not engage in any business or activity other than maintaining insurance for workers compensation and related matters and maintaining its corporate existence, participating in tax, accounting and other administrative activities, and activities incidental thereto, the Equity Interests in Hawaiian Telcom Insurance Company, Incorporated or (iv) any Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, any license, contract or agreement evidencing or giving rise to such property (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-409, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; provided further that the applicable Grantor shall use commercially reasonable efforts to have such provision waived or eliminated (collectively, “Excluded Assets”).  If and when such property shall cease to be Excluded Assets, such property shall be deemed at all times from and after the date hereof to constitute Article 9 Collateral.

(c)   Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (a) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (b) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of

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any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(d)   The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.02       Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a)   Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and is in full force and effect.

(b)   The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date.  The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate, are all the filings, recordings and registrations (other than filings that may be required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States Trademarks and United States Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.  Each Grantor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof) and containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending and in which a security interest is granted hereunder) and United States registered Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of Patents, Trademarks and

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Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending and in which a security interest is granted hereunder) and United States registered Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c)   The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted to be prior to the Security Interest pursuant to Section 6.02 of the Credit Agreement or arising by operation of law.

(d)   The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement or arising by operation of law.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e)   On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule IV.  Such Grantor has furnished to the Collateral Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

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SECTION 4.03       Covenants.  Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full:

(a)   In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

(b)   If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security  or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement; provided, that the Grantors shall not be obligated to deliver to the Collateral Agent any Instruments or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments and Chattel Paper held by all Grantors at such time does not exceed $250,000.

(c)   Such Grantor will maintain, with financially sound and reputable companies, insurance policies in accordance with the requirements of Section 5.02 of the Credit Agreement.

(d)   Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral in accordance with Section 5.03 of the Credit Agreement or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

(e)   (i)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.02 and shall defend such security interest against the claims and demands of all Persons whomsoever in accordance with Section 4.03(l).

(ii)   At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (A) the filing of any financing or continuation statements under the

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Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (B) in the case of  Investment Property, Deposit Accounts and Letter-of-Credit Rights, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

(f)    Each Grantor will not, except upon prior notice to the Collateral Agent and delivery to the Collateral Agent of any additional documents reasonably requested by the Collateral Agent that are necessary to maintain the validity, perfection and priority of the security interests provided for herein, effect any change (i) in name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization.  Each Grantor agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.  Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest (with the same priority as immediately before such change) in all the Article 9 Collateral.

(g)   [RESERVED]

(h)   (i)  If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any issuer thereof (each, an “Issuer”), whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Secured Parties, hold the same in trust for the Collateral Agent and the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations.  Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property, or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust

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for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.  Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Collateral Agent or deliver to the Collateral Agent as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (A) such liquidation, dissolution or distribution would be permitted by the Credit Agreement and (B) the proceeds thereof are applied toward prepayment of Loans to the extent required by the Credit Agreement.

(ii)   Without the prior written consent of the Collateral Agent, such Grantor will not (A) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, unless such securities are delivered to the Collateral Agent, concurrently with the issuance thereof, to be held by the Collateral Agent as Collateral, (B) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (C) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (D) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof, in each case except to the extent permitted under the Credit Agreement.

(iii)  In the case of each Grantor which is an Issuer, such Issuer agrees that (A) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (B) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (C) the terms of Section 5.07 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.07 with respect to the Pledged Securities issued by it.

(iv)  Each Issuer that is a Grantor and is a partnership or a limited liability company (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the New York UCC (a “Security”), (ii) agrees that it will take no action to cause or permit any such equity interest to become a Security, (iii) agrees that it will not issue any certificate representing any such equity interest and (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a Security, such Issuer will (and the Grantor that holds such equity interest hereby instructs such Issuer to) comply with instructions originated by the Collateral Agent without further consent by such Grantor.

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(i)    None of the Grantors will, without the Collateral Agent’s prior written consent not to be unreasonably withheld, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts that would not reasonably be expected to have a Material Adverse Effect.

(j)    Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

(k)   Upon the request of the Collateral Agent (not to be made more frequently than once per fiscal year so long as no Event of Default has occurred and is continuing), the Borrower shall deliver to the Collateral Agent an updated Perfection Certificate certified by a Financial Officer of the Borrower reflecting all changes since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent Perfection Certificate delivered pursuant to this paragraph.

(l)    Subject to the rights of such Grantor under the Credit Agreement to dispose of Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to material portions of the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in material portions of the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(m)  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, in each case necessary for such preservation, protection and perfection.

Without limiting the generality of the foregoing, each Grantor may supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute registered Copyrights, Patents or registered Trademarks, or applications for the foregoing, and which is material to the conduct of the Grantor’s business; provided that any Grantor shall have the right, exercisable within 30 days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.  Each Grantor agrees that it will use commercially reasonable

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efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

(n)   [RESERVED]

(o)   At its option and following not less than 30 days’ prior written notice to the Borrower, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement unless properly contested in good faith pursuant to Section 5.03 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(p)   Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(q)   None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement.  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except that unless and until the Collateral Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article  9 Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(r)    The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment consistent with its current practices and in accordance with such prudent and standard policies used in industries that are the same or similar to those in which the Grantors are

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engaged and for similarly sized and positioned companies and otherwise in accordance with the requirements set forth in Section 5.02 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.  All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(s)   Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04       Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)   Instruments.  If any Grantor shall at any time hold or acquire any Instruments, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request; provided that, notwithstanding the foregoing, this sentence shall not apply to any Instrument evidencing an amount not in excess of $250,000.

(b)   Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record; provided that, notwithstanding the foregoing, this sentence shall not apply to any electronic chattel paper or other

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“transferable record” evidencing an amount not in excess of $50,000 on an individual basis or $250,000 on an aggregate basis.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under New York UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(c)   Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit with a face amount in excess of $250,000 now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall use commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(d)   Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $250,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 4.05       Covenants Regarding Patent, Trademark and Copyright Collateral.  (a)  Each Grantor agrees that, except as otherwise deemed necessary or advisable by such Grantor in the exercise of its reasonable business judgment, it will not do any act or knowingly omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act as omitting to do any act) whereby any Patent owned by such Grantor that is material to the conduct of such Grantor’s business is reasonably expected to become prematurely invalidated, forefeited, unenforceable or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any products covered by any such Patent as necessary and sufficient to preserve its rights under applicable patent laws.

(b)   Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark owned by such Grantor that is material to the conduct of such Grantor’s business, (i) except as otherwise deemed necessary or advisable by such Grantor in the exercise of its reasonable business judgment, maintain such Trademark in full force free from any abandonment or invalidity for non-use, (ii) display such Trademark with notice of Federal or

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foreign registration or claim of trademark or service mark as required to establish and preserve its rights under applicable law and (iii) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c)   Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright owned by such Grantor that is material to the conduct of any Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as required to establish and preserve its rights under applicable copyright laws.

(d)   Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright owned by such Grantor that is material to the conduct of its business is reasonably likely to become imminently abandoned or lost or prematurely dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e)   In the event that any Grantor, either itself or through any agent, employee, licensee or designee, files an application for any Patent or for the registration of any Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, or receives notification that an intent-to-use Trademark application has been approved, such Grantor shall promptly inform the Collateral Agent, and, upon request of the Collateral Agent, shall execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f)    Each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each application relating to the Patents, Trademarks and/or Copyrights which are material to the conduct of any Grantor’s business (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if such Grantor believes it necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)   In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be materially infringed, misappropriated or diluted by

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a third party, such Grantor shall promptly notify the Collateral Agent and shall, if such Grantor believes it necessary in its reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h)   Each Grantor owns, licenses or otherwise has the right to use all material Intellectual Property used in the operations of such Grantor’s respective business, without infringement upon or conflict with the rights of any other Person with respect thereto, except, in each case, for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and no claim or litigation regarding any of the foregoing is pending or threatened.

(i)    Such Grantor (either itself or through licensees) will not do any act, or knowingly omit to do any act, whereby any material trade secret owned by such Grantor may become publicly available, available to any third party without obligation of confidentiality or otherwise unprotectable.

(j)    Each Grantor takes commercially reasonable steps to maintain and protect its rights in and to Intellectual Property owned by such Grantor that is material to the conduct of its business.

(k)   Upon and during the continuance of an Event of Default, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE V
REMEDIES

SECTION 5.01       Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Grantor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, each Grantor agrees that the

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Collateral Agent shall have the right, subject to the mandatory requirements of applicable law (including requirements under the Uniform Commercial Code), to sell, license, sublicense, assign or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

SECTION 5.02       Proceeds to be Turned Over to Collateral Agent.  If an Event of Default shall occur and be continuing:

(a)   upon written demand by the Collateral Agent, all Proceeds received by any Grantor consisting of cash, checks and Instruments shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required);

(b)   all Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a collateral account maintained under its sole dominion and control; and

(c)   all Proceeds while held by the Collateral Agent in a collateral account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied pursuant to Section 5.03.

So long as no Event of Default shall have occurred and be continuing, Proceeds held in such collateral account shall be released to such Grantor.

SECTION 5.03       Application of Proceeds.  If any Event of Default shall have occurred and be continuing, any cash proceeds in respect of any collection or sale of all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or applied in whole or in part by the Collateral Agent in the following manner:

FIRST,  to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the payment of all advances made by the Collateral Agent

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hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt by the Collateral Agent or by the officer making the sale of such proceeds shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.04       Grant of License to Use Intellectual Property.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent a nonexclusive license (which shall be irrevocable during the term of this Agreement and exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense, provided that the Collateral Agent comply with the terms of any applicable License, solely to the extent necessary to properly exercise its remedies during such Event of Default, any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and provided that the Collateral Agent comply with the terms of any applicable License, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and solely during the continuation of an Event of Default.

SECTION 5.05       Securities Act.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may

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be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “Blue Sky” or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.05 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.06       Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law.  Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.06 with respect to any Grantor’s Collateral, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral of such

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Grantor or in any way relating to the Collateral of such Grantor or the rights of the Collateral Agent and the Secured Parties hereunder with respect thereto, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of such Grantor, in the order specified in Section 5.03, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable within Section 9-611 of the New York UCC and proper if given at least 10 days before such sale or other disposition.

Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold shall be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent

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jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.06 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.07       Registration Rights.  (a)  Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, such Grantor will, at any time and from time to time, upon the written request of the Collateral Agent, cause the issuer of such Pledged Collateral to (i) take such action and prepare, distribute and/or file such documents, as are required or advisable in the sole opinion of the Collateral Agent or the counsel for the Collateral Agent to permit the public sale of such Pledged Collateral, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Federal Securities Laws and the rules and regulations of the Securities and Exchange Commission applicable thereto and (iv) comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act of 1933.  Each Grantor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including; without limitation, reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein.  Each Grantor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations.  Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.07.  Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.07 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.07 may be specifically enforced.

(b)   Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral, by reason of certain prohibitions contained in the Federal Securities Laws and applicable state securities laws or otherwise, and may be

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compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Federal Securities Laws, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)   Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.07 valid and binding and in compliance with any and all other applicable laws.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.07 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.07 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

SECTION 5.08       Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

ARTICLE VI
INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 6.01       Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 6.03), the Borrower and Holdings, jointly and severally, agree that (a) in the event a payment of an obligation shall be made by any Subsidiary Guarantor under this Agreement, the Borrower and Holdings, jointly and severally, shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation owed to any Secured Party, the Borrower and Holdings, jointly and severally, shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02       Contribution and Subrogation.  Each Subsidiary Guarantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Subsidiary Guarantor hereunder in respect of any Obligation or assets of any other

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Subsidiary Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Subsidiary Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower and Holdings as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Subsidiary Guarantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03       Subordination.  (a)  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash or immediately available funds of the Obligations.  No failure on the part of the Borrower, Holdings or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b)   Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash or immediately available funds of the Obligations.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01       Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02       Waivers; Amendment.  (a)  No failure or delay by the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by

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paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 7.03       Collateral Agent’s Fees and Expenses; Indemnification.  (a)  The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b)   Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.

(c)   Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents.  The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 7.03 shall be payable on written demand therefor.

SECTION 7.04       Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

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SECTION 7.05                    Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Hedge Banks and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or Hedge Bank on its behalf and notwithstanding that the Collateral Agent, any Hedge Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as any Obligations are outstanding and so long as the Commitments have not expired or terminated.

SECTION 7.06                    Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic means of transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.07                    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08                    Right of Set-Off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Subsidiary Guarantor against any of and all the obligations of such Subsidiary Guarantor now or hereafter existing under this agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be

35

unmatured.  The rights of each Lender under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 7.09                    Governing Law, Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)         Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10                    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

36

SECTION 7.11                    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12                    Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

SECTION 7.13                    Termination or Release.  (a)  This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when (i) all the Loan Document Obligations have been indefeasibly paid in full and (ii) either (x) all Obligations under clause (b) of the definition thereof shall have been indefeasibly paid in full or (y) the occurrence of the termination, expiration or cash collateralization (on terms acceptable to the applicable Hedge Banks) of all Secured Hedge Agreements.

(b)         A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower (or otherwise ceases to be a Guarantor); provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)          Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)         In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Collateral Agent.

37

SECTION 7.14                    Additional Subsidiaries.  Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary that is required to become a party hereto pursuant to Section 5.12 of the Credit Agreement shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a parry to this Agreement.

SECTION 7.15                    Collateral Agent Appointed Attorney-in-Fact.  (a)  Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b)         The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral

38

or any part thereof.  The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.  The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(c)          Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or “all assets” or “All Assets of the Debtor” in any such financing statements.  Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

(d)         Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7.16                    Compliance with Laws.  Notwithstanding anything herein which may be construed to the contrary, no action shall be taken by any of the Collateral Agent and the Secured Parties with respect to the Licenses or any license, permit, certificate or authorization of the FCC or any other federal, state or local regulatory or governmental bodies applicable to or having jurisdiction over any Grantor unless and until any required approval under the Communications Act or any other applicable communications law, and any applicable rules and regulations thereunder, requiring the consent to or approval of such action by the FCC or any governmental or other communications authority, have been satisfied and, to the extent applicable, any action taken with respect to, concerning or affecting the Collateral, directly or indirectly, or any Security Interest granted therein by the Collateral Agent and the Secured Parties shall be subject to any required approval of the FCC and any state or local communications regulatory authority and all applicable communications laws.

SECTION 7.17                    Intercreditor Agreement.  Notwithstanding anything herein or in any of the Loan Documents to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder or under any other Security Document are subject to the provisions

39

of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Security Document, the terms of the Intercreditor Agreement shall govern and control.

SECTION 7.18                    The Mortgages.

In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

[Signature Pages Follow]

40

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HAWAIIAN TELCOM HOLDCO, INC.

By
Name:
Title:

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By
Name:
Title:

HAWAIIAN TELCOM, INC.

By
Name:
Title:

HAWAIIAN TELCOM SERVICES COMPANY, INC.

By
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By
Name:
Title:

By
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Exhibit I to the
Guarantee and
Collateral Agreement

SUPPLEMENT NO.           dated as of           , to the Guarantee and Collateral Agreement dated as of February 29, 2012 (the “Collateral Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (“Holdings”), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, Holdings and the Borrower are referred to collectively herein as the “Grantors”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as Collateral Agent (in such capacity, the “Collateral Agent”).

A.           Reference is made to the Credit Agreement dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders.

B.             Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement referred to therein, as applicable.

C.             The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and to induce the Hedge Banks to enter into Secured Hedge Agreements.  Section 7.14 of the Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Guarantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Hedge Banks to enter into Secured Hedge Agreements and as consideration for Loans previously made and any Secured Hedge Agreements previously entered into:

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.                                In accordance with Section 7.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Guarantor (and accordingly, becomes a Guarantor and a Grantor), Grantor and Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Guarantor, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary.  Each reference to a “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.                                The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.                                This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.                                The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5.                                Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.                            THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.                                In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.                                All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9.                                The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By
Name:
Title

Legal Name:
Jurisdiction of Formation:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By
Name:
Title:

By
Name:
Title:

Schedule I
to the Supplement No        to the
Guarantee and
Collateral Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

Exhibit II to the
Guarantee and
Collateral Agreement

[FORM OF] PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Hawaiian Telcom Communications, Inc. (the “Borrower”), Hawaiian Telcom Holdco, Inc. (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders.  Capitalized terms used but not defined herein have the meanings assigned in the Loan Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Financial Officer of the Borrower and Holdings, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1.             Names.  (a)  The exact legal name of each Grantor(1), as such name appears in its respective certificate of formation, is as follows:

See Schedule 1(a)

(b)  Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

See Schedule 1(b)

(c)  Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization.  If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

See Schedule 1(c)

(d)  The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

See Schedule 1(d)

(1)           The term “Grantors” shall include Holdings, the Borrower and each of their Subsidiaries that are organized under the laws of the United States or any State thereof.

Exh. II-1

(e)  Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization:

See Schedule 1(e)

(f)  Set forth below is the Federal Taxpayer Identification Number of each Grantor:

See Schedule 1(f)

2.             Current Locations.  (a)  The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

See Schedule 2(a)

(b)  The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor:	Jurisdiction:

See Schedule 2(b)

(c)  Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains Equipment or other tangible Collateral (other than the network equipment and telephone poles, telephone lines and other similar equipment owned by Hawaiian Telcom, Inc. situated throughout the State of Hawaii) which are not identified above, and all such Equipment and other tangible Collateral having a fair market value in excess of $100,000 is included in such list:

Grantor	Mailing Address	County	State

See Schedule 2(c)

(d)  Set forth below is a list of all real property held by each Grantor, the name of the Grantor that owns said property and the fair market value apportioned to such site:

Address	Owned/Leased	Entity	Value

See Schedule 2(d)

(e)  Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of

Exh. II-2

such Grantor (other than the network equipment and telephone poles, telephone lines and other similar equipment owned by Hawaiian Telcom, Inc. situated throughout the State of Hawaii) which are not identified above, and all such Equipment and other tangible Collateral having a fair market value in excess of $100,000 is included in such list:

Grantor	Mailing Address	County	State

See Schedule 2(e)

3.             Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

4.             File Search Reports.  File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

5.             UCC Filings.  Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6.             Schedule of Filings.  Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7.             Stock Ownership and other Equity Interests.  Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests.  Also set forth on Schedule 7 is each equity investment of Holdings, the Borrower or any Subsidiary that represents 50% or less of the equity of the entity in which such investment was made.

8.             Debt Instruments.  Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness held by Holdings, the Borrower and each Subsidiary that are required to be pledged under the Collateral Agreement, including all intercompany notes between Holdings and each Subsidiary of Holdings and each Subsidiary of Holdings and each other such Subsidiary.

9.             Mortgage Filings.  Attached hereto as Schedule 9 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such

Exh. II-3

property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

10.           Intellectual Property.  Attached hereto as Schedule 10(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s:  (i) Patents and Patent applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each Patent and Patent application owned by any Grantor; (ii) Trademarks and Trademark applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each Trademark and Trademark application owned by any Grantor.  Attached hereto as Schedule 10(B) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights and Copyright applications, including the name of the registered owner, title, the registration number or application number and the expiration date (if already registered) of each Copyright or Copyright application owned by any Grantor.

11.           Bank Accounts.  Attached hereto as Schedule 11 is a list of all depositary and other accounts (including securities and commodities accounts) maintained by each Grantor, including as to each such account, the account number, the account bank, the name of the account holder, the type or purpose of the account and the account balance as of January 31, 2012.

12.           Commercial Tort Claims.  Attached hereto as Schedule 12 is a list of all Commercial Tort Claims with an estimated recovery value in excess of $100,000 held by each Grantor as of the date hereof.

Exh. II-4

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first written above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By
Name:
Title:

HAWAIIAN TELCOM HOLDCO, INC.

By
Name:
Title:

Exh. II-5

Schedule I to
the Guarantee and
Collateral Agreement

SUBSIDIARY GUARANTORS

Hawaiian Telcom, Inc.

Hawaiian Telecom Services Company, Inc.

Schedule II to
the Guarantee and
Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to
Guarantee and
Collateral Agreement

INTELLECTUAL PROPERTY

U.S. Copyright Registrations

Schedule III to
Guarantee and
Collateral Agreement
(continued)

U.S. Patents

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

Non-U.S. Patents

Country	Issue Date	Patent No.

Non-U.S. Patent Applications

Country	Issue Date	Patent No.

Schedule III to
Guarantee and
Collateral Agreement
(continued)

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Ser. No.

Non-U.S. Trademark Registrations

Country	Mark	Reg. Date	Reg. No.

Non-U.S. Trademark Applications

Country	Mark	Application Date	Application No.

Schedule III to
Guarantee and
Collateral Agreement
(continued)

Trademark/Trade Names owned by the Grantors

Schedule IV to
Guarantee and
Collateral Agreement

Jurisdiction of Organization, Identification Number and Location of Chief Executive Office

EXHIBIT E

FORM OF

MORTGAGE

See attached.

E-1

LAND COURT SYSTEM	REGULAR SYSTEM
Return by Mail ☐ Pickup ☐ To:

Total Pages:
Tax Map Key No.: See Exhibits A, B and C

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, FINANCING STATEMENT AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, FINANCING STATEMENT AND FIXTURE FILING is dated as of                       , 2012 (this “Mortgage”), by HAWAIIAN TELCOM, INC., a Hawaii corporation, having an office at 1177 Bishop Street, Honolulu, Hawaii 96813 (the “Mortgagor”), to CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, the Cayman Islands branch of Credit Suisse AG, a bank organized under the laws of Switzerland, whose address is c/o Credit Suisse, Agency Manager, One Madison Avenue, New York, New York 10010, as Administrative Agent and Collateral Agent for the Secured Parties (as such terms are defined below) (in its capacity as Administrative Agent and Collateral Agent, herein called the “Mortgagee”).

WITNESSETH THAT:

WHEREAS, Hawaiian Telcom Communications, Inc., a Delaware corporation (“Borrower”) and Hawaiian Telcom Holdco, Inc., a Delaware corporation (“Holdco”) entered into that certain Credit Agreement dated as of February 29, 2012, with the lenders from time to time party thereto, and Mortgagee, as administrative agent and collateral agent for such lenders party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to extend credit to the Borrower in the form of Term Loans in an aggregate principal amount not in excess of

$300,000,000 (the “Loans”) pursuant to, upon the terms, and subject to the conditions specified in, the Credit Agreement;

WHEREAS, Mortgagor is a wholly owned Subsidiary of the Borrower and will derive substantial benefit from the making of the Loans by the Lenders.  In order to induce the Lenders to make Loans, Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of each Loan Party under each Secured Hedge Agreement pursuant to the terms of the Guarantee and Collateral Agreement dated as of even date hereof (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) among Holdco, the Borrower, the subsidiaries of the Borrower identified therein (including but not limited to the Mortgagor) and Mortgagee as Collateral Agent for the Secured Parties (as such term is defined in the Guarantee and Collateral Agreement);

WHEREAS, pursuant to the terms of the Credit Agreement, Mortgagor is granting this Mortgage creating a lien on and a security interest in the Mortgaged Properties (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Mortgage-Secured Obligations (as hereinafter defined).  Section 5.12 of the Credit Agreement also requires the granting of security agreements, mortgages and/or deeds of trust (the “Other Mortgages”) that create liens on and security interests in certain real and personal property to secure the performance of the Obligations (as defined in the Guarantee and Collateral Agreement);

WHEREAS, the obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the obligations of the Mortgagor under the Guarantee and Collateral Agreement, which include, without limitation, payment of the Loans and any renewals, extensions or modifications thereof (the “Guaranty Obligations”), and the payment of all other sums agreed or provided to be paid by the Mortgagor under this Mortgage or any other Loan Document (as defined in the Credit Agreement), and the observance and performance of all other covenants, provisions, terms and agreements on the part of the Mortgagor to be observed or performed under this Mortgage or any Loan Document (the “Other Obligations”).  This Mortgage secures moneys to be advanced from time to time subsequent to the date of this Mortgage.  The maximum aggregate principal amount of the future advances is $300,000,000.  The maximum Guaranty Obligations and the Other Obligations are hereinafter collectively referred to as the “Mortgage-Secured Obligations”; and

WHEREAS, as used in this Mortgage, the term “Secured Parties” means (a) the Lenders, (b) the Mortgagee, in its capacity as the Administrative Agent as defined in the Credit Agreement, (c) the Mortgagee, in its capacity as the Collateral Agent as defined in the Credit Agreement, (d) each Hedge Bank as defined in the Guarantee and Collateral Agreement, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (f) Credit Suisse Securities (USA), LLC (in its capacity as sole lead arranger and sole bookrunner under the Credit Agreement), and (g) the permitted successors and assigns of each of the foregoing.

Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement and the Guarantee and Collateral Agreement

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Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Mortgage-Secured Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee and its successors and assigns (for the benefit of the Secured Parties), a mortgage lien on and a security interest in, all of Mortgagor’s right, title and interest in or to the following described property (the “Mortgaged Properties”) whether now owned or held or hereafter acquired:

(1)           the land more particularly described on Exhibit A attached hereto, together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenants or restrictive agreements and all air rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Land”);

(2)           all leases (under which Mortgagor is tenant), all subleases (under which Mortgagor is subtenant), and other agreements more particularly described on Exhibit B attached hereto, together with all rights and privileges created thereunder and all appurtenances relating thereto, including without limitation, all modifications, extensions, and renewals of the leases and subleases and all rights to renew or extend the term thereof, all other options, privileges and rights granted and demised to Mortgagor, all of the right and privilege of Mortgagor to terminate, cancel, abridge, surrender, merge, modify or amend the leases and subleases, and any and all possessory rights of Mortgagor and other rights or privileges of possession, including Mortgagor’s right to elect to remain in possession of the demised premises pursuant to Section 365(h)(1) of the Bankruptcy Code (the “Leases”);

(3)           all grants, easements, easements in gross, rights of way, licenses, permits and other interests granted, conveyed or assigned to Mortgagor by the instruments filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii whose Document Numbers and Transfer Certificates of Title are listed in Exhibit C attached hereto, the instruments recorded in the Bureau of Conveyances of the State of Hawaii whose Liber and Page Number or Document Numbers are listed in Exhibit C or the unrecorded instruments listed in Exhibit C, and all other grants, easements, easements in gross, rights of way, licenses, permits, franchises, rights, privileges, interests, hereditaments, and appurtenances granted to, owned, or held by Mortgagor (the “Easements” and together with the Land and the Leases, collectively the “Premises”);

(4)           all buildings, improvements, structures, towers, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Premises, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of

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any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Premises (the “Improvements”);

(5)           all apparatus, movable appliances, building materials, equipment, fittings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (5), the “Personal Property”);

(6)           all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, including, without limitation, the franchise granted by the State of Hawaii to Mortgagor and included in its Charter, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(7)           all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Tenant Leases”),

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and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(8)           all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Properties into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Properties, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Properties or required by the Credit Agreement; and

(9)           all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Tenant Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Properties unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to those Liens permitted under Section 6.02 of the Credit Agreement (the “Permitted Encumbrances”) and all liens or other matters disclosed on Schedule B of the title policy concerning the Mortgaged Properties and to satisfaction and release as provided in Section 3.04.

Notwithstanding the foregoing granting clause or any other provision to the contrary herein, such grant of security interest and assignment contained herein shall not extend to, and the Mortgaged Properties shall not include, any Lease, Tenant Lease, or Easement that is held by the Grantor as lessee, lessor, licensee, licensor, or otherwise, to the extent that such Lease, Tenant Lease, or Easement (i) is not assignable or capable of being encumbered as a matter of law or under the terms of the lease, license, easement or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the lessor, lessee, licensor, licensee, grantor, or grantee thereof or other applicable party thereto and such consent has not been obtained; provided, however, that if the consent of such lessor, lessee, licensor, licensee, grantor, or grantee or other applicable party is subsequently obtained, upon the granting of such consent and without any further action on the part of the Mortgagor or the Mortgagee, the grant of security interest and assignment contained

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herein shall extend to, and the Mortgaged Properties shall include, such lease, license, easement or other agreement, (ii) has been partially or completely cancelled or terminated prior to the date hereof, or (iii) constitutes an unpermitted subdivision under, or is otherwise prohibited by, the Subdivision Ordinance for (A) the City and County of Honolulu, (B) the County of Hawaii, (C) the County of Kauai, or (D) the County of Maui, or any other applicable law.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01.    Title, Mortgage Lien.  (a) Mortgagor (i) has good and marketable fee simple title to the Land and the Improvements located thereon, subject only to Permitted Encumbrances and all liens or other matters disclosed on Exhibit A, (ii) has a valid leasehold interest in the Leases and the Improvements located thereon and a valid licensee or grantee interest in the Easements, and (iii) has good title to the Personal Property, the Permits, Plans and Warranties, and the Rents, and the other Mortgaged Properties.

(b)  The execution and delivery of this Mortgage is within Mortgagor’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action.  This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)  The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

(d)  This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Properties.

(e)  Mortgagor will forever warrant and defend its title to the Mortgaged Properties, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this

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Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Encumbrances, to the extent of those rights.

SECTION 1.02.  Credit Agreement.  This Mortgage is given pursuant to the Credit Agreement.  Mortgagor expressly covenants and agrees to pay when due, and to timely perform, the Guaranty Obligations in accordance with the terms of the Credit Agreement and the other Loan Documents.

SECTION 1.03.  Payment of Taxes and Other Obligations.  (a) Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Properties or any part thereof or upon the Rents from the Mortgaged Properties or arising in respect of the occupancy, use or possession thereof.

(b)  In the event of the passage of any state, federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary to obligate Mortgagor to make any additional payments necessary to put the Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed, and (iii) make such additional payments to Mortgagee for the benefit of the Secured Parties.

SECTION 1.04.  Maintenance of Mortgaged Properties.  Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05.  Insurance.  Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks as may be required from time to time pursuant to Section 5.02 of the Credit Agreement.  Federal Emergency Management Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each of the Mortgaged Properties on which Improvements are located.  If any portion of Improvements constituting part of the Mortgaged Properties is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable government agency, Mortgagor will purchase flood insurance in an amount reasonably satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.  Mortgagor is not required to obtain insurance from or through any particular insurer, agent or broker, and is free to obtain insurance through any insurer, agent or broker.

SECTION 1.06.  Casualty Condemnation/Eminent Domain.  Mortgagor shall give Mortgagee prompt written notice of any casualty or other material damage to the Mortgaged

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Properties or any proceeding for the taking of the Mortgaged Properties or any material portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding.  Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall be applied in accordance with Section 2.13 of the Credit Agreement.

SECTION 1.07.  Assignment of Tenant Leases and Rents.  (a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right, title and interest in all Tenant Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Mortgage-Secured Obligations.  Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Tenant Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b)  All Tenant Leases shall be subordinate to the lien of this Mortgage.  Mortgagor will not enter into, modify or amend any Tenant Lease if such Tenant Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c)  Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Tenant Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Tenant Leases to Mortgagee and not merely to grant a security interest therein.  Subject to Section 1.07(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Properties personally or by receiver as provided herein) operate the Mortgaged Properties and rent, lease or let all or any portion of the Mortgaged Properties to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Tenant Lease.

(d)  So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Tenant Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof.  Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Tenant Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee.  Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of

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Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

(e)  Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Properties.  In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Tenant Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Properties, for negligence in the management, upkeep, repair or control of any of the Mortgaged Properties or any other act or omission by any other person, except to the extent any of the foregoing are caused by Mortgagee or its agents.

(f)  Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, but in no event more than once in any 12 month period, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the term (and any extension options) for each Tenant Lease, the space occupied and the base rental payable thereunder.

SECTION 1.08.  Restrictions on Transfers and Encumbrances.  Mortgagor shall not directly or indirectly sell, convey, alienate, assign, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Properties, or be divested of its title to the Mortgaged Properties or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into, amend and/or cancel easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Properties and that do not materially and adversely affect the value, use or operation of the Mortgaged Properties.  If any of the foregoing transfers or encumbrances results in an Asset Sale, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall be applied in accordance with Section 2.13 of the Credit Agreement.

SECTION 1.09.  Security Agreement.  This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”).  Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Properties described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Properties that are not real property.  Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the

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preceding sentence.  Mortgagee shall have all rights with respect to the part of the Mortgaged Properties that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder.

SECTION 1.10.  Filing and Recording.  Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Properties and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Properties until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof.  Mortgagor will pay all filing, registration and recording fees, all federal, state, county and municipal recording documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements, any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11.  Further Assurances.  Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12.  Additions to Mortgaged Properties.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Properties hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Properties above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all

10

such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.13.  No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Properties or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14.  Fixture Filing.  (a) Certain portions of the Mortgaged Properties are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the Bureau of Conveyances of the State of Hawaii and the Office of the Assistant Registrar of the Land Court of the State of Hawaii, wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Properties that are or become fixtures.

(b)  The real property to which the fixtures relate is described in Exhibit A.  The record owner of the real property described in Exhibit A is Mortgagor.  The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage.  Mortgagor’s organizational identification number is 99-0049500.

ARTICLE II

Defaults and Remedies

SECTION 2.01.  Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02.  Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement, the Guarantee and Collateral Agreement, and the other Loan Documents and such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final

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decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03.  Rights To Take Possession, Operate and Apply Revenues.  (a) If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Properties and, if and to the extent permitted by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Properties without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b)  If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Properties or any part thereof after such demand by Mortgagee, Mortgagee may, to the extent permitted by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Properties to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents.  Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement as provided in Section 2.07 of the Credit Agreement (the “Default Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)  Upon every such entry or taking of possession, Mortgagee may, to the extent permitted by applicable law, hold, store, use, operate, manage and control the Mortgaged Properties, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Properties insured, (iv) manage and operate the Mortgaged Properties and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts.  Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Properties, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Properties (including reasonable compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Properties or any part thereof and (vi) the reasonable compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Mortgage-Secured Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

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(d)  Whenever, before any sale of the Mortgaged Properties under Section 2.06, all Mortgage-Secured Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Properties back to Mortgagor, its successors or assigns.  The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04.  Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Properties), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, promptly repaid by Mortgagor to Mortgagee with interest thereon at the Default Interest Rate.  Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid.  Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person except for Mortgagee’s or its agent’s gross negligence or willful misconduct.

SECTION 2.05.  Right to a Receiver.  If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Properties and to collect and apply the Rents.  The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Properties are located.  Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorneys’ fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, promptly repaid by Mortgagor to Mortgagee with interest thereon at the Default Interest Rate.

SECTION 2.06.  Foreclosure and Sale.  (a) If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Properties or any part of the Mortgaged Properties by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage.  In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Properties to satisfy any Mortgage-Secured Obligation.  Mortgagee or an officer appointed to sell the Mortgaged Properties, may sell all or such parts of the Mortgaged Properties as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder.  Mortgagee or an officer appointed to sell the Mortgaged Properties may postpone any foreclosure or other sale of all or any portion of the Mortgaged Properties by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale.  Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Properties may make such sale at the time fixed by the last postponement, or may, in its

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discretion, give a new notice of sale.  Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b)  The Mortgaged Properties may be sold subject to unpaid taxes and Permitted Encumbrances, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c)  Any foreclosure or other sale of less than the whole of the Mortgaged Properties or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Mortgage-Secured Obligations have been satisfied, or the entirety of the Mortgaged Properties has been sold.

(d)  If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Mortgage-Secured Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07.  Other Remedies.  (a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b)  In connection with a sale of the Mortgaged Properties or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Mortgage-Secured Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Mortgage-Secured Obligations remaining unpaid, with interest.

SECTION 2.08.  Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Properties, unless otherwise required by the Credit Agreement or applicable law, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage as follows:

FIRST, to the payment of all costs and expenses actually incurred by the Mortgagee in connection with such collection or sale or otherwise in connection with this Mortgage or the Guarantee and Collateral Agreement, any other Loan Document, or any of the Mortgage-Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Mortgagee hereunder or under any other Loan Document on behalf of the Mortgagor and any other costs or expenses actually incurred in

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connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Mortgage-Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Mortgage-Secured Obligations owed to them on the date of any such distribution); and

THIRD, to the Mortgagor, its successors and assigns, or as a court of competent jurisdiction may otherwise direct.

The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage or the Guarantee and Collateral Agreement.  Upon any sale of Mortgaged Properties by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Properties so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09.  Mortgagor as Tenant Holding Over.  If Mortgagor remains in possession of any of the Mortgaged Properties after any foreclosure sale by Mortgagee, at Mortgagee’s election, Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10.  Waiver of Appraisement, Valuation Stay, Extension and Redemption Law.  Mortgagor waives, to the extent permitted by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Properties and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Mortgage-Secured Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Properties as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Mortgage-Secured Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11.  Discontinuance of Proceedings.  In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

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SECTION 2.12.  Suits To Protect the Mortgaged Properties.  After the occurrence and during the continuance of an Event of Default, Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Properties by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Properties and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13.  Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Mortgage-Secured Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14.  Possession by Mortgagee.  Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Properties, Mortgagee shall be entitled, to the extent permitted by law, to remain in possession and control of all parts of the Mortgaged Properties now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15.  Waiver.  (a) To the extent permitted by law, no delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.  No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Mortgage-Secured Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Mortgage-Secured Obligations by Mortgagor hereunder.  No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b)  Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Properties from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Properties hereunder, no such act or

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omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Properties, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Properties secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof; as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16.  Waiver of Trial by Jury.  To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein.  Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17.  Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01.  Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02.  Notices.   All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03.  Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04.  Satisfaction and Cancellation.  (a) This Mortgage and all other security interests granted hereby shall terminate when all the Mortgaged-Secured Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

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(b)  Mortgagor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)  Upon any sale or other transfer by Mortgagor of the Mortgaged Properties that is permitted under the Credit Agreement or Section 1.08, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Mortgaged Properties pursuant to Section 9.08 of the Credit Agreement, the security interest in such Mortgaged Properties shall be automatically released.  Mortgagor shall give Mortgagee written notice of any sale or transfer of the Mortgaged Properties prior to the closing of such sale or transfer.

(d)  In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 3.04, the Mortgagee shall execute and deliver to the Mortgagor, at the Mortgagor’s expense, all documents that the Mortgagor shall reasonably request to evidence such termination or release and Mortgagor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Mortgagee in connection with the preparation and execution of such documents.  Any execution and delivery of documents pursuant to this Section 3.04 shall be without recourse to or warranty by the Mortgagee.

SECTION 3.05.  Definitions.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Mortgage.  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings:  (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Properties” shall mean “the Mortgaged Properties or any part thereof or interest therein”.  Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee.  Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Properties.  Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.  Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06.  Multisite Real Estate Transaction.  Mortgagor acknowledges that this Mortgage is one of a number of Mortgages and Security Documents that secure the Obligations (as defined in the Guarantee and Collateral Agreement).  Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Mortgage-Secured Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Mortgage-Secured Obligation or indebtedness hereby secured or any

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collateral security therefor including the Other Mortgages and other Security Documents.  Subject to Section 3.04 of this Mortgage, the lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Mortgage-Secured Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder.  Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07.  No Oral Modification.  This Mortgage may not be changed or terminated orally.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate mortgage, lien or encumbrance.

SECTION 3.08.  Counterparts.  The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or same counterparts.  For all purposes, including, without limitation, recordation, filing and delivery of this instrument, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

SECTION 3.09. Priority of Lien.  Notwithstanding any provisions of this Mortgage to the contrary, it is understood and agreed that the lien, terms, covenants and conditions of this Mortgage are and shall be first priority, pari passu in all respects, to that certain Real Property Mortgage and Financing Statement dated October 28, 2010, by and between First Hawaiian Bank, a Hawaii corporation, and Mortgagor.

ARTICLE IV

The Leases

SECTION 4.01. The Leases.

(a)                                 Mortgagor shall (i) pay all rents, additional rents and other sums required to be paid by Mortgagor under and pursuant to the provisions of the Leases as and when the same shall become due, (ii) promptly and faithfully observe, perform and comply with all of the terms,

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covenants and provisions of the Leases on the part of Mortgagor to be observed, performed and complied with, at the times set forth in the Leases, and do all things necessary to preserve unimpaired its rights under the Leases, and (iii) promptly notify Mortgagee of the giving of any notice by the landlord under any of the Leases to Mortgagor of any default by Mortgagor in the performance or observance of any of the terms, covenants or conditions of any of the Leases on the part of Mortgagor to be performed or observed and shall deliver to Mortgagee a true copy of each such notice.

(b)                                 Mortgagor shall not, without the prior written consent of Mortgagee, surrender the leasehold estates created by any of the Leases or terminate or cancel the Leases or modify, change, supplement, alter or amend the Leases, in any respect, either orally or in writing, and Mortgagor hereby assigns to Mortgagee, as further security for the payment of the Mortgage-Secured Obligations and for the performance and observance of the terms, covenants and conditions of this Mortgage, all of the rights, privileges and prerogatives of Mortgagor, as tenant under the Leases, to surrender the leasehold estates created by any of the Leases and/or to terminate, cancel, modify, change, supplement, alter or amend the Leases, and any such surrender of the leasehold estates created by any of the Leases or termination, cancellation, modification, change, supplement, alteration or amendment of the Leases without the prior written consent of Mortgagee shall be void and of no force and effect.

(c)                                  Mortgagor shall, within fifteen (15) days after written request by Mortgagee, furnish to Mortgagee an estoppel certificate signed by Mortgagor, (and request an estoppel certificate signed by the landlords under the Leases, if required by Mortgagee) together with such supporting information and evidence as Mortgagee may reasonably require which is in the possession or control of Mortgagor, concerning Mortgagor’s due observance, performance and compliance with the terms, covenants and provisions of the Leases.

(d)                                 If Mortgagor shall default in the performance or observance of any term, covenant or condition of any Lease on the part of Mortgagor to be performed or observed, including, without limitation, any default in the payment of rent, additional rent and other charges and impositions made payable by the tenant under the Lease, then, in each and every case, without limiting the generality of the other provisions of this Mortgage or the Credit Agreement and without waiving or releasing Mortgagor from any of its obligations hereunder, Mortgagee shall have the right, but shall be under no obligation, at its option and without notice, to pay any sums or perform any act or take any action as may be appropriate to remedy the default or defaults and all of the terms, covenants and conditions of the Lease on the part of Mortgagor to be performed or observed, to the end that the rights of Mortgagor in, to and under the Lease shall be kept unimpaired and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Mortgagor or by any party on behalf of Mortgagor.  In any such event, subject to the rights of tenants, subtenants and other occupants under any Leases, Mortgagee and any person designated by Mortgagee shall have, and are hereby granted, the right to enter upon the property demised by the Lease (the “Demised Premises”) at any time and from time to time for the purpose of taking any such action.  Mortgagor shall, on demand, reimburse Mortgagee for all advances made and reasonable expenses incurred by Mortgagee in curing any such default (including, without limitation, reasonable attorneys’ fees, disbursements, and any other reasonable expense related thereto), together with interest thereon at the Default Interest Rate from the date that an advance is made

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or expense is incurred to and including the date the same is paid, and such monies so expended by Mortgagee with interest thereon shall be secured by this Mortgage and by all of the other Loan Documents securing all or any part of the Guaranty Obligations.  If the landlord under any Lease shall deliver to Mortgagee a copy of any notice of default sent by said landlord to Mortgagor, as tenant under a Lease, such notice shall constitute full authority and protection to Mortgagee for any action taken or omitted to be taken by Mortgagee, in good faith, in reliance thereon.

(e)                                  Mortgagor shall exercise each individual option, if any, to extend or renew the term of the Leases upon demand by Mortgagee made at any time within one (1) year of the last day upon which any such option may be exercised, and Mortgagor hereby expressly authorizes and appoints Mortgagee its attorney-in-fact to exercise any such option in the name of and upon behalf of Mortgagor, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(f)                                   Mortgagor will not subordinate or consent to the subordination of the Leases to any mortgage, security deed, lease or other interest on or in the landlords’ interest in all or any part of the Demised Premises, unless, in each such case, the written consent of Mortgagee shall have been first had and obtained.

(g)                                  If any Lease is for any reason whatsoever terminated prior to the natural expiration of its term, and if, pursuant to any provisions of said Lease or otherwise, Mortgagee or its designee shall acquire from the landlord thereunder another lease of the Demised Premises, then Mortgagor shall have no right, title or interest in or to such other lease or the leasehold estate created thereby.

(h)                                 Mortgagor shall use its diligent efforts to obtain and deliver to Mortgagee from time to time within twenty (20) days after written demand by Mortgagee, an estoppel certificate from the landlords under the Leases, as requested by Mortgagee, setting forth (i) the name of the landlords under the Leases, (ii) that the Leases have not been modified or, if they have been modified, the date of each modification (together with copies of each such modification), (iii) the basic rent and additional rent payable under the Leases, (iv) the date to which all rental charges have been paid by the tenant under the Leases, (v) whether there are any alleged defaults of the tenant under the Leases or if there are any events which have occurred which with notice, passage of time or both, would constitute a default under the Leases, and, if there are, setting forth the nature thereof in reasonable detail, and (vi) the commencement and termination dates under the Leases.

(i)                                     Mortgagee shall have no liability or obligation under the Leases by reason of its acceptance of this Mortgage.  Mortgagee shall be liable for the obligations of the tenant arising under the Leases for only that period of time which Mortgagee is in possession of the Demised Premises or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor’s right, title and interest therein.

(j)                                    No release or forbearance of any of Mortgagor’s obligations under the Leases, pursuant to the Leases or otherwise, shall release Mortgagor from any of its obligations under this Mortgage or the other Loan Documents.

21

(k)                                 Mortgagor shall enforce the obligations of the landlords under the Leases to the extent that Mortgagor may enjoy all of the rights granted to it under the Leases.  Mortgagor will promptly notify Mortgagee in writing of any default by a landlord under the Leases of which it is aware in the performance or observance of any of the terms, covenants and conditions on the part of such landlord to be performed or observed under the Leases.

(l)                                     Mortgagor shall give Mortgagee prompt notice of the commencement of any arbitration or appraisal proceeding to which Mortgagor is a party or of which Mortgagor has been otherwise notified concerning the provisions of the Leases.  Mortgagee shall have the right to intervene and participate in any such proceeding if such proceeding, if adversely determined, would be reasonably expected to have a material adverse effect on Mortgagor or any of the Mortgaged Properties and Mortgagor shall confer with Mortgagee and its attorneys and experts and cooperate with them to the extent which Mortgagee deems reasonably necessary for the protection of Mortgagee.  Upon the request of Mortgagee, Mortgagor will exercise all rights of arbitration conferred upon it by the Leases.  If at any time such proceeding shall have commenced, Mortgagor shall be in material default in the performance or observance of any covenant, condition or other requirement of the Leases on the part of Mortgagor to be performed or observed or a default shall have occurred hereunder, Mortgagee shall have, and is hereby granted, the sole and exclusive right to designate and appoint on behalf of Mortgagor, the arbitrator or arbitrators, or appraiser, in such proceeding.

(m)                             Mortgagor will, promptly after the execution and delivery of this Mortgage, notify the landlords under the Leases, in writing, of the execution and delivery of this Mortgage and, to the extent required under the Leases, deliver to the landlord a copy of this Mortgage.

SECTION 4.02.  No Merger of Fee and Leasehold Estates.  So long as any portion of the Mortgage-Secured Obligations shall remain unpaid, unless Mortgagee shall otherwise consent in writing, the fee title to the Demised Premises and the leasehold estate therein created pursuant to the provisions of the Leases shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in Mortgagor, Mortgagee, or in any other person by purchase, operation of law or otherwise.

SECTION 4.03.  Mortgagor’s Acquisition of Fee Estate.  In the event that Mortgagor shall become the owner and holder of the fee title to any of the Demised Premises or any other estate, title or interest in the property demised by any of the Leases, or any part thereof, the lien of this Mortgage shall attach to, cover and be a lien upon such fee title to the Demised Premises or other acquired estate, title or interest and the same shall thereupon be and become a part of the Premises with the same force and effect as if specifically encumbered herein.  Mortgagor agrees, at its sole cost and expense, including, without limitation, payment by Mortgagor of Mortgagee’s reasonable attorneys’ fees, to (i) execute any and all documents or instruments which Mortgagee may reasonably require to subject the fee title to the Demised Premises or such other acquired estate, title or interest to the lien of this Mortgage; and (ii) provide a title insurance policy which shall insure that the lien of this Mortgage is a first lien on the fee title to the Demised Premises or such other acquired estate, title or interest.  Furthermore, Mortgagor hereby appoints Mortgagee its true and lawful attorney-in-fact to execute and deliver all such instruments and documents in the name and on behalf of Mortgagor.  This power, being coupled with an interest, shall be irrevocable as long as the

22

Mortgage-Secured Obligations remain unpaid.  Mortgagor shall not purchase the Demised Premises, or any part thereof, or acquire the interest of the landlord in such premises, or any part thereof, or sell its interest in the leasehold estates created by the Leases, or any part thereof, without Mortgagee’s prior written consent.

SECTION 4.04. Bankruptcy Rights.

(a)                                 The lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. § 101, et seq., as the same may be amended (the “Bankruptcy Code”), including, without limitation, all of Mortgagor’s rights to remain in possession of the Demised Premises.

(b)                                 If any Lease is terminated for any reason in the event of the rejection or disaffirmance of the Lease pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, (i) Mortgagor, immediately after obtaining notice thereof, shall give written notice thereof to Mortgagee, (ii) Mortgagor, without the prior written consent of Mortgagee, shall not elect to treat the Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code or any comparable federal or state statute or law, and any election by Mortgagor made without such consent shall be void, and (iii) this Mortgage and all the liens, terms, covenants and conditions of this Mortgage shall extend to and cover Mortgagor’s possessory rights under Section 365(h) of the Bankruptcy Code and to any claim for damages due to the rejection of the Lease or other termination of the Lease.  In addition, Mortgagor hereby irrevocably assigns to Mortgagee, Mortgagor’s rights to remain in possession of the Demised Premises and to offset against the rent reserved in the Lease under Section 365(h) of the Bankruptcy Code the amount of any damages caused by the nonperformance by the landlord of any of its obligations under the Lease in the event any case, proceeding or other action is commenced by or against the landlord under the Lease under the Bankruptcy Code or any comparable federal or state statute or law, provided that Mortgagee shall not exercise such rights and shall permit Mortgagor to exercise such rights with the prior written consent of Mortgagee, not to be unreasonably withheld or delayed, unless an Event of Default shall have occurred and be continuing.

(c)                                  Mortgagor hereby assigns to Mortgagee, (i) Mortgagor’s right to reject any Lease under Section 365 of the Bankruptcy Code or any comparable federal or state statute or law with respect to any case, proceeding or other action commenced by or against Mortgagor under the Bankruptcy Code or comparable federal or state statute or law, and (ii) Mortgagor’s right to seek an extension of the sixty (60) day period within which Mortgagor must accept or reject the Lease under Section 365 of the Bankruptcy Code or any comparable federal or state statute or law; provided that Mortgagee shall not exercise any such right, and shall permit Mortgagor to exercise such rights with the prior written consent of Mortgagee, not to be unreasonably withheld or delayed, unless an Event of Default shall have occurred and be continuing.  Further, if Mortgagor shall desire to so reject the Lease, Mortgagor shall give Mortgagee not less than ten (10) days prior written notice of the date on which Mortgagor shall apply to the bankruptcy court for authority to reject the Lease.  Mortgagee shall have the right, but not the obligation, to serve upon Mortgagor within such 10-day period a notice stating that (i) Mortgagee demands that Mortgagor assume and assign the Lease to Mortgagee pursuant to Section 365 of the Bankruptcy Code, and (ii) Mortgagee covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance

23

under the Lease.  If Mortgagee serves upon Mortgagor the notice described in the preceding sentence, Mortgagor shall not seek to reject the Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Mortgagee of the covenant provided for in clause (ii) of the preceding sentence.

(d)                                 Mortgagor hereby agrees that if any Lease is terminated for any reason in the event of the rejection or disaffirmance of the Lease pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, any property not removed by Mortgagor as permitted or required by the Lease, shall at the option of Mortgagee be deemed abandoned by Mortgagor, provided that Mortgagee may remove any such property required to be removed by Mortgagor pursuant to the Lease and all costs and expenses associated with such removal shall be paid by Mortgagor within five (5) days of receipt by Mortgagor of an invoice for such removal costs and expenses.

ARTICLE V

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 5.01.  Applicable Law; Certain Particular Provisions.  This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Properties is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be rendered outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law.  Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Properties are located.

[The remainder of this page is intentionally left blank.  Signature page follows.]

24

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date first above written.

HAWAIIAN TELCOM, INC.,
a Hawaii corporation

By:
Name:
Title:

Attest:

by:

Name:
Title:

[Corporate Seal]

25

STATE OF HAWAII	)
) ss.:
CITY AND COUNTY OF HONOLULU	)

On this                    day of                            , 2012, before me personally appeared                                                , to me personally known, who, being by me duly sworn or affirmed, did say that such person executed the foregoing instrument as the free act and deed of such person, and if applicable, in the capacity shown, having been duly authorized to execute such instrument in such capacity.

(Print or Type Name of Notary)

(Signature of Notary)

Notary Public, State of Hawaii
My Commission Expires:

NOTARY CERTIFICATION STATEMENT

Document Identification or Description:

Doc. Date:	or ☐ Undated at time of notarization.

No. of Pages:	Jurisdiction: Circuit
(in which notarial act is performed)

Signature of Notary	Date of Notarization and
Certification Statement

(Official Stamp or Seal)
Printed Name of Notary

ACKNOWLEDGEMENT PAGE TO MORTGAGE

Exhibit A

Exhibit B

Exhibit C

EXHIBIT F

[FORM OF]

COMPLIANCE CERTIFICATE

To:                           Credit Suisse AG, Cayman Islands Branch

as Administrative Agent for the Lenders

One Madison Avenue

New York, NY 10010

Attention:  Manager - Agency

HAWAIIAN TELCOM COMMUNICATIONS, INC.

This Compliance Certificate is being delivered pursuant to Section 5.04(c) of the Credit Agreement dated as of [                    ], 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified to date, the “Credit Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (“Holdings”), the Lenders, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby certifies, represents and warrants that as of [                   ] (the “Test Date”):(1)

(a)                                 The Capital Expenditures made by the Borrower and the Subsidiaries in the fiscal year ending on the Test Date was $                 , which amount (i) includes (A) $                 of Capital Expenditures attributable to clause (i) of Section 6.10 of the Credit Agreement, (B) $                 of Capital Expenditures attributable to clause (ii) of Section 6.10 of the Credit Agreement and (C) $                     of Capital Expenditures attributable to the Capital Expenditure Carryover Amount applicable to the fiscal year ending on the Test Date and (ii) [complies] [does not comply] with the provisions of Section 6.10 of the Credit Agreement;

(b)                                 The Interest Coverage Ratio for the four consecutive fiscal quarters ending on the Test Date was [      ]:1.0, as computed on Attachment 1 hereto, and such ratio [complies] [does not comply] with the provisions of Section 6.11 of the Credit Agreement;

(1)                                 Test Date should be date of most recent financial statements delivered under Section 5.04(a) and (b) of the Credit Agreement.

(c)                                  The Leverage Ratio for the four consecutive fiscal quarters ending on the Test Date was [      ]:1.0, as computed on Attachment 2 hereto, and such ratio [complies] [does not comply] with the provisions of Section 6.12 of the Credit Agreement;

[(d)                             Excess Cash Flow for the fiscal year ending on the Test Date was $                 as computed on Attachment 3 hereto; ](2)

(e)                                  No Default or Event of Default has occurred and is continuing [other than                                  as follows:].

[The Remainder of This Page Has Been Intentionally Left Blank]

(2)                                 In the case of Financial Statements delivered under Section 5.04(a).

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered by its duly authorized Financial Officer on this [    ] the day of [          ], 20[    ].

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

ATTACHMENT 1

Leverage Ratio

1.	Total Debt: Total Indebtedness of Holdings, the Borrower and its Subsidiaries (without duplication).	$

Determination of Consolidated EBITDA

	(A) Consolidated Net Income plus	$

(B) The sum of (without duplication, including for purposes of determining Consolidated Net Income), to the extent deducted in determining Consolidated Net Income for such period:

(i)                             consolidated interest expense and costs incurred in connection with any permitted Hedging Agreement for such period (net of interest income received in connection with a Hedging Agreement for such period)

$

	(ii) consolidated income tax expense for such period, including state franchise and similar taxes	$

	(iii) all amounts attributable to depreciation and amortization for such period	$

(iv)                      any extraordinary or non-cash charges for such period (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment or expenditure is made), including, without limitation, any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and non-cash pension and post-employment benefit expenses

$

(v)                         non-recurring or unusual charges, expenses or losses, (in each case, to the extent that any such charges, expenses or losses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period) if applicable, related to

	(A) severance, including associated retirement benefits	$

(B) facility and office closure costs	$

(C) contract cancellation costs	$

(D) network reconfiguration costs	$

(E) costs with respect to acts of god or force majeure	$

(vi) other non-recurring or unusual charges, expenses or losses(6)	$

(vii) costs and expenses incurred in connection with the Chapter 11 Cases and related regulatory approvals, including fees and expenses of professionals	$

(viii) compensation expense arising from deemed dividends, the payment of dividends or the equivalent issued under any incentive stock plans related to restricted and/or unvested stock	$

(ix)                      customary non-recurring fees and expenses of the Borrower and the Subsidiaries payable in connection with the Revolving Facility Agreement and any amendments, modifications or waivers thereto, any Permitted Acquisition or attempted acquisitions, and permitted dispositions, the incurrence of Long-Term Indebtedness permitted hereunder or the Refinancing of the Refinanced Indebtedness

$

(x) fees, costs and expenses payable or reimbursable to any Lender or the Administrative Agent pursuant to any Loan Document	$

Minus

(C) The sum of (without duplication and to the extent included in determining such Consolidated Net Income) any non-cash gains or other non-cash items of income for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain shall be included in Consolidated EBITDA for the period in which received), all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the

$

(6)                                 In an amount not to exceed $5,000,000 in the aggregate for any four consecutive fiscal quarters.

Leverage Ratio (for any period), (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA attributable to any Asset Sale by the Borrower or any Subsidiary during such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period)

2.	Consolidated EBITDA ((A) plus (B) minus (C))(7)	$

3.	LEVERAGE RATIO: The ratio of Item 1 to Item 2	[ ]:1.00

(7)  For purposes of determining the Interest Coverage Ratio and the Leverage Ratio as of or for the periods ended on June 30, 2012, September 30, 2012 and December 31, 2012, Consolidated EBITDA will be deemed to be equal to, for the fiscal year ended September 30, 2011, $[            ].

ATTACHMENT 2

Interest Coverage Ratio
1.	Consolidated EBITDA (from Item 2 above)	$

2.

Consolidated Interest Expense consists of the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Holdings, the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP.

$

3.	INTEREST COVERAGE RATIO: The ratio of Item 1 to Item 2	[ ]:1.00

ATTACHMENT 3

Excess Cash Flow

The sum of (without duplication):

(a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to events requiring the prepayment of Loans pursuant to Section 2.13(a) or (d) of the Credit Agreement plus

$

(b) to the extent deducted in determining such Consolidated Net Income for such fiscal year:

(i) depreciation, amortization and other non-cash charges, losses or other items that reduce Consolidated Net Income for such fiscal year	$

(ii) non-cash and/or stock-based compensation expense for such fiscal year plus	$

(c) The sum of

(i) the amount, if any, by which Net Working Capital decreased during such fiscal year	$

(ii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries increased during such fiscal year	$

(iii)                       cash received upon the redemption, sale or other disposition during such fiscal year of (A) any equity interests or patronage certificates of the Rural Utilities Service, CoBank, or RTFC, or (B) any subordinated capital certificates of RTFC or any Equity Interests in CoBank

$

Minus

(d) The sum of

(i) any non-cash gains included in determining such	$

Consolidated Net Income for such fiscal year

(ii) the amount, if any, by which Net Working Capital increased during such fiscal year	$

(iii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries decreased during such fiscal year	$

Minus

(e) Capital Expenditures	$

Minus

(f) Taxes for which reserves have been established and funded, to the extent not reflected in the computation of Consolidated Net Income for such fiscal year, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent fiscal year in which such Taxes reduced Consolidated Net Income

$

Minus

(g) cash expenditures made in respect of Hedging Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Net Income	$

Plus

(h) cash payments received in respect of Hedging Agreements during such fiscal year to the extent not included in the computation of Consolidated Net Income for such fiscal year	$

Minus

(i) the aggregate principal amount of Long-Term Indebtedness and Indebtedness under the Revolving Facility Agreement (but only to the extent there is a corresponding reduction in the commitment thereunder) repaid or prepaid  (but excluding any prepayment of Loans pursuant to Section 2.13 of the Credit Agreement) by the Borrower and its Subsidiaries during such fiscal year (except to the extent deducted in a prior fiscal year) or in the first fiscal quarter of the immediately succeeding fiscal year, and the aggregate amount of fees, costs and expenses paid in cash during

$

such period with respect to any such Indebtedness

Minus

(j) amounts paid in cash during such fiscal year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in a prior fiscal year and were added back in determining Excess Cash Flow in respect of such prior fiscal year

$

Minus

(k) cash paid for pension and other post-employment benefit liabilities to the extent not already included in Consolidated Net Income for such fiscal year	$

Minus

(l) all other non-cash income (including the accrual of the non-cash portion of any Rural Utilities Service, CoBank or RTFC patronage capital allocation)	$

Minus

(m) fees and expenses to the extent added to the determination of Consolidated EBITDA pursuant to clauses (a)(ix) or (a)(x) of the definition thereof	$

Minus

(n) Net Cash Proceeds of Asset Sales with respect to which the Borrower is exercising its reinvestment rights to the extent such amounts where included in the computation of Consolidated Net Income for such fiscal year

$

Minus

(o) cash paid by Holdings, the Borrower or any of its consolidated Subsidiaries in connection with partial exercises of warrants issued by Holdings	$

Minus

(p) fees, costs and expenses paid to any Lender or the Administrative Agent pursuant to any Loan Document to the extent such amounts were not included in the computation of Consolidated Net Income for such fiscal year

$

Excess Cash Flow:	$

EXHIBIT G-1

FORM OF

OPINION OF KIRKLAND & ELLIS LLP

See attached.

G-1-1

601 Lexington Avenue
New York, New York 10022

(212) 446-4800

www.kirkland.com

February 29, 2012

To the Administrative Agent, the Collateral Agent

and each of the Lenders party to

the Credit Agreement referred to below:

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special New York legal counsel to Hawaiian Telcom Holdco, Inc., a Delaware corporation (“Holdings”), Hawaiian Telcom Communications, Inc., a Delaware corporation (the “Borrower”), Hawaiian Telcom Services Company, Inc., a Delaware corporation (together with the Borrower and Holdings, the “Delaware Loan Parties”) and Hawaiian Telcom, Inc., a Hawaiian corporation (together with the Delaware Loan Parties, the “Loan Parties”) in response to the requirement in Section 4.01(a)(i) of that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), by and among the Loan Parties, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in such capacities, the “Agent”).  Each Delaware Loan Party is referred to herein as an “Opinion Party” and collectively as the “Opinion Parties”.  The Agent and the Lenders are hereinafter collectively referred to as “you”.  Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

We have reviewed executed counterparts of the (i) the Credit Agreement and (ii) each of the other documents and instruments identified on the Schedule of Other Loan Documents attached hereto as Schedule E (the “Other Loan Documents”), each in the form executed and delivered on this date.  For purposes hereof, the Credit Agreement and the Other Loan Documents, each in the form reviewed by us on the date hereof for purposes of this opinion letter, are called the “Loan Documents.”  We have also reviewed copies of the UCC Form-1 financing statements attached hereto as Schedule F, authorized as of the date hereof naming, respectively, each Opinion Party, as debtor, and the Administrative Agent, as secured party, which are to be filed with the Secretary of State of the State of Delaware (the “Financing Statements”).

G-1-2

The term “Organization Documents” whenever it is used in this letter means the certificate of incorporation or articles of incorporation, as applicable, and the bylaws, of the relevant entity, in each case, as amended through the date hereof.  References in this opinion letter to the “New York UCC” mean the Uniform Commercial Code as in effect on the date hereof in the State of New York.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, we advise you, and with respect to each legal issue addressed in the opinion paragraphs of this letter, it is our opinion, that:

1.             Each of the Opinion Parties is a corporation existing and in good standing under the Delaware General Corporation Law, as in effect on the date hereof (the “DGCL”).

2.             Each Opinion Party has the corporate power to execute and deliver each Loan Document to which it is a party and perform its obligations under each Loan Document to which it is a party.

3.             The board of directors of each Opinion Party has duly authorized the execution and delivery of the Loan Documents to which it is a party and the performance of its respective obligations under the Loan Documents to which it is a party.

4.             Each Opinion Party has duly executed and delivered the Loan Documents to which it is a party.

5.             Each of the Loan Documents is a valid and binding obligation of each Loan Party that is a party thereto and is enforceable against each such Loan Party in accordance with its terms.

6.             The execution and delivery by each Opinion Party of the Loan Documents to which it is a party and the performance by such Opinion Party of its obligations under the Loan Documents to which it is a party will not (a) violate any existing provisions of such Opinion Party’s Organization Documents or the Revolving Facility Agreement  or (b) based on existing facts of which we are aware, constitute a violation by such Opinion Party of any applicable provision of existing New York or United States federal statutory law or governmental regulation applicable to such Opinion Party, in each case to the extent covered by this letter.

7.             Assuming application of the proceeds of the Loans as contemplated by the Credit Agreement, and assuming further that none of such proceeds will be used for the purpose of purchasing or carrying “margin securities” (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System), the borrowings by the

G-1-3

Borrower under the Credit Agreement will not, in and of themselves, result in a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

8.             None of the Opinion Parties is required to obtain any consent, approval, authorization or order of, or make any filings with, any United States federal or State of New York court or governmental or regulatory agency (other than filings necessary to perfect liens granted by the Opinion Parties to the Collateral Agent pursuant to the Loan Documents), to authorize its execution, delivery and performance of, or to make valid and binding, the Loan Documents to which such Opinion Party is a party, or is otherwise presently required in connection with the consummation of the transactions contemplated by the Loan Documents which have occurred or are occurring under the Loan Documents on or prior to the date of this letter, except for:  (a) those obtained or made prior to the date hereof, (b) any actions or filings to perfect the liens and security interests granted under the Loan Documents to which such Opinion Party is a party or to release existing liens, if any, and (c) any consents, approvals, authorizations, orders, actions and filings as may be required under the Communications Act of 1934 and any related laws, rules, regulations or orders and any state or federal law governing interstate or intrastate telecommunications and cable communications systems and any related laws, rules, regulations or orders (as to which we express no opinion).

9.             The Guarantee and Collateral Agreement, executed and delivered by the Loan Parties party thereto in favor of the Collateral Agent (the “Security Agreement”), creates valid security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, in each Loan Party’s collateral described therein with respect to which such Loan Party has rights or has the power to transfer rights (the “Collateral”) and which constitutes property in which a security interest can be granted under Article 9 of the New York UCC to secure the Obligations (as defined in the Credit Agreement).  Such Collateral is referred to herein as the “Code Collateral.”

10.           (a)           Under the New York UCC, the perfection of the Collateral Agent’s security interests in the Code Collateral (i) will, as a general matter and except as otherwise provided in Sections 9-301 through 9-307 of the New York UCC, be governed by the local law of the jurisdiction in which the applicable grantor is located (which in the case of (A) a registered organization (as defined in the New York UCC) such as a corporation or limited liability company that is organized under the laws of a State (as defined in the New York UCC) is the State under whose laws such registered organization is organized, (B) an organization that is not a registered organization, at its chief executive office, or (C) an organization whose chief executive office is located in a jurisdiction whose law does not generally require information concerning the existence of a nonpossessory security interest to be made generally available in a filing, recording, or registration

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system, the District of Columbia), (ii) will, in the case of a possessory security interest, generally be governed by the local law of the jurisdiction in which the collateral is located, (iii) which constitutes certificated securities, will be governed by the local law of the jurisdiction in which the security certificates are located (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located) as specified in Section 9-305(a)(1) of the New York UCC, (iv) which constitutes uncertificated securities, will be governed by the local law of the issuer’s jurisdiction as specified in Section 8-110(d) of the New York UCC pursuant to Section 9-305(a)(2) of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located), (v) which constitutes a security entitlement or a securities account, will be governed by the local law of the securities intermediary’s jurisdiction as specified in Section 8-110(e) of the New York UCC pursuant to Section 9-305(a)(3) of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located), (vi) which constitutes goods covered by a certificate of title, will be governed by the local law of the jurisdiction under whose certificate of title the goods are covered as specified in Section 9-303 of the New York UCC, (vii) which constitutes deposit accounts, will be governed by the local law of the depositary bank’s jurisdiction as specified in Section 9-304 of the New York UCC, (viii) which constitutes letter-of-credit rights, will generally be governed by the local law of the issuer’s or nominated person’s jurisdiction as specified in Section 9-306 of the New York UCC, and (ix) which constitutes other categories, will be governed by the laws of the jurisdiction or jurisdictions specified in Sections 9-301 through 9-307 of the New York UCC.

(b)           Under the principles described in the preceding subparagraph (a)(i) of paragraph 10 and, with respect to perfection by filing, in the preceding subparagraphs (a)(iii), (a)(iv) and (a)(v) of paragraph 10, the perfection of the Collateral Agent’s security interests in the Code Collateral as to which such subparagraphs apply (the “Filing Code Collateral”) is governed by the laws of the jurisdiction of organization of the Opinion Parties: to wit, the State of Delaware.  When the Financing Statements naming the Opinion Parties as debtors are duly filed in the filing office of the Secretary of State of the State of Delaware, the Collateral Agent’s security interests under the Security Agreement in the Filing Code Collateral will be perfected to the extent such security interests can be perfected by the filing of Uniform Commercial Code financing statements.  For purposes of our opinions herein regarding the filing of Financing Statements naming the Opinion Parties as debtors and the perfection and effect of perfection of the security interests granted by the Opinion Parties, we have reviewed the provisions of the Uniform Commercial Code as in effect on the date hereof in the State of Delaware as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through January 31, 2012 (the “Delaware Guide”), and such respective opinions are based solely on such review.

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(c)           Upon the delivery of the certificates representing the shares of stock identified on the Schedule of Pledged Securities attached hereto as Schedule G (in each case, to the extent such stock or membership interests constitute “securities” under Article 8 of the applicable Uniform Commercial Code, as to which we express no opinion) (the “Pledged Securities”) to the Collateral Agent in the State of New York, endorsed in blank or to the Collateral Agent, and the retention by the Collateral Agent of possession of such certificates in such state, the security interest in the Pledged Securities represented by such certificates and granted under the Security Agreement in favor of the Collateral Agent will be perfected under the New York UCC.  Assuming that the Collateral Agent has no notice (actual or constructive) of any adverse claim (as such term is used in the New York UCC), such security interest in such Pledged Securities will have been acquired free of any adverse claim.

11.           No Loan Party is an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended.

Each opinion in this letter is subject to the General Qualifications that are recited in Schedule A to this letter to the extent relevant to that opinion.  In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B to this letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented in the Loan Documents; (iii) factual information provided to us in a support certificate executed by one or more of the Loan Parties; and (iv) factual information we have obtained from such other sources as we have deemed reasonable.  We have examined the originals or copies certified to our satisfaction, of such other corporate records of the Loan Parties as we deem necessary for or relevant to this letter, certificates of public officials and other officers of the Loan Parties and we have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied to us in connection with the preparation of this letter is wrong.  The terms “actual knowledge,” “knowledge,” “awareness” or similar terms wherever they are used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis LLP lawyers who have had significant involvement with negotiation or preparation of the Loan Documents and the due diligence

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associated therewith (herein called our “Designated Transaction Lawyers”): Leonard Klingbaum and Sara Whyte.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of New York or the federal law of the United States, which, in each case, is in our experience normally applicable to general business entities not engaged in regulated business activities and to transactions of the type contemplated between the Loan Parties, on the one hand, and you, on the other hand, in the Loan Documents, but without our having made any special investigation as to any other laws, except that (i) the opinions in paragraphs 2, 3, 4 and 6(a), are based on the DGCL and (ii) our opinions in paragraph 10(b) are based exclusively upon our review of the Delaware Guide (without regard to judicial interpretation thereof or regulation promulgated thereunder) and on the assumption that such statutory provisions are given the same interpretation and application in such state as the corresponding provisions of the New York UCC are given in New York.  With respect to our opinions in opinion paragraphs 2, 3, 4, and 6(a) based on the DGCL, we advise you that we do not practice law under such state, and, with your permission, we have rendered such opinions based exclusively on our review of the statutory provisions of such statutes as published by Aspen Law & Business, as supplemented through February 15, 2012, without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof.  Furthermore, we expressly disclaim any opinion regarding the contract or general law of any state (other than the State of New York) that may be incorporated by reference into the relevant statutory scheme governing partnerships or limited liability companies in such state, or into any limited liability company agreement, limited or general partnership agreement or similar governing document (howsoever denominated) entered into pursuant thereto.  We advise you that we are not Delaware attorneys, and do not practice the law of such jurisdiction.  For purposes of the opinions in paragraph 1, we have relied exclusively upon certificates issued by a governmental authority in each relevant jurisdiction and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates.  We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.  We express no opinion or advice as to any law (x) to which the Loan Parties may be subject as a result of your legal or regulatory status, your sale or transfer of any Loans or other obligations or interests therein or your (as opposed to any other lender’s) involvement in the transactions contemplated by the Loan Documents or (y) which might be violated by any misrepresentation or omission or a fraudulent act.  Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Loan Documents of any type identified in Schedule D.  Provisions in the Loan Documents which are not excluded by Schedule D or any other part of this letter or its attachments are called the “Relevant Agreement Terms.”

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Except to the extent set forth in the preceding paragraph, our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.  It is possible that some Relevant Agreement Terms of a remedial nature contained in the Loan Documents may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms of a remedial nature contained in the Loan Documents, as the case may be.

This opinion letter speaks as of the time of its delivery on the date it bears.  We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.  The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

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You may rely upon this letter only for the purpose served by the satisfaction of the condition precedent to the initial financing under Section 4.01(a)(i) of the Credit Agreement.  Without our written consent:  (i) subject to the immediately succeeding sentence, no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter or any portion thereof may not be furnished to anyone for purposes of encouraging such reliance.  Notwithstanding the foregoing, persons who are or who subsequently become Lenders in accordance with Section 9.04 of the Credit Agreement may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,

Kirkland & Ellis LLP

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Schedule A

General Qualifications

All of our opinions (“our opinions”) in the letter to which this Schedule is attached (“our letter”) are subject to each of the qualifications set forth in this Schedule.

1.             Bankruptcy and Insolvency Exception.  Each of our opinions in opinion paragraphs 5, 9 and 10 in our letter as to the validity, binding effect or enforceability of any of the Loan Documents or to the availability of injunctive relief and other equitable remedies (“Specified Opinions”) is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights.  This exception includes:

(a)           the federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

(b)           all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

(c)           state fraudulent transfer and conveyance laws; and

(d)           judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

2.             Equitable Principles Limitation.  Each of our Specified Opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity.  This limitation includes principles:

(a)           governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(b)           affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

(c)           requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(d)           requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

(e)           requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

(f)            requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

(g)           affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.

3.             Other Common Qualifications.  Each of our Specified Opinions is subject to the effect of rules of law that:

(a)           limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

(b)           provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(c)           limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d)           provide a time limitation after which a remedy may not be enforced;

(e)           limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(f)            relate to the sale or disposition of collateral by a secured creditor or the requirements of a commercially reasonable sale;

(g)           limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, bad faith, recklessness, willful misconduct, unlawful conduct, violation of public policy, or for strict product liability or litigation against another party determined adversely to such party or for liabilities arising under the securities laws, or which limit the enforceability of provisions requiring indemnification of a party with respect to litigation between such party and another party from whom indemnification is sought which is determined adversely to the party seeking indemnification;

(h)           may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(i)            govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

(j)            may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(k)           limit the enforceability of requirements in the Loan Documents that provisions therein may only be waived or amended in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision;

(l)            may render guaranties or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Loan Documents (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Loan Parties which is substantially and materially different from that presently contemplated by the Loan Documents, (ii) release the primary obligor, or (iii) impair the guarantor’s recourse against the primary obligor; and

(m)          we express no opinion with respect to the adequacy of waivers set forth in any guaranty or similar instrument or agreement insofar as they might not be broad enough for all situations which might arise for which you would find a waiver desirable, and we express no opinion as to whether the guaranty would remain enforceable if you release the primary obligor either directly or by electing a remedy which precludes you from proceeding directly against the obligor.

4.             Referenced Provision Qualification.  Each opinion regarding the validity, binding effect or enforceability of a provision (the “First Provision”) in any of the Loan Documents requiring any Loan Party to perform its obligations under, or to cause any other person to perform its obligations under, any other provision (a “Second Provision”) of any Loan Document or stating that any action will be taken as provided in or in accordance with such Second Provision are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceability of such Second Provision.

5.             Collateral Qualifications.  Terms used herein which are defined in the New York UCC or any other applicable Uniform Commercial Code have the meanings for purposes hereof given to them therein.  The opinions and advice contained in our letter are subject to the following advice:

(a)           rights of debtors and obligors and duties of secured parties referred to in Sections 1-102(3) and 9-602 of the New York UCC (and the corresponding sections of any other applicable Uniform Commercial Code) may not be waived, released, varied or disclaimed by agreement prior to a default, and our opinions regarding any such waivers, releases, variations and disclaimers are limited accordingly;

(b)           our opinions regarding the creation and perfection of security interests are subject to the effect of (i) the limitations on the existence and perfection of security interests in proceeds resulting from the operation of Section 9-315 of any applicable Uniform Commercial Code; (ii) the limitations in favor of buyers, licensees and lessees imposed by Sections 9-320, 9-321 and 9-323 of any applicable Uniform Commercial Code; (iii) the limitations with respect to documents, instruments and securities imposed by Section(s) 9-331 and 8-303 of any applicable Uniform Commercial Code; (iv) other rights of persons in possession of money, instruments and proceeds constituting certificated or uncertificated securities; and (v) Section 547 of the Bankruptcy Code with respect to preferential transfers and Section 552 of the Bankruptcy Code with respect to any Collateral acquired by any of the Loan Parties subsequent to the commencement of a case against or by any of the Loan Parties under the Bankruptcy Code;

(c)           Article 9 of each applicable Uniform Commercial Code requires the filing of continuation statements within specified periods in order to maintain the effectiveness of the filings referred to in our letter;

(d)           additional filings or actions may be necessary if any Loan Party changes its name, identity or corporate or organization structure, to the extent any Loan Party ceases to be a registered organization, its chief executive office or the jurisdiction in which it is organized or in which any Collateral referred to in opinion paragraph 10(c) of our letter is located;

(e)           we express no opinion regarding the perfection of any lien or security interest in any property (whether real, personal or mixed, and whether such perfection be accomplished or purport to be accomplished by filing, by possession, by control or otherwise) except as specifically set forth in opinion paragraph 10 of our letter; we express no opinion regarding the continued perfection of any possessory security interests in any Collateral (or other security interest the perfection of which depends upon the location of such Collateral) upon or following the removal of such Collateral to another jurisdiction; we express no opinion regarding the perfection of any security interests in deposit accounts, money or letter of credit rights or regarding the perfection of any possessory security interests in Collateral in possession of a person other than the secured party or the Collateral Agent on behalf of the Secured Parties; we express no opinion with respect to the perfection by filing of any security interests with respect to Collateral as to which the filing of a UCC Form-1 financing statement has not been authorized by the debtor either in an authenticated record pursuant to Section 9-509(a), (b) or (c) of the New York UCC; and except as expressly set forth in opinion paragraph 10(c) of our letter (regarding certain security interests being acquired free of adverse claims), we express no opinion regarding the priority of any lien or security interest;

(f)            the assignment of or creation of a security interest in any contract, lease, license, permit, healthcare insurance receivable or other general intangible or account,

chattel paper or promissory note may require the approval of the issuer thereof or the other parties thereto, except to the extent that restrictions on the creation, attachment, perfection or enforcement of a security interest therein are unenforceable under Sections 9-406 and 9-408 of the New York UCC;

(g)           we express no opinion with respect to any self-help remedies with respect to the Collateral to the extent they vary from those available under the New York UCC or other applicable Uniform Commercial Code or with respect to any remedies otherwise inconsistent with the New York UCC (to the extent that the New York UCC is applicable thereto) or other applicable law (including, without limitation, any other applicable Uniform Commercial Code);

(h)           a substantial body of case law treats guarantors as “debtors” under the New York UCC, thereby according guarantors rights and remedies of debtors established by the New York UCC;

(i)            we express no opinion with respect to (i) the creation, perfection or enforceability of agricultural liens or (ii) the creation, perfection or enforceability of security interests in: property in which it is illegal or violative of governmental rules or regulations to grant a security interest (such as, for example, governmental permits and licenses); general intangibles which terminate or become terminable if a security interest is granted therein (except to the extent that restrictions on the creation, attachment, perfection or enforcement of a security interest therein are unenforceable under Section 9-406 and 9-408 of the New York UCC); property subject to negative pledge clauses of which you have knowledge; vehicles, ships, vessels, barges, boats, railroad cars, locomotives and other rolling stock, aircraft, aircraft engines, propellers and related parts, and other property for which a state or federal statute or treaty (including without limitation any applicable Uniform Commercial Code) provides for registration or certification of title or specifies a place of filing different from that specified in Section 9-501 of any applicable Uniform Commercial Code (other than our opinions in opinion paragraph 10(d) of our letter); commercial tort claims; crops, farm products, equipment used in farming operations and accounts or general intangibles arising from or relating to the sale of farm products by a farmer; timber to be cut; fixtures; “as-extracted collateral” (including without limitation oil, gas or other minerals and accounts arising out of the sale at the wellhead or minehead of oil, gas or other minerals); consumer goods; healthcare insurance receivables; property identified to a contract with, or in the possession of, the United States of America or any state, county, city, municipality or other governmental body or agency; goods for which a negotiable document of title has been issued; and (other than to the extent covered by our opinions in opinion paragraph 10(b) of our letter) copyrights, patents and trademarks, other literary property rights, service marks, know-how, processes, trade secrets, undocumented computer software, unrecorded and unwritten data and information, and rights and licenses thereunder;

(j)            we note that your remedies under the Security Agreement with regard to the sale or after the sale of any securities or other interest subject to any security interest are subject to compliance with state and federal securities laws;

(k)           we express no opinion regarding the enforceability of any security interest in any accounts, chattel paper, documents, instruments or general intangibles with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof;

(l)            we express no opinion with respect to the enforceability of any provision of any Loan Document which purports to authorize you to file financing statements under circumstances not authorized under the applicable Uniform Commercial Code;

(m)          we express no opinion regarding the enforceability of any provision of any Loan Document which purports to authorize you to purchase at a private sale Collateral which is not subject to widely distributed standard price quotations or sold on a recognized market;

(n)           we express no opinion regarding any Loan Party’s rights in or title to, or power to transfer any of its rights in or title to its properties including, without limitation, any of the Collateral;

(o)           we express no opinion regarding the characterization of a transaction as one involving the creation of a lien on real property, the characterization of a contract as one in a form sufficient to create a lien or a security interest in real property, the creation, perfection, priority or enforcement of a lien on real property or matters involving ownership or title to any real property;

(p)           we note that the perfection of any security interest may be terminated as to Collateral otherwise disposed of by any Loan Party if such disposition is authorized in the Loan Documents or otherwise by you;

(q)           we express no opinion regarding the enforceability of any pre-default waiver of notification of disposition of Collateral, mandatory disposition of Collateral or redemption rights;

(r)            we express no opinion regarding the enforceability of any provisions asserting that Collateral is owned by or is property of a secured party prior to such secured party’s foreclosure of such Collateral in accordance with the applicable Uniform Commercial Code or, in the case of cash Collateral, the application of such cash Collateral in payment of the secured obligations;

(s)           we note that our opinions as to the validity, binding effect and enforceability of any Loan Document do not constitute opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest purported to be granted thereunder; opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest are given, if any at all, only in opinion paragraphs 9 and 10 of our letter;

(t)            as to the (i) shares of stock or other equity interests issued by any issuer thereof  and (ii) assets of any entity, in each case which is organized under the laws of or located in any jurisdiction other than the United States of America or a State thereof, we note that the creation, perfection and enforceability of security interests therein may require actions in addition to those referenced in opinion paragraphs 9 and 10 of our letter, and we express no opinion regarding such actions or the effect that the failure to take any such actions may have on the creation, perfection and enforceability of any security interests therein created and perfected or purported to be created and perfected under any pledge or security agreement and any applicable Uniform Commercial Code;

(u)           we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party or would violate applicable laws concerning real estate or mixed collateral foreclosures or elections of remedies; and

(v)           we express no opinion regarding the creation, attachment, perfection, effect of perfection or enforceability of any security interest created in Collateral described in the Security Agreement, the Trademark Security Agreements, the Patent Security Agreements and the Copyright Security Agreements as “any property or assets whatsoever”, “all other tangible and intangible personal property”, “all assets”, “all personal property” or words of similar import, or any other use therein of a supergeneric description of the collateral, but we advise you that pursuant to Section 9-504 of any applicable Uniform Commercial Code, a financing statement sufficiently indicates the collateral that it covers if the financing statement provides (i) a description of the collateral pursuant to Section 9-108 of any applicable Uniform Commercial Code or (ii) an indication that the financing statement covers all assets or all personal property.

6.             Lender’s Regulatory Qualification.  We express no opinion with respect to, and all our opinions are subject to, the effect of the compliance or noncompliance of each of you with any state or federal laws or regulations applicable to you because of your legal or regulatory status or the nature of your business or requiring you to qualify to conduct business in any jurisdiction.

7.             Usury Qualification.  We express no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York, and without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of federal preemption or otherwise) which may be applicable to the transactions contemplated by the Loan Documents.

8.             Fraudulent Conveyance.  We express no opinion regarding the enforceability of any so-called “fraudulent conveyance” or “fraudulent savings clause” (and any similar provision in any other document or agreement) in any of the Loan Documents to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any party with respect to such obligations.

9.             Limited Liability Company Qualification.  We expressly disclaim any opinion regarding the contract or general law of any state (other than the State of New York) that may be incorporated by reference into the relevant statutory scheme generally governing limited liability companies in such state, or into any limited liability company agreement or similar governing document of a limited liability company (howsoever denominated) entered into pursuant thereto.

Schedule B

Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1.             Each of the Loan Parties (other than the Opinion Parties) is in good standing or equivalent concept under the laws of its jurisdiction of organization and has the full power and authority (including, without limitation, under its Organization Documents and the laws of its jurisdiction of organization) to execute and deliver the Loan Documents to which it is a party and to perform its obligations under the Loan Documents to which it is a party.  The execution and delivery of the Loan Documents to which it is a party by each of the Loan Parties (other than the Opinion Parties) has been duly authorized by the board of directors, board of managers, manager or managing member, as applicable, of each Loan Party (other than the Opinion Parties).  Each of the Loan Parties (other than the Opinion Parties) has duly executed and delivered the Loan Documents to which it is a party.

2.             Each of the Loan Parties (a) has the requisite title and rights to any property involved in the transactions effected under the Loan Documents (herein called the “Transactions”) including without limiting the generality of the foregoing, each item of Collateral existing on the date hereof and (b) will have the requisite title and rights to each item of Collateral arising after the date hereof.

3.             You are existing and in good standing in your jurisdiction of organization.

4.             You have the corporate power, or if you are not a corporation, other requisite power (including, without limitation, under the laws of your jurisdiction of organization) to execute, deliver and to perform your obligations under each of the Loan Documents, and each of the Loan Documents to which you are a party has been duly authorized by all necessary action on your part and, to the extent you are a party, has been duly executed and duly delivered by you.

5.             The Loan Documents to which you are party constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions and other limitations similar to those applicable to this letter).

6.             You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Loan Documents to which you are a party enforceable against you.

7.             You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Loan Documents against the Loan Parties, as applicable.

8.             Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

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9.             There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence among you and the Loan Parties.

10.           The conduct of the parties to the Loan Documents has complied with any requirement of good faith, fair dealing and conscionability.

11.           You have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transactions.

12.           There are no agreements or understandings among the parties, written or oral (other than the Loan Documents), and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Loan Documents.

13.           The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

14.           For purposes of our opinions in opinion paragraphs 6 and 8 of our letter, all parties to the Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

15.           All agreements other than the Loan Documents (if any) with respect to which we have provided an opinion or advice in our letter or reviewed in connection with our letter would be enforced as written.

16.           For purposes of our opinions in opinion paragraphs 6 and 8 of our letter, no Loan Party will in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which such Loan Party may be subject.

17.           Each natural person who is executing any Loan Document on behalf of any Loan Party has sufficient legal capacity to enter into such Loan Document, and we have no actual knowledge of any such incapacity.

18.           Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete.

19.           No Lender or Agent is subject to Regulation T of the Board of Governors of the Federal Reserve System; and no proceeds of the Loans will be used for any purpose which would violate or be inconsistent with terms of the Credit Agreement.

20.           For purposes of our opinions in opinion paragraphs 6 and 8 of our letter, each Loan Party will in the future obtain all permits and governmental approvals required, and will in the future take all actions required, relevant to the consummations of the Transactions or performance of the Loan Documents.

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21.           Any information required to be disclosed in connection with any consent or approval by the Loan Parties’ respective board of directors, board of managers, manager, managing member or general partner, as applicable, or their stockholders (or equivalent governing or ownership group) and all other information required to be disclosed in connection with any issue relevant to our opinions or any matter relevant to any legal issue covered by our opinions has been fully and fairly disclosed to such Persons and no such disclosure contains any relevant error or omission.

22.           Each person who has taken any action relevant to any of our opinions in the capacity of director, manager, management committee member, or officer was duly elected to that director, management committee member, or officer position and held that position when such action was taken (except that this assumption is limited to those of the preceding items with respect to the adoption of which we did not have involvement).

23.           Each Loan Party’s certificate of incorporation, formation or partnership (or equivalent governing instrument), all amendments to that instrument, all resolutions adopted establishing classes or series of stock or other equity interests under that instrument, each Loan Party’s bylaws, limited liability agreement or limited partnership agreement (or equivalent governing instrument) and all amendments to its bylaws or limited liability agreement (or equivalent governing instrument) have been adopted in accordance with all applicable legal requirements (except that this assumption is limited to those of the preceding items with respect to the adoption of which we did not have involvement).

24.           The transactions contemplated by the Loan Documents are directly or indirectly related to the business interests of each Loan Party thereto and the transactions were fair and reasonable to each such entity at the time each such transaction was authorized by such Loan Party.

25.                                 Collateral Assumptions.  The opinions and advice contained in our letter are subject to the following assumptions:

(a)           Each Loan Party which grants or purports to grant any lien or security interest in any property or Collateral (i) has the requisite title and rights to each item of Collateral existing on the date hereof and (ii) will have the requisite title and rights to each item of Collateral arising after the date hereof.

(b)           Value (as defined in Section 1-201(44) of the New York UCC) has been given by the Lenders to each Loan Party for the security interests and other rights in and assignments of Collateral described in or contemplated by the Loan Documents.

(c)           The descriptions of Collateral in the Security Agreement and all Financing Statements reasonably describe the property intended to be described as Collateral.

(d)           The representations made by each Loan Party in the Loan Documents to which it is a party with respect to its jurisdiction of organization and chief executive office are true and correct.

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(e)           The information regarding the secured party listed on each Financing Statement is accurate and complete in all respects.

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Schedule C

Excluded Law and Legal Issues

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.             except with respect to the Investment Company Act of 1940, as amended, to the extent of our opinion in opinion paragraph 11 of our letter, and federal securities laws and regulations (including all other laws and regulations administered by the United States Securities and Exchange Commission), state “Blue Sky” and other securities laws and regulations (including all rules and regulations administered by NYSE, FINRA and any other securities or other regulatory authorities), and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

2.             pension and employee benefit laws and regulations (e.g., ERISA);

3.             other than to the extent of our opinions in opinion paragraph 10 of our letter, federal and state laws and regulations concerning filing and notice requirements (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, and the Exon-Florio Act, as amended) other than requirements applicable to charter-related documents such as a certificate of merger;

4.             federal and state antitrust and unfair competition laws and regulations;

5.             compliance with fiduciary duty requirements;

6.             the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level—e.g., water agencies, joint power districts, turnpike and tollroad authorities, rapid transit districts or authorities, and port authorities), applicable zoning and building laws, ordinances, code, rules or regulations and judicial decisions to the extent that they deal with any of the foregoing;

7.             fraudulent transfer and fraudulent conveyance laws;

8.             federal and state environmental, tax, land use and subdivision, racketeering laws and regulations (e.g., RICO), health and safety (e.g. OSHA) and labor laws and regulations;

9.             federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations;

10.           federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

11.           other than to the extent of our opinions in opinion paragraph 7 of our letter with respect to Regulations U and X of the Federal Reserve Board, Federal Reserve Board Regulations;

12.           other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

13.           any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act);

14.           the effect of any law, regulation or order which hereafter is enacted, promulgated or issued;

15.           title to any property;

16.           the Anti-Terrorism Order, including Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together, the “Anti-Terrorism Order”) as amended, all rules and regulations promulgated thereunder and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order, the foreign assets control regulations of the United States Treasury Department, and to the extent the following relate to any Anti-Terrorism Law such anti-terrorism law or regulation (including without limitation the Executive Order of September 23, 2001 Blocking Property and Prohibiting Transactions and Persons Who Commit and Threaten to Commit or Support Terrorism) or the Anti-Terrorism Order: the ownership and operation of, or otherwise regulation of, companies which conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by the Borrower including, without limitation, the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials;

17.           the Federal Power Act, as amended, and the regulations implementing the Federal Power Act, all rules and regulations promulgated under any of the foregoing statutes, the rules, regulations and policies of the Federal Energy Regulatory Commission and any other federal or any state or local regulatory authority, and all other federal, state and local laws, orders, regulations, licensing requirements and policies regulating, public utilities, electric utilities or energy facilities or services (and including without limitation any requirement under any such federal, state or local law or regulation that any Loan Party obtain any consent, approval, authorization or order in order to enter into the Loan Documents and perform the transactions contemplated thereby or the effect of any failure to obtain any such consent, approval authorization or order);

18.           federal, state and local liquor licensing laws and regulations;

19.           the USA Patriot Act of 2001 and the rules, regulations and policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto.

20.           any insurance, HMO, health insurance laws, regulations, directives or executive orders;

21.           federal, state and local laws, regulations, licensing requirements and policies relating to health care, Medicare, Medicaid or CHAMPUS (including those of any state regulatory agency or Centers for Medicare and Medicaid Services);

22.           federal, state, or local regulation or order, of any authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a clinical or pathology laboratory, medical practice or other aspect of a Person’s business subject to such laws, including but not limited to laws governing Medicare and Medicaid laboratories, laws regarding the professional standards of health care professionals; laws governing patient confidentiality and privacy; laws governing the corporate practice of medicine; laws governing laboratories; laws relating to kickbacks, self-referrals and access to health care, as well as the Employee Health Care Access Act; 21 U.S.C. 301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. 821 et seq., the Federal Drug Abuse Act; Sections 1128, 1128A and 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. 1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109, Section 306 of the Clean Air Act; 42 U.S.C. 1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. 1368 et seq., Executive Order 11738 and Environmental Protection Agency regulations; 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. 2000 d et seq., Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. 7940; Title IX of the Education Amendments of 1972, 20 U.S.C. 1681 et seq., the Age Discrimination Act of 1975; 42 U.S.C. 6101 et seq., Section 654 of OBRA ‘81; 42 U.S.C. 9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, the Health Insurance Portability and Accountability Act, as amended, and any other similar federal, state or local Regulations;

23.           the enforceability of any purported obligation to reimburse an issuer of a letter of credit to the extent inconsistent with Section 5-103(c) of the Uniform Commercial Code; and

24.           the Communications Act of 1934 and any related laws, rules, regulations or orders and any state or federal law governing interstate or intrastate telecommunications and cable communications systems and any related laws, rules, regulations or orders.

We have not undertaken any research for purposes of determining whether any Loan Party or any of the Transactions which may occur in connection with the Loan Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable to the general business entities which are engaged in transactions of the type contemplated by the Loan Documents in the absence of research by lawyers in the State of New York, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

Schedule D

Excluded Provisions

None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Loan Documents:

1.             Covenants not to compete including, without limitation, covenants not to interfere with business or employee relations, covenants not to solicit customers, and covenants not to solicit or hire employees.

2.             Indemnification for gross negligence, bad faith, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws.

3.             Provisions mandating contribution towards judgments or settlements among various parties.

4.             Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter-claim or set-off, (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits to the extent they cannot be waived under applicable law.

5.             Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, interest upon interest and, late charges, prepayment charges, and increased interest rates upon default.

6.             Time-is-of-the-essence clauses.

7.             Provisions which provide a time limitation after which a remedy may not be enforced.

8.             Confession of judgment clauses.

9.             Except with respect to submission to the jurisdiction of the courts of the State of New York to the extent provided for in Section 5-1402 of the New York General Obligations Law, agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

10.           Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

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11.           Provisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.

12.           Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

13.           Provisions which purport to award attorneys’ fees solely to one party.

14.           Provisions purporting to create a trust or constructive trust without compliance with applicable trust law.

15.           Provisions relating to the application of insurance proceeds and condemnation awards.

16.           Provisions that provide for the appointment of a receiver.

17.           Provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like.

18.           Confidentiality agreements.

19.           Provisions in any of the Loan Documents requiring any Loan Party to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Loan Document.

20.           Provisions, if any, which are contrary to the public policy of any jurisdiction.

21.           Arbitration agreements.

22.           Provisions of the Loan Documents insofar as they authorize you or your affiliates to set off and apply deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of any Loan Party.

23.           Choice-of-law provisions (other than the selection, under the statutory choice of law rules of New York, of the internal law of the State of New York as the governing law of the Loan Documents).

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Schedule E

Schedule of Other Loan Documents

1.             Guarantee and Collateral Agreement executed and delivered by the Loan Parties party thereto in favor of the Collateral Agent (the “Security Agreement”).

2.             Intercreditor and Collateral Agency Agreement executed by the Borrower, Holdings, the Collateral Agent and First Hawaiian Bank.

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Schedule F

Financing Statements

See attached.

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Schedule G

Schedule of Pledged Securities

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests
Hawaiian Telcom Communication, Inc.	1	Hawaiian Telcom Holdco, Inc.	1,000 shares of Common Stock	100%
Hawaiian Telcom, Inc.	HT-0005 - HT-0010	Hawaiian Telcom Communications, Inc.	10,000,000 shares of Common Stock	100%
Hawaiian Telcom Services Company, Inc.	1	Hawaiian Telcom Communications, Inc.	1 share of Common Stock	100%

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EXHIBIT G-2

FORM OF

LOCAL AND REGULATORY

COUNSEL OPINION

See attached.

G-2-1

[Letterhead of Morihara Lau & Fong LLP]

February 29, 2012

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

One Madison Avenue

New York, New York  10010

and each of the Lenders party to

the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special Hawaii counsel to Hawaiian Telcom Communications, Inc., a Delaware corporation (the “Borrower”), Hawaiian Telcom Holdco, Inc., a Delaware corporation  (“Holdings”), and each of the entities identified on Schedule A attached hereto, (collectively, the “Other Loan Parties”, and together with the Borrower and Holdings, the “Loan Parties”) with respect to the refinancing of an existing $300 million senior secured 5-year term loan (the “Refinancing Action”).  This opinion is being delivered to you at the request of the Loan Parties in connection with that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among the Borrower, Holdings, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.  This opinion letter is being delivered pursuant to Section 4.01(a) of the Credit Agreement.

Our opinion with respect to intrastate telecommunications matters is limited to state statutes governing intrastate telecommunications in the State of Hawaii, including Chapter 269 of the Hawaii Revised Statutes, and the applicable rules, regulations and orders of the Public Utilities Commission of the State of Hawaii (the “HPUC”) (collectively, the “State Telecommunications Laws”).  With respect to cable communications systems, we express no opinion and assume no responsibility for the same.  However, the statements contained in this opinion concerning cable communications systems are derived from the representations and statements made in a letter dated February 24, 2012 from Donn A. Yabusaki, Cable Television Administrator (the “Cable Letter”), Department of Commerce and Consumer Affairs of the State of Hawaii (the “DCCA”) with regard to the state statutes governing cable communications systems in the State of Hawaii, including Chapter 440G of the Hawaii Revised Statutes, and the applicable rules, regulations and orders of the DCCA (collectively, the “Cable Communications Laws”) and the Officer’s Certificate provided to us by Hawaiian Telcom Service Company, Inc. (“HTSC”).  We have not independently undertaken any research or due diligence with respect to any statements contained in this opinion concerning the cable communications systems and the Cable Communications Laws and have relied solely on the Cable Letter and the Officer’s Certificate described herein.  We express no opinion and assume no responsibility as to the applicability of any U.S. or other state, or any local, foreign, supranational, or regional laws or regulations, including, but not limited to, laws governing the corporate organization, authority to transact business, or tax liability of any of the Loan Parties.  We note that certain opinions are addressed in the separate opinion letters of the law firm of Kirkland & Ellis LLP, Law Offices of Gregory J. Vogt, PLLC, and Law Office of Wesley Y.S. Chang.  We understand that these letters are being provided to you separately, and we express no opinion with respect to the matters covered in those letters.

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For purposes of this opinion letter, we have reviewed executed counterparts of (a) the Credit Agreement, (b) the Intercreditor Agreement, (c) the Mortgage, (d) the Guarantee and Collateral Agreement, (e) the Affiliate Subordination Agreement (collectively, the “Operative Documents”), and (f) the Cable Letter, and such other documents as we have deemed necessary or appropriate to form the basis for the opinions hereinafter expressed.  In our review, we have assumed without independent investigation (i) the genuineness of all signatures; (ii) that where any signature purports to have been made in a corporate, governmental, fiduciary, or other capacity, the person who affixed such signature to such document had authority to do so; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies; and (v) the conformity of all provisions, terms, and conditions contained in documents submitted to us in draft form with the provisions, terms, and conditions contained in the executed final versions of such documents.  In addition, we have, without independent investigation (except as otherwise set forth herein), relied upon the truth and accuracy of factual representations contained in or made by the parties pursuant to the Operative Documents.

Subject to the assumptions and qualifications set forth in this letter, it is our opinion as of the date hereof that:

1.             The execution, delivery and performance of the Operative Documents by each of the Loan Parties thereto, and the financing, guaranties and associated security arrangements to be entered into for the purpose of effectuating the Credit Agreement, as set forth in the Operative Documents (collectively, the “Transactions”) will not violate the State Telecommunications Laws or, to our Actual Knowledge, any judgment, order or decree of any court or governmental or regulatory authority having jurisdiction pursuant to the State Telecommunications Laws.  “Actual Knowledge” shall mean the conscious awareness of facts or other information, after due inquiry, by the lawyers in our organization who have active involvement in the subject transaction or in the preparation of this letter.

2.             Subject to the Loan Parties’ compliance with the terms and conditions set forth in the approvals/authorizations listed in Schedule B, the HPUC has granted all consents and authorizations necessary for the Transactions.  Pursuant to the Cable Letter, HTSC is not required to obtain DCCA’s approval, authorization, or order for the Loan Parties to consummate the Refinancing Action.(1)  Schedule B is an accurate list of the applications, requests for and notifications of the Transactions that have been filed with the HPUC and DCCA and further includes the approvals and authorizations given by the HPUC with respect to the Transactions and that are necessary for (a) Hawaiian Telcom, Inc. to continue operations as a local exchange carrier in the State of Hawaii; and (b) for HTSC to provide telecommunications services pursuant to its Certificate of Authority and

(1)   The statements that (a) the HPUC granted all consents and authorizations and (b) no DCCA approval, authorization, or order is required applies only to the refinancing of the $300 million senior secured term loan and does not extend to the option for the Loan Parties to borrow up to an additional $50 million under the Credit Agreement, which may require further regulatory approvals.

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Certificate of Registration issued by the HPUC.  Additionally, the Cable Letter provides that HTSC has all DCCA approvals and authorizations to provide and operate a cable system on the island of Oahu pursuant to a cable franchise issued by the DCCA.  The authorizations listed in Schedule B are in full force and effect.  The time within which any party or participant may seek administrative or judicial reconsideration, review or appeal of the approval of the Transactions has expired, and no petition for reconsideration, review or appeal was filed with the HPUC or with the appropriate court.

3.             No further consent, approval, authorization, license, certificate, permit or order of the HPUC under State Telecommunications or applicable Hawaii laws is necessary for the execution, delivery and performance of the Operative Documents by any of the Loan Parties.  Pursuant to the Cable Letter, HTSC is not required to obtain DCCA approval, authorization, or order for the Loan Parties to consummate the Refinancing Action.  All applicable HPUC regulatory appeal periods have expired.  However, our opinion does not address whether additional HPUC approval is or may be required in order to further transfer any properties or assets that may be subject to the security arrangements, following a default under the Operative Documents, all of which must be considered on a case-by-case basis.

4.             There are no proceedings, complaints or investigations pending or threatened under State Telecommunications against any of the Loan Parties by or before the HPUC that seek the revocation, non-renewal, or any material adverse modification of the approvals/authorizations listed in Schedule B.  Pursuant to the Cable Letter, the DCCA is not aware of any proceedings, complaints or investigations pending or threatened against HTSC under Cable Communication Laws that seek the revocation, non-renewal, or any material adverse modification to HTSC’s cable franchise.

This letter is furnished only to you and is solely for your benefit in connection with the Transactions covered hereby, except that copies of this opinion letter may be furnished to, but not relied upon:  (i) by your attorneys, or (ii) in response to a court order.  This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.  At your request, we hereby consent to reliance hereon by any future assignee of any Lender’s interest in loans under the Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

MORIHARA LAU & FONG LLP

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Schedule A

Schedule of Other Loan Parties

ITEM	NAME	JURISDICTION
1.	Hawaiian Telcom, Inc.	Hawaii
2.	Hawaiian Telcom Services Company, Inc.	Delaware

A-1

Schedule B

Applications, Consents, Authorizations, Etc.

1.             In the Matter of the Application of Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. for an Order Approving the Joint Chapter 11 Plan of Reorganization of Hawaiian Telcom Communications, Inc. and its Debtor Affiliates, Including Certain Security Arrangements, HPUC Docket No. 2010-0001:

a.             Application filed January 4, 2010; and

b.             Decision and Order filed September 22, 2010.

2.             In the Matter of the Application of Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. for an Order Approving Modified Financing Arrangements Without Increasing Loan Amounts and Without Changing Security Obligations, HPUC Docket No. 2011-0124:

a.             Application filed May 26, 2011;

b.             Decision and Order dated June 17, 2011;

c.             Joint Motion to Amend Decision and Order to Clarify the Time to Complete the Term Loan Refinancing Arrangements and Relevant Terms and Conditions filed August 31, 2011; and

d.             Order Approving Parties’ Joint Motion, filed on August 31, 2011.

3.             In the Matter of the Application for a Cable Franchise for Hawaiian Telcom Services Company, Inc., with the Cable Television Division of the DCCA:

a.             Application for Oahu initially submitted on November 5, 2010, as supplemented by additional requested information, and accepted by the DCCA on March 16, 2011; and

b.             Decision and Order No. 352 dated June 24, 2011.

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EXHIBIT G-3

FORM OF

LOCAL AND REGULATORY

COUNSEL OPINION

See attached.

G-3-1

Law Offices of Gregory J. Vogt, PLLC

Gregory J. Vogt
703.838.0115 (office)
703.684.3620 (fax)
gvogt@vogtlawfirm.com

2121 EISENHOWER AVENUE

SUITE 200

ALEXANDRIA, VA 22314

www.vogtlawfirm.com

March 8, 2012

To:  Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent and Collateral

Agent, and Lenders party to the Credit Agreement

referred to below

Re:                               Credit Agreement dated as of  February 29, 2012 (the “Credit Agreement”) among Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., the lenders parties thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent (the “Agent”)

Ladies and Gentlemen:

This letter is a supplement to the letter I sent to Credit Suisse AG dated February 29, 2012, with respect to that certain Credit Agreement, dated as of February 29, 2012, among Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., and Credit Suisse AG, Cayman Islands Branch. Holdco, the Borrower and Hawaiian Telcom Services are each referred to herein as a “Delaware Credit Party” and, collectively, the “Delaware Credit Parties.” The Delaware Credit Parties, and Hawaiian Telcom are each referred to herein as a “Loan Party” and, collectively, the “Loan Parties.”

This supplemental letter is furnished pursuant to Section 4.01(a) and Schedule 4.02(a) of the Credit Agreement.  Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement. Nothing in this supplemental letter supersedes or amends the statements and opinions contained in my February 29, 2012, letter to you.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have, with your consent, performed the stated procedure), and except where a statement is qualified as to knowledge (in which case we have, with your consent, made no or limited inquiry as specified below).  We have examined, among other things, the following:  (a) Credit Agreement; and (b) the Collateral and Guarantee Agreement (the “Security Agreement”), dated as of the date hereof, by and among the Loan Parties and the Agent.  Items (a) and (b) are collectively referred to herein as the “Loan Documents.”

G-3-2

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With respect to factual matters relating to this opinion, we have with your consent relied only upon (i) an examination of the public files and the electronic databases of the Federal Communications Commission (“FCC”) in Washington, D.C. relating to the FCC Licenses (as such term is defined below) publicly available on February 26, 2012 (the “FCC Records”) and (ii) the representations and warranties of the Loan Parties in the Loan Documents.  We have not made any independent review or investigation of factual matters for purposes of rendering this opinion.  We have also assumed the accuracy, completeness, and authenticity of the foregoing information.  We have not examined the records of any court or governmental agency other than the FCC Records.

We are opining herein as to the effect on the subject loan transactions only of the Communications Act of 1934, as amended (the “Act”), and the published rules and regulations of the FCC promulgated pursuant to the Act (the “Communications Laws”).  We express no opinion with respect to the applicability thereto, or the effect thereon, of any other federal law, the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Whenever a statement herein is qualified by “to the best of our knowledge” or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the Loan Documents do not have current actual knowledge of the inaccuracy of such statement.  However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Loan Parties.

Subject to the foregoing and the other matters set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof:

1. To the best of our knowledge, and except as set forth on Schedule A, (i) there are no adjudicatory proceedings pending or threatened under the Communications Laws against any of the Loan Parties by or before the FCC that seek the revocation, non-renewal, or any material adverse modification of any of the FCC Licenses and (ii), except as set forth on Schedule A, there is not now pending, issued, outstanding or threatened in writing by or before the FCC any order to show cause, cease and desist order, notice of violation, notice of apparent liability or notice of forfeiture with respect to any of the Loan Parties or the FCC licenses.

G-3-3

2. There are no proceedings pending or, to the best of our knowledge, threatened by or before the FCC, that involve the Loan Documents.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.  At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 9.04 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any Person other than its addressees, or to take into account changes in law, facts, or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Sincerely,

G-3-4

Schedule A

Pending Proceedings

1.                                       On December 27, 2004, Sandwich Isles Communications, Inc. (“SIC”) filed a petition with the FCC seeking a waiver of the definition of the term “Study Area” in order to remove portions of the Hawaiian Home Lands from Verizon Hawaii, Inc.’s study area and to create a new study area in the state of Hawaii.(1)  On May 16, 2005, the FCC, on delegated authority, issued an order (the “Order”) granting a waiver of the definition of “Incumbent LEC” to the extent necessary for SIC to receive universal service support based on its own costs and granting SIC a limited waiver of the study area boundary definition.(2)  On June 15, 2005, Hawaiian Telcom Communications, Inc. filed an application for review by the full Commission of the Order. Hawaiian Telcom Communications, Inc. asked that the Commission either reverse the Order or in the alternative determine with specificity the geographic boundaries and rights and obligations of SIC within its new study area, and clarify that Hawaiian Telcom, Inc. continues to have the right to serve the portions of the Hawaiian Home Lands already served by, or adjacent to areas served by, Hawaiian Telcom, Inc. That matter remains pending.

Forfeiture Proceedings

1.                                       On February 15, 2012, the Enforcement Bureau of the Federal Communications Commission adopted and issued a Notice of Apparent Liability for Forfeiture (“Notice”) to Hawaiian Telcom concerning the unauthorized transfer of control of a submarine cable landing license from Verizon Hawaii, Inc. in 2004, and again in 2010 when the company exited bankruptcy.  The Notice admitted that the violations were inadvertent.  The proposed fine was $16,000.  The company paid the proposed forfeiture in accordance with the Notice, within the 30 day time limit established in the Notice.

(1)                                  Sandwich Isles Communications, Inc. Seeks Waiver Nunc Pro Tune of the Definition of  “Study Area “ in Part 36 and Sections 36.611 and 69.2(hh) Commission’s Rules, Public Notice, CC Docket No. 96-45, DA 05-105 (rel. Jan. 18, 2005).

(2)                                  Sandwich Isles Communications, Inc., Petition for Waiver of the Definition of “Study Area “ Contained in Part 36, Appendix-Glossary and Sections 36.611. and 69.2(hh) of the Commission’s Rules, Order, CC Docket No. 96-45, DA 05-1355 (Wireline Comp. Bur. rel. May 16, 2005) (“Order”).

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EXHIBIT G-4

FORM OF

LOCAL AND REGULATORY

COUNSEL OPINION

See attached.

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Law Offices of
WESLEY Y. S. CHANG

Wesley Y. S. Chang, Esq. Direct Phone: (808) 534-4807 Email: wchang@lowysc.com	Harbor Court 55 Merchant Street, Suite 2800 Honolulu, Hawaii 96813

General Phone: (808) 521-0087 General Fax: (808) 521-0088

February 29, 2012

Credit Suisse AG, Cayman Islands Branch
as Administrative Agent and Collateral Agent
Agency Manager

One Madison Avenue

New York, NY 10010

Each Lender Party from time to time party to the Credit Agreement referred to below (all of the Addressees, collectively, the “Lenders”)

Ladies and Gentlemen:

The undersigned has acted as special counsel in the State of Hawaii (the “State”) to Hawaiian Telcom, Inc., a Hawaii corporation (“HTI”) in connection with that certain Credit Agreement (“Credit Agreement”) being made this day by and among Hawaiian Telcom Communications, Inc., a Delaware corporation, Hawaiian Telcom Holdco, Inc., a Delaware corporation, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (“Credit Suisse AG”), and Credit Suisse Securities (USA) LLC, as Sole Bookrunner and Sole Lead Arranger.

This opinion is delivered at the request of HTI pursuant to section 4.01(a)(ii) of the Credit Agreement.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991) (“Accord”). As a consequence, except as provided to the contrary herein, and to the extent said assumptions, qualifications, exceptions, definitions and limitations are applicable, this Opinion Letter is subject to a number of assumptions, qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord.

Definitions: Terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement, the Accord, and Articles 1, 8  and 9 of the Uniform

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Commercial Code (the “UCC”) as currently in effect in the State of Hawaii under Chapter 490 of the Hawaii Revised Statutes (the “Hawaii UCC”).  As used herein, the following term shall have the following meaning:

“Opinion Party” means HTI.

Opinions:

We have reviewed the following:

(a)           The Loan Documents.

(b)           An unfiled copy of financing statements in the form attached as Exhibit A (the “Financing Statements”) naming the Opinion Party as debtor and the Collateral Agent as secured party, to be filed in the Bureau of Conveyances of the State of Hawaii (the “Filing Office”).We are of the opinion that:

1.     The Opinion Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

2.     The Opinion Party (a) has the corporate power to execute, deliver and perform each Loan Document to which it is a party, (b) has taken all corporate action necessary to authorize the execution, delivery and performance of each Loan Document to which it is a party, and (c) has duly executed and delivered each Loan Document to which it is a party.

3.     The execution and delivery by the Opinion Party of each Loan Document to which it is a party do not, and the performance by the Opinion Party of its obligations thereunder and the borrowings and issuances of letters of credit thereunder, as applicable, on the date hereof will not, (a) result in a violation of the Opinion Party’s articles of incorporation or by-laws or (b) result in a violation of the laws of Hawaii or Regulation X of the Board of Governors of the Federal Reserve System, or any order, writ, judgment, injunction, decree, determination or award.

4.     Except as set forth in the last sentence of this paragraph, to the undersigned’s knowledge, no authorization, approval or other action by, and no notice to or filing with, any United States federal or Hawaii governmental authority or regulatory body, or any third party that is a party to any agreement or document, is required for the due execution, delivery or performance by any Loan Party of any Loan Document to which it is a party or the exercise of rights or remedies by the other parties under any Loan Document.  Notwithstanding the foregoing, the undersigned makes no opinion as to any consents that may be required by the Public Utilities Commission of the State of Hawaii for the Opinion Party’s execution, delivery or performance of the Loan Documents to which it is a party, and it is the undersigned’s understanding that a separate opinion regarding such consent will be provided to you by Morihara Lau & Fong LLP.

5.     Upon the filing of the Financing Statements in the Filing Office, the Security Interest in that portion of the Collateral (the “Filing Collateral”) in which a security

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interest may be perfected by the filing of a financing statement in Hawaii under the Hawaii UCC will be perfected.  We observe that with respect to the Financing Statements that are not filed for a “transmitting utility” as defined in Section 490:9-102 of the Hawaii Revised Statutes, periodic continuation statements must be filed in accordance with the requirements of Section 490:9-515 of the Hawaii Revised Statutes to maintain the effectiveness of said Financing Statements and that, with respect to all such Financing Statements, other filings may be required to maintain such perfection if certain events occur (e.g. a change in the name of the debtor).

6.     In any action or proceeding arising out of or relating to the Loan Documents in any court of the State of Hawaii or in any federal court sitting in the State of Hawaii, such court would recognize and give effect to the provisions of the Loan Documents relating to the parties’ choice of New York law as governing the Loan Documents.

The undersigned is admitted to practice in the State.  The undersigned expresses  no opinion as to matters under or involving the laws of any jurisdiction (including the laws of the United States) other than laws of the State and its political subdivisions.

The undersigned specifically expresses no opinion with respect to the priority of a lien on any Real Property and Personal Property.

The phrase “Primary Lawyer Group”, as used in the Accord, is hereby modified and for purposes of applying the Accord to this Opinion Letter, the Primary Group means the lawyers in this firm who have given substantive legal attention to the representation of the Borrower in connection with the Transaction, including the undersigned and Jennifer Chiu.

The undersigned hereby consents to reliance hereon by any future Eligible Assignee of any Lender’s interest in loans under the Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of Section 9.04 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) the undersigned has no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which the undersigned may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by such Eligible Assignee at such time.

Very truly yours,

Wesley Y.S. Chang

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EXHIBIT H

FORM OF

AFFILIATE SUBORDINATION
AGREEMENT

See attached.

AFFILIATE SUBORDINATION AGREEMENT

AFFILIATE SUBORDINATION AGREEMENT dated as of February 29, 2012 (this “Agreement”), among the subordinated lenders listed on Schedule I hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”), HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (“Holdings”), HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”) and each Subsidiary listed on Schedule II hereto (together with Holdings and the Borrower, each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below), for the benefit of the Senior Lenders (as defined below).

Reference is made to the Credit Agreement dated as of February 29, 2012 (as amended, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Holdings, the Borrower, the lenders from time to time parties thereto (the “Senior Lenders”), the Administrative Agent and the other Agents party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The ability under the Credit Agreement of any Subordinated Borrower to incur Indebtedness to any Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and each Subordinated Borrower of an agreement in the form hereof pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Lenders under the Credit Agreement, all on the terms set forth herein.

Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each Senior Lender (and each of their respective successors or assigns), hereby agrees as follows:

1.             Subordination.  (a)  Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations (as defined below) shall be subordinate and junior in right of payment to the rights of the Senior Lenders in respect of the Obligations of the Borrower arising under the Credit Agreement or the other Loan Documents, including, without limitation, the payment of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, the Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”).  For purposes hereof, “Subordinated Obligations” means all obligations of each Subordinated Borrower to each Subordinated Lender in respect of loans, advances, extensions of credit or other Indebtedness, including in respect of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.

(b)           Each Subordinated Borrower and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Obligations in respect of which it is the obligor or obligee, as the case may be, and solely with respect to each Subordinated Borrower or Subordinated Lender that is its counterparty with respect to such Subordinated Obligations) that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time when an “Event of Default” exists as defined under the Credit Agreement and the Borrower has received a written notice from the Administrative Agent prohibiting any further payment in respect of the Subordinated Obligations so long as any such Event of Default is continuing (provided that such notice shall not be required to be given (and no such payment may be made) if the Event of Default is of the type set forth in clauses (b), (c), (g) or (h) of Article VII of the Credit Agreement).

(c)           Upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Borrower, or otherwise:

(i)            the Senior Lenders shall first be entitled to receive payment in full in cash or immediately available funds of the Senior Obligations (whenever arising) (other than indemnification obligations and other contingent obligations not then due and payable) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest or otherwise; and

(ii)           any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the payment in full of all Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable).

At any time when an Event of Default has occurred and is continuing, each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations and agrees that in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (i) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other lien securing payment of such Subordinated Obligations) as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders and (ii) such Subordinated Lender shall duly and promptly take such action as the Administrative Agent may request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations.  A copy of this Agreement may be filed with any court as evidence of the Senior Lenders’ right, power and authority hereunder.

(d)           In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender in trust (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the payment in full in cash or immediately available funds of all Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable).

(e)           Subject to the prior payment in full in cash or immediately available funds of the Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable), each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of each applicable Subordinated Borrower applicable to the Senior Obligations until all amounts owing on the Senior Obligations shall be paid in full in cash or immediately available funds, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

(f)            Without the prior written consent of the Administrative Agent, no Subordinated Borrower shall give, or permit to be given, and no Subordinated Lender shall receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of any Subordinated Borrower or any subsidiary of any Subordinated Borrower, unless such security shall by its terms be subject to enforcement and collection by the Administrative Agent in connection with any action in respect of enforcement or collection taken under paragraph (c) above or (ii) any Guarantee, of any nature whatsoever, by any Subordinated Borrower or any subsidiary of any Subordinated Borrower, of any Subordinated Obligations other than any Guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to the Senior Lenders than) those hereof.  Each Subordinated Lender agrees that all the proceeds of any such security or Guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

(g)           Any and all instruments or records now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Affiliate Subordination Agreement dated [            ], 2012, among, inter alia, Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., Hawaiian Telcom, Inc., Hawaiian Telcom Services Company, Inc. and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent for the Senior Lenders, which Affiliate Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

(h)           Each Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 1(c) hereof, it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity (which, in the case of any demand notes, shall be the date demand is made thereunder) or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement, and each Subordinated Lender further agrees not to file, or to join with any other creditors of any Subordinated Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of such Subordinated Borrower or any other marshalling of the assets and liabilities of such Subordinated Borrower (provided, that this prohibition shall in no event be construed so as to limit any Subordinated Lender’s right to cause any Subordinated Obligations to become payable prior to their scheduled maturity if all the outstanding Loans under the Credit Agreement have been declared due and payable prior to their scheduled maturity dates).  Each Subordinated Lender further agrees, to the fullest extent permitted under applicable law, that it will not cause any Subordinated Borrower to file any such petition, commence any such proceeding or make any such assignment referred to above until all Senior Obligations have been paid in full in cash or immediately available funds.

2.             Waivers and Consents.  (a)  Each Subordinated Lender waives the right to compel that the Collateral or any other assets of property of any Subordinated Borrower or the assets of property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations.  Each Subordinated Lender expressly waives the right to require the Senior Lenders to proceed against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Lender’s power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender’s burden, notwithstanding that the failure of any Senior Lender to do so may thereby prejudice such Subordinated Lender.  Each Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by any Senior Lender’s delay in proceeding against or enforcing any remedy against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person; by any Senior Lender releasing any Subordinated Borrower, the Collateral or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or by the discharge of any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Lender.  Any Senior Lender’s vote to accept or reject any plan of reorganization relating to any Subordinated Borrower, the Collateral, or any guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders.

(b)           Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Lenders, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement, or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person.  Each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Senior Obligations.

(c)           Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Lender may be rescinded in whole or in part by the Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d)           Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement.  The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement.  Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations.  Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

3.             Transfers.  Each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee, except in a transaction permitted under the Credit Agreement, unless (i) such action is made expressly subject to this Agreement and (ii) the Transferee expressly acknowledges to the Administrative Agent, by a writing in form and substance satisfactory to the Administrative Agent, the subordination and other agreements provided for herein and in such writing agrees to be bound by all of the terms of this Agreement, including without limitation this Section 3, as if such Person were the Subordinated Lender.

4.             Senior Obligations Unconditional.  All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c)           any exchange, release or nonperfection of any Lien in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

(d)           any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower in respect of the Senior Obligations, or of the Subordinated Lender or any Subordinated Borrower in respect of this Agreement.

5.             Representations and Warranties.  Each Subordinated Lender represents and warrants to the Administrative Agent, for the benefit of the Senior Lenders that:

(a)           It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)           This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)           The execution, delivery and performance of this Agreement will not violate any provision of any requirement of law applicable to such Subordinated Lender or of any contractual obligation of such Subordinated Lender.

(d)           No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or regulatory body or Governmental Authority and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

6.             Waiver of Claims.  (a)  To the maximum extent permitted by law, each Subordinated Lender waives any claim it might have against any Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral.  Neither the Senior Lenders nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any Guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Borrower or any Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral Agreement or any part thereof.

(b)           Each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Loan Documents.  The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives any right it may have to compel the Senior Lenders, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(c)           Each Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d)           Each Subordinated Lender hereby waives any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower or any guarantor of the Senior Obligations, or their respective businesses.  Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower’s, results of operations, financial condition and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower or its, results of operations, financial condition or business.

7.             Further Assurances.  Each Subordinated Lender and each Subordinated Borrower, at their own expense and at any time from time to time, upon the written request of the Administrative Agent will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

8.             Expenses.  (a)  Each Subordinated Borrower will pay or reimburse the Administrative Agent and the Senior Lenders, upon demand, for all their costs and expenses in connection with the enforcement or preservation of any rights under this Agreement, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and the Senior Lenders, in accordance with the provisions of Section 9.05(a) of the Credit Agreement.

(b)           Without limitation of its indemnification obligations under the other Loan Documents, each Subordinated Borrower and Subordinated Lender jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreement or instrument contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.

9.             Provisions Define Relative Rights.  This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and the Subordinated Lenders and the Subordinated Borrowers on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

10.           Powers Coupled with an Interest.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

11.           Notices.  All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 9.01 of the Credit Agreement.

12.           Counterparts.  This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument.

13.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.           Integration.  This Agreement represents the agreement of the Subordinated Borrowers, the Senior Lenders and the Subordinated Lenders with respect to the subject matter hereof and there are no promises or representations by any Subordinated Borrower, the Senior Lenders or any Subordinated Lender relative to the subject matter hereof not reflected herein.

15.           Amendments in Writing; No Waiver; Cumulative Remedies.  (a)  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Subordinated Borrower and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Senior Lenders in a letter or agreement executed by the Required Lenders and each affected Subordinated Lender.

(b)           No failure to exercise, nor any delay in exercising, on the part of the Senior Lenders, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

16.           Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

17.           Successors and Assigns.  (a)  This Agreement shall be binding upon the successors and permitted assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders and shall inure to the benefit of the Senior Lenders and their respective successors and assigns.

(b)           Notwithstanding the provisions of Section 17(a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3 of this Agreement, and no Subordinated Lender shall assign its obligations hereunder to any Person (except as otherwise specifically permitted under Section 3 of this Agreement).

18.           Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each Subordinated Borrower and Subordinated Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this

Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Subordinated Borrower or Subordinated Lender or their respective properties in the courts of any jurisdiction.

(c)           Each Subordinated Borrower and Subordinated Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 11.  Nothing in this Agreement, the Credit Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

19.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20.           Additional Subordinated Lenders.  Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 1 attached hereto, such Subsidiary shall become a Subordinated Lender hereunder with the same force and effect as if originally named as a Subordinated Lender herein.  The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender hereunder.  The rights and obligations of each Subordinated Borrower and each Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender as a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HAWAIIAN TELCOM HOLDCO, INC.

by
Name:
Title:

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

HAWAIIAN TELCOM INC.

By:
Name:
Title:

HAWAIIAN TELCOM SERVICES COMPANY, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AFFILIATE SUBORDINATION AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AFFILIATE SUBORDINATION AGREEMENT]

Schedule I

Hawaiian Telcom Holdco, Inc.

Hawaiian Telcom Communication Services, Inc.

Hawaiian Telcom, Inc.

Hawaiian Telcom Services Company, Inc.

Schedule II

Hawaiian Telcom, Inc.

Hawaiian Telcom Services Company, Inc.

[SIGNATURE PAGE TO AFFILIATE SUBORDINATION AGREEMENT]

Annex 1
to
Affiliate Subordination Agreement

SUPPLEMENT NO. [     ] dated as of [     ], to the Affiliate Subordination Agreement dated as of [            ], 2012 (the “Affiliate Subordination Agreement”), among the subordinated lenders named therein (the “Subordinated Lenders”), the subordinated borrowers named therein (the “Subordinated Borrowers”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Senior Lenders.

A.            Reference is made to the Affiliate Subordination Agreement.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

C.            Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Affiliate Subordination Agreement in order to induce the Senior Lenders to make loans under the Credit Agreement and the other Loan Documents.  Section 20 of the Affiliate Subordination Agreement provides that subsidiaries of Holdings may become Subordinated Lenders under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subordinated Lender”) is executing this Supplement to become a Subordinated Lender under the Affiliate Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for loans previously made under the Credit Agreement.

Accordingly, the Administrative Agent and the New Subordinated Lender agree as follows:

SECTION 1.           In accordance with Section 20 of the Affiliate Subordination Agreement, the New Subordinated Lender by its signature below becomes a Subordinated Lender under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Lender and the New Subordinated Lender hereby (a) agrees to all the terms and provisions of the Affiliate Subordination Agreement applicable to it as a Subordinated Lender thereunder and (b) represents and warrants that the representations and warranties made by it as a Subordinated Lender thereunder are true and correct on and as of the date hereof except for representations and warranties which by their terms refer to a specific date.  Each reference to a “Subordinated Lender” in the Affiliate Subordination Agreement shall be deemed to include the New Subordinated Lender.  The Affiliate Subordination Agreement is hereby incorporated herein by reference.

SECTION 2.           The New Subordinated Lender represents and warrants to the Administrative Agent and the other Senior Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

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SECTION 3.           This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Lender and the Administrative Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.           Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.

SECTION 5.           THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.           In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.           All communications and notices hereunder shall be in writing and given as provided in Section 11 of the Affiliate Subordination Agreement.  All communications and notices hereunder to the New Subordinated Lender shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

SECTION 8.           The New Subordinated Lender agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for the Administrative Agent.

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IN WITNESS WHEREOF, the New Subordinated Lender and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED LENDER],

By:
Name:
Title:
Address:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent

By:
Name:
Title

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